Exhibit 4.31

AZURE POWER SOLAR ENERGY PRIVATE LIMITED

as Company

AZURE POWER GLOBAL LIMITED

as Parent

HSBC BANK USA, NATIONAL ASSOCIATION

as Trustee, Notes Collateral Agent and Common Collateral Agent

INDENTURE

Dated as of September 24, 2019

5.65% SENIOR NOTES DUE 2024

i

Section 11.06	Modification	107
Section 11.07	Execution of Supplemental Indenture for Future Guarantors	108
Section 11.08	Non-Impairment	108
Section 11.09	Releases	108

ARTICLE 12 SATISFACTION AND DISCHARGE		109

Section 12.01	Satisfaction and Discharge	109
Section 12.02	Application of Trust Money	110

ARTICLE 13 MISCELLANEOUS		110
		110
Section 13.01	Notices	111
Section 13.02	[Reserved]	111
Section 13.03	Certificate and Opinion as to Conditions Precedent	112
Section 13.04	Statements Required in Certificate or Opinion	111
Section 13.05	Rules by Trustee and Agents	112
Section 13.06	No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders	112
Section 13.07	Governing Law	112
Section 13.08	Adverse Interpretation of Other Agreements	112
Section 13.09	Successors	112
Section 13.10	Severability	112
Section 13.11	Counterpart Originals	112
Section 13.12	Table of Contents, Headings, etc.	113
Section 13.13	Patriot Act	113
Section 13.14	Submission to Jurisdiction; Waiver of Jury Trial	113

EXHIBIT A [FACE OF NOTE]		118
EXHIBIT B FORM OF CERTIFICATE OF TRANSFER		131
EXHIBIT C FORM OF CERTIFICATE OF EXCHANGE		135
EXHIBIT D FORM OF SUPPLEMENTAL INDENTURE		137
EXHIBIT E FORM OF AGENT APPOINTMENT LETTER		140
EXHIBIT F - 1 FORM OF COMPANY AUTHORIZATION CERTIFICATE		148
EXHIBIT F - 2 FORM OF GUARANTOR AUTHORIZATION CERTIFICATE		150
EXHIBIT G FORM OF TRANSFER NOTICE		152
EXHIBIT H NOTE HOLDERS REPRESENTATIVE APPOINTMENT LETTER		153
EXHIBIT I FORM OF OPINION AND FORM OF OFFICER’S CERTIFICATE		161
EXHIBIT J FORM OF INTERCREDITOR AGREEMENT		165
EXHIBIT K FORM OF OFFICER’S CERTIFICATE		166
EXHIBIT L FORM OF OFFICER’S CERTIFICATE		167

INDENTURE dated as of September 24, 2019 among Azure Power Solar Energy Private Limited, a public company with limited liability incorporated under the laws of Mauritius (the “Company”), Azure Power Global Limited, a public company with limited liability incorporated under the laws of Mauritius (the “Parent”) and HSBC Bank USA, National Association, as trustee (the “Trustee”), notes collateral agent (the “Notes Collateral Agent”) and common collateral agent (the “Common Collateral Agent” and together with the Notes Collateral Agent, the “Collateral Agents”).

The Company, the Parent and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Initial Notes and any Additional Notes (as defined herein) issued under this Indenture (collectively, the “Notes”).

ARTICLE 1 DEFINITIONS

Section 1.01Definitions.

“144A Definitive Note” means the Definitive Note issued in exchange for beneficial interests in the 144A Global Note.

“144A Global Note” means a Global Note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09, as part of the same series as the Initial Notes; provided that any Additional Notes that are not fungible with the Notes for U.S. federal income tax purposes shall have a separate CUSIP number than any previously issued Notes, unless the Notes and the Additional Notes are issued with no more than a de minimus amount of original issue discount for U.S. federal income tax purposes, but shall otherwise be treated as a single class with all other Notes issued under this Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” or “Agents” means any Registrar, Transfer Agent, Paying Agent and/or additional paying agent.

“Authorized Officer” means, with respect to the Company, the Parent or a Guarantor, as applicable, any one person, officer, a director, who, in each case, is authorized to represent the Company, the Parent or a Guarantor, as the case may be, as designated in the Authorization Certificate furnished to the Trustee.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (a) the present value at such redemption date of the redemption price of such Note at September 24, 2022 (such redemption price being set forth in the table appearing in Section 3.07(c)), plus all required remaining scheduled interest payments due on such Note through September 24, 2022 (but excluding accrued and unpaid interest, if any, to (but not including)

the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over

(b)	the principal amount of such Note on such redemption date.

“Asset Acquisition” means an acquisition by any Restricted Subsidiary of the property and assets of any Person (other than a Restricted Subsidiary) that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by any Restricted Subsidiary (other than to another Restricted Subsidiary) of all or substantially all of the assets that constitute a division or line of business of any Restricted Subsidiary.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights (including by way of merger, consolidation or Sale and Leaseback Transaction and including any sale or issuance of the Capital Stock of any Restricted Subsidiary) in one transaction or a series of related transactions by the Company or any other Restricted Subsidiary to any Person; provided that “Asset Sale” shall not include:

(1)	the sale, lease, transfer or other disposition of inventory, products, services, accounts receivable or other current assets in the ordinary course of business;

(2)	Restricted Payments permitted to be made under Section 4.07 or any Permitted Investment;

(3)	sales, transfers or other dispositions of assets with a Fair Market Value not in excess of US$1.0 million (or the Dollar Equivalent thereof);

(4)

any sale or other disposition of damaged, worn-out or obsolete or permanently retired assets (including the abandonment or other disposition of property that is no longer economically practicable to maintain or useful in the conduct of the business of the Restricted Group II);

(5)	any sale, transfer or other disposition deemed to occur in connection with creating or granting any Permitted Lien;

(6)	a transaction covered by Section 4.16 or Section 5.01;

(7)

any sale, transfer or other disposition of any assets by the Company or any other Restricted Subsidiary, including the sale or issuance by the Company or any other Restricted Subsidiary of any Capital Stock of any Restricted Subsidiary, to the Company or any other Restricted Subsidiary;

(8)

any sale, transfer or other disposition of any national, state or foreign production tax credit, tax grant, renewable energy credit, carbon emission reductions, certified emission reductions or similar credits based on the generation of electricity from renewable resources or investment in renewable generation and related equipment and related costs, or the sale or issuance of Capital Stock entitling the holder thereof to benefit from any such items;

(9)	any sale, transfer or other disposition of licenses and sublicenses of software or intellectual property in the ordinary course of business;

(10)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(11)	the sale or other disposition of cash or Temporary Cash Equivalents;

(12)

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13)	transfers resulting from any casualty or condemnation of property;

(14)	dispositions of investments in joint ventures to the extent required by or made pursuant to buy/sell arrangements between the joint parties;

(15)	the unwinding of any Hedging Obligation;

(16)	the sale, transfer or other disposition of Capital Stock of a Restricted Subsidiary to an offtaker or an Affiliate of an offtaker of a project owned and operated by a Restricted Subsidiary; and

(17)

the sale, transfer or other disposition of contract rights, development rights or resource data obtained in connection with the initial development of a project prior to the commencement of commercial operations of such project.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Law” means the United States Bankruptcy Code of 1978 or any similar U.S. federal or state law or foreign law for the relief of debtors.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function,

including, in each case, any committee thereof duly authorized to act on its behalf.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and (i) adopted at a meeting duly called and held at which a quorum of members (if so required) was present and acting throughout or (ii) adopted by written resolution of a majority of the members of the Board of Directors.

“Business Day” means any day which is not a Saturday, Sunday, legal holiday or other day on which banking institutions in The City of New York, London, Mauritius, Singapore or India (or in any other place in which payments on the Notes are to be made) are authorized by law or governmental regulation to close.

“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that for purposes of this Indenture, GAAP will be deemed to treat operating leases in a manner consistent with the treatment thereof under GAAP as in effect prior to the adoption of Ind-AS 116 – Leases, notwithstanding any modification or interpretative changes thereto, and not as a Capital Lease Obligation.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capital Subsidies” means the central financial assistance for rooftop solar projects provided to certain Restricted Subsidiaries as set forth and further described in the guidelines or schemes issued by the Indian Ministry of New and Renewable Energy.

“Change of Control” means the occurrence of any of the following events:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of either (a) for so long as the Parent Guarantee is outstanding, the Parent and the Restricted Group II, taken as a whole, or (b) the Restricted Group II, taken as a whole, in each case to any “person” (within the meaning of Section 13(d) of the Exchange Act), other than one or more Permitted Holders, (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the Restricted Group II required by applicable law, rule, regulation or order will constitute a Change of Control under this definition);

(2)

if either of the Parent or the Company consolidates with, or merges with or into, any Person (other than one or more Permitted Holders), or any Person (other than one or more Permitted Holders) consolidates with, or merges with or into, the Parent or the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent or the Company, as the case may be, or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Parent or the Company, as the case may be, outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent;

(4)

the adoption of a plan relating to the liquidation or dissolution of the Parent or the Company (other than a liquidation or dissolution of the Parent or the Company, respectively, undertaken in compliance with Section 5.01; or

(5)

the Parent ceasing to be the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of any Restricted Subsidiary.

“Change of Control Triggering Event” means the occurrence of a Change of Control and, if the Notes are rated, a Rating Decline.

“Clearstream” means Clearstream Banking, S.A.

“Collateral Documents” means the security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the Holders and the Trustee, including the Pari Passu Collateral Document and the Notes Collateral Document.

“Combined Indebtedness” means, as of any date of determination, the aggregate amount of (a) Indebtedness of the Restricted Group II on such date on a combined basis, to the extent appearing as a liability upon the combined balance sheet (excluding the footnotes thereto) of the Restricted Group II prepared in accordance with GAAP (excluding callable loans to Affiliates), as adjusted for any gain or loss in respect of Hedging Obligations of the Restricted Group II (to the extent appearing as a gain or loss upon the combined balance sheet (excluding the footnotes thereto) of the Restricted Group II prepared in accordance with GAAP), plus (b) an amount equal to the greater of the liquidation preference or the maximum fixed redemption or repurchase price of all Disqualified Stock of the Company and all Preferred Stock of Restricted Subsidiaries, in each case, determined on a combined basis in accordance with GAAP.

“Combined Interest Expense” means, with respect to the Restricted Group II for any period, the amount that would be included in gross interest expense (excluding any interest on Subordinated Shareholder Debt accrued during such period) on a combined income statement prepared in accordance with GAAP for such period of the Restricted Group II (provided, for the avoidance of doubt, that such gross interest expense shall not be net of interest income), plus, to the extent not included in such gross interest expense, and to the extent accrued or payable during such period by the Restricted Group II, without duplication, (1) interest expense attributable to Capital Lease Obligations, (2) amortization of debt issuance costs and original issue discount expense and non-cash interest payments in respect of any Indebtedness,

(3)the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations with respect to Indebtedness (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is Guaranteed by, or secured by a Lien on any asset of, the Restricted Group II and (7) any capitalized interest. Notwithstanding any of the foregoing, Combined Interest Expenses shall not include any payments on any operating leases, including without limitation any payments on any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect prior to the adoption of Ind-As 116 – Leases.

“Combined Leverage Ratio” means, with respect to the Restricted Group II as of any date of determination, the ratio of:

(1)	Combined Indebtedness on such date to;

(2)

Stated EBITDA for the then most recently concluded period of two semi-annual fiscal periods for which financial statements are available (the “Reference Period”); provided, however, that in making the foregoing calculation:

(a)

acquisitions of any Person, business or group of assets that constitutes an operating unit or division of a business that have been made by the Restricted Group II, including through mergers, consolidations, amalgamations or otherwise, or by any acquired Person, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the Reference Period or subsequent to such Reference Period and on or prior to the date on which the event for which the calculation of the Combined Leverage Ratio is made (the “Calculation Date”) (including transactions giving rise to the need to calculate such Combined Leverage Ratio) will be given pro forma effect as if they had occurred on the first day of the Reference Period; and

(b)

the Stated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date (including transactions giving rise to the need to calculate such Combined Leverage Ratio), will be excluded.

For purposes of this definition, whenever pro forma effect is to be given to a transaction referred to in clause (a) or (b) including, the amount of Stated EBITDA associated therewith, the pro forma calculation shall be based on the Reference Period immediately preceding the calculation date. In determining the amount of Indebtedness outstanding on any date of determination, pro forma effect will be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary on such date.

“Combined Net Income” means, for any period, the aggregate of the net income of the Restricted Group II for such period, on a combined basis, determined in accordance with GAAP; provided that:

(1)

the net income (or loss) of any Person other than a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the Restricted Group II;

(2)	the cumulative effect of a change in accounting principles will be excluded;

(3)	any translation gains or losses due solely to fluctuations in currency values and related tax effects will be excluded; and

(4)	noncash (a) equity-based compensation expense and (b) unrealized gain or loss in respect of Hedging Obligations will be excluded.

“Combined Net Worth” means, as of any date, the sum of:

(1)	the total equity of the Restricted Group II as of such date; plus

(2)

the respective amounts reported on the Restricted Group II’s combined balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment.

“Commodity Hedging Agreement” means any spot, forward, commodity swap, commodity cap, commodity floor or option commodity price protection agreements or other similar agreement or arrangement.

“Common Collateral Agent” has the meaning set forth in the preamble of this Indenture and any successor thereto under the Collateral Documents.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding on the Original Issue Date, and includes all series and classes of such common stock or ordinary shares.

“Company” has the meaning set forth in the preamble of this Indenture and its successors and assigns, until released in accordance with the provisions of this Indenture, and shall thereafter refer to the successor.

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 452 Fifth Avenue, New York, New York 10018, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facilities” means, one or more debt or commercial paper facilities, in each case, with banks or other institutional lenders or other lenders (including any direct or indirect shareholder of the Restricted Subsidiary Incurring Indebtedness under such Credit Facility) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time; provided that any Credit Facility with a direct or indirect shareholder of the Restricted Subsidiary Incurring Indebtedness under such Credit Facility will, by its terms or by the terms of any agreement or instrument under which such Indebtedness is issued, not provide for any cash payment of interest (or premium, if any).

“Currency Hedging Agreement” means any currency swap agreement, currency cap agreement, currency floor agreement, currency futures agreement, currency option agreement or any other similar agreement or arrangement.

“Custodian” means a custodian of the Global Notes for DTC under a custody agreement or any similar successor agreement, which will initially be Cede & Co.

“Debt Service” means, for any period, the sum of (i) all principal and interest payments payable or accrued in such period in respect of Indebtedness of the Restricted Group II (other than Indebtedness owing to a member of the Restricted Group II); (ii) all fees, expenses and other charges payable or accrued in such period in respect of all such Indebtedness (other than Indebtedness owing to a member of the Restricted Group II), calculated without duplication for Guarantees with respect to such Indebtedness; (iii) all Obligations payable or accrued in such period under Hedging Obligations Incurred by the Restricted Group II; and (iv) the amortized portion of any original issue discount or any premium accrued in respect of any such Indebtedness (including upon the Stated Maturity thereof) in such period.

“Debt Service Coverage Ratio” means, for any period, the ratio of (x) Stated EBITDA (net of all taxes as recorded in the combined statement of profit and loss of the Restricted Group II) for such period to (y) Debt Service for such period. In making the foregoing calculation:

(1)

pro forma effect will be given to any Indebtedness Incurred, and interest with respect to any Indebtedness repaid, repurchased, defeased or redeemed, since the beginning of such period, in each case as if such Indebtedness had been Incurred, repaid, repurchased, defeased or redeemed on the first day of such period (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement or any predecessor revolving credit or similar arrangement);

(2)

interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the date of determination (taking into account any Interest Rate Hedging Agreement applicable to such Indebtedness if such Interest Rate Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(3)

pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such period as if they had occurred and such proceeds had been applied on the first day of such period;

provided that to the extent that clause (3) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation will be based upon the then most recent two semi-annual periods immediately preceding the date of determination of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Determination Agent” means the Parent, an accounting, appraisal or investment banking firm of internationally recognized standing (or a local affiliate thereof), or a consulting firm of internationally recognized standing (or a local affiliate thereof) so long as the principals of such firm involved in the preparation of such opinion are experienced professionals in accounting, appraisal or investment banking.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3)

is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent or the Company, as applicable, to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is not prohibited by Section 4.07.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for U.S. dollars in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination.

“EDC Loan” means the loan in the principal amount of US$70 million Incurred by the Company from Export Development Canada pursuant to a facility agreement dated June 1, 2018.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of the Parent by the Parent (other than Disqualified Stock and other than to a Subsidiary of the Parent) or (2) of Equity Interests of a direct or indirect parent entity of the Parent (other than to the Parent or a Subsidiary of the Parent) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Parent; provided that following the release of the Parent Guarantee, any such public or private sale of Equity Interests will only be deemed to be an “Equity Offering” to the extent the net proceeds therefrom are contributed to the common equity capital of a Restricted Subsidiary.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities incurred in accordance with Section 4.09 paid into an escrow account with an independent escrow agent on the date of the applicable offering pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events, and shall include any interest earned on the amounts held in escrow.

“Escrow Account Bank” means The Hongkong and Shanghai Banking Corporation Limited. “Escrow Funds” means all moneys from time to time deposited in the Escrow Account by the

Company together with any interest accrued thereon from time to time.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Rupee ECB” means the Rupee denominated external commercial borrowings in the principal amount of Rs.4,690 million extended by the Company to Azure Power Thirty Three Private Limited.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller, determined in good faith by senior management of the Company or if the relevant value exceeds US$5.0 million (or the Dollar Equivalent thereof), the Board of Directors of the Parent or of the Company (unless otherwise provided in this Indenture), in each case whose determination shall be conclusive.

“Fitch” means Fitch Ratings, Ltd. and its successors and assigns.

“Force Majeure Event” means any event (including but not limited to an act of God, fire, epidemic, explosion, floods, earthquakes, typhoons; riot, civil commotion or unrest, insurrection, terrorism, war, strikes or lockouts; nationalization, expropriation or other governmental actions; any law, order or regulation of a governmental, supranational or regulatory body; regulation of the banking or securities industry including changes in market rules, currency restrictions, devaluations or fluctuations; market conditions affecting the execution or settlement of transactions or the value of assets; and breakdown, failure or malfunction of any telecommunications, computer services or systems, or other causes) beyond the control of any party which restricts or prohibits the performance of the obligations of such party contemplated by this Indenture.

“GAAP” means (a) with respect to the Parent, the generally accepted accounting principles adopted in the United States of America published by the Financial Accounting Standards Board or any successor

Board or agency as in effect from time to time and (b) with respect to the Restricted Group II, the Indian Accounting Standards as in effect from time to time (“Ind-AS”), in each case as modified by commonly used carve-out principles as in effect on the date of such report or financial statement (or otherwise on the basis of such GAAP as then in effect). All ratios and computations contained or referred to in this Indenture will be computed in conformity with GAAP applied in a consistent basis. Notwithstanding the foregoing, for purposes of any ratios, calculations and amounts to be determined pursuant to this Indenture (but not for purposes of the financial statements required to be delivered pursuant to Section 4.03), GAAP will be deemed to treat operating leases in a manner consistent with the treatment thereof under GAAP as in effect prior to the adoption of Ind-AS 116 - Leases, notwithstanding any modifications or interpretative changes thereto.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the 144A Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Sections 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f).

“Government Securities” means direct obligations of, or obligations Guaranteed by, the United States of America, and the payment for which the United States of America pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each of:

(1)	the Parent until the Parent Guarantee has been released in accordance with the provisions of this Indenture; and

(2)

any Restricted Subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to Commodity Hedging Agreements, Currency Hedging Agreement or Interest Rate Hedging Agreements.

“Holder” means the Person in whose name a Note is registered in the Note register.

“Incur” means, with respect to any Indebtedness, Subordinated Shareholder Debt or Disqualified Stock, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, Subordinated Shareholder Debt or Disqualified Stock; provided that the accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness or

Subordinated Shareholder Debt and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock (to the extent provided for when the Indebtedness, Subordinated Shareholder Debt or Disqualified Stock on which such interest or dividend is paid was originally issued) will not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Indian Restricted Subsidiary” means any Restricted Subsidiary other than the Company. “Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables;

(5)	all Capital Lease Obligations and Attributable Indebtedness;

(6)

all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness;

(7)	all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations.

provided that, the term “Indebtedness” shall not include (i) Subordinated Shareholder Debt or (ii) any lease obligations of any asset which would be considered an operating lease under GAAP as in effect prior to the adoption of Ind-As 116 – Leases.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1)

the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(2)

money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness will not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest;

(3)

the amount of Indebtedness with respect to any Hedging Obligation at any time will be equal to the net amount, if any, payable if the Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement giving rise to such Hedging Obligation terminated at that time; and

(4)

without duplication for clause (3) above, the amount of any Indebtedness for which there is a related Currency Hedging Agreement or Interest Rate Hedging Agreement at any time shall be calculated after giving effect to such Currency Hedging Agreement or Interest Rate Hedging Agreement.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the US$350,101,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“INR” means Indian Rupees.

“Interest Payment Date” means June 24 and December 24 of each year, commencing June 24,

2020.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Interest Rate Hedging Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment Grade” means a rating of “AAA,” “AA,” “A” or “BBB,” as modified by a “+” or “-” indication, or an equivalent rating representing one of the four highest rating categories, by Fitch, or a rating of “Aaa,” “Aa,” “A” or “Baa,” as modified by a “1,” “2” or “3” indication, or an equivalent rating representing one of the four highest rating categories, by Moody’s, or the equivalent ratings of any Nationally Recognized Statistical Rating Organization or Organizations, as the case may be, which will have been designated by the Parent or the Company as having been substituted for Fitch or Moody’s or both, as the case may be.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any other Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company or such Restricted Subsidiary, the Company or such Restricted Subsidiary will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s or such Restricted Subsidiary’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c). The acquisition by the Company or any other Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the

Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c). The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Minimum Onshore Debt Amount” means, with respect to any Restricted Subsidiary that issued Original Onshore Debt, 50% of the aggregate principal amount of such Restricted Subsidiary’s Original Onshore Debt outstanding on the SMR Measurement Date; provided, that such amount will be reduced proportionately to reflect any redemption, repurchase, defeasance, acquisition or other reduction in the principal amount of Notes outstanding (including, for the avoidance of doubt, any Special Mandatory Redemption) since the Original Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Nationally Recognized Statistical Rating Organization” has the meaning assigned to that term in Section 3(a)(62) of the Exchange Act.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(1)	brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(2)

provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Parent or any of its Subsidiaries, taken as a whole;

(3)

payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4)

appropriate amounts to be provided by the Parent or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and reflected in an Officer’s Certificate delivered to the Trustee.

“Note” has the meaning set forth in the preamble of this Indenture. “Note Guarantee” means each guarantee from a Guarantor.

“Notes Collateral Agent” has the meaning set forth in the preamble of this Indenture and any successor thereto under the Collateral Documents.

“Note Holders Representative” means the representative of the Holders as appointed by the Company pursuant to the Mauritius Companies Act 2001 and the Note Holders Representative Appointment Letter or any successor Person thereto and shall initially be Dushyant Ramdhur, attorney at law, of Appleby (JV) Ltd & Cie, 7th Floor Happy World House, 37, Sir William Newton Street, Port Louis, Republic of Mauritius.

“Note Holders Representative Appointment Letter” means the appointment letter appointing a note holders representative in Mauritius, substantially in the form of Exhibit H.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum dated September 17, 2019, in connection with the offering of the Notes.

“Officer” means one of the directors or executive officers of the Parent or, in the case of the Company or any other Restricted Subsidiary, one of the directors or officers of the Company or such other Restricted Subsidiary, as the case may be.

“Officer’s Certificate” means a certificate signed by an Officer.

“Onshore Debt” means the Rupee ECBs, the Rupee NCDs and the Existing Rupee ECB. “Original Issue Date” means the date on which the Notes are originally issued under this Indenture.

“Original Onshore Debt” means Onshore Debt subscribed for or loaned by the Company on or prior to the SMR Measurement Date.

“Opinion of Counsel” means a written opinion from external legal counsel selected by the Parent or the Company, provided that such counsel will be acceptable to the Trustee in its sole discretion.

“Parent” has the meaning set forth in the preamble of this Indenture and its successors and assigns until released in accordance with the provisions of this Indenture and thereafter shall refer to the successor.

“Parent Loan” means any debt instrument (which, for the avoidance of doubt, is non-convertible) made by the Restricted Subsidiaries to the Parent or Azure Power India Private Limited; provided, that, (i) such debt instrument is unsecured, (ii) such debt instrument bears interest of at least 10.0% per annum and is payable no less frequently than semi-annually (subject to a five Business Day cure period) and in cash,

(iii)the applicable Restricted Subsidiary agrees that it shall not waive any right to receive any payment of such interest and (iv) such debt instrument is made in accordance with the applicable Trust and Retention Account Agreement (to the extent such agreement has been executed and is in effect).

“Pari Passu Collateral” means a first-priority fixed charge by the Parent as chargor over the Capital Stock of the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means any business, service or activity engaged in by the Restricted Group II on the Original Issue Date and any other businesses, services or activities that are related, complementary, incidental, ancillary or similar to any of the foregoing or any expansions, extensions or developments thereof, including the ownership, acquisition, development, financing, operation and maintenance of power generation or power transmission or distribution facilities.

“Permitted Holders” means any or all of the following:

(1)	(a) International Finance Corporation and (b) Caisse de dépôt et placement du Québec;

(2)	any Affiliate of any of the Persons referred to in clause (1) above; and

(3)

any group of which one or more Persons referred to in clauses (1) or (2) above is a member so long as such Person or Persons collectively are the beneficial owners (without giving effect to the existence of such group) of at least a majority of the Voting Stock collectively owned by the members of such group.

“Permitted Investments” means:

(1)	any Investment in the Company or another Restricted Subsidiary;

(2)	any Investment in Temporary Cash Equivalents;

(3)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10;

(4)

any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or the Parent or contributed by the Parent to the common equity capital of a Restricted Subsidiary;

(5)

any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Restricted Group II, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(6)	Investments represented by Hedging Obligations;

(7)

loans or advances to employees made in the ordinary course of business of the Parent or any Restricted Subsidiary in an aggregate principal amount not to exceed US$1.0 million (or the Dollar Equivalent thereof) at any one time outstanding;

(8)	repurchases of the Notes;

(9)

pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.12;

(10)

(x) receivables, trade credits or other current assets owing to any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the

Parent or such Restricted Subsidiary considers reasonable under the circumstances and (y) advances or extensions of credit for purchases and acquisitions of assets, supplies, material or equipment from suppliers or vendors in the ordinary course of business; and

(11)

Investments existing at the Original Issue Date and described in the Offering Memorandum and any Investment that amends, extends, renews, replaces or refinances such Investment; provided, however, that such new Investment is on terms and conditions no less favorable to the applicable Restricted Subsidiary than the Investment being amended, extended, renewed, replaced or refinanced.

“Permitted Liens” means:

(1)

Liens in favor of the Collateral Agents created pursuant to this Indenture and the Collateral Documents with respect to the Notes (including any Additional Notes) and the Note Guarantees, including Liens granted in respect of the Escrow Account;

(2)	Liens in favor of a Restricted Subsidiary (including in favor of any trustee or agent on behalf thereof);

(3)

Liens on property (including Capital Stock) existing at the time of acquisition of the property by any Restricted Subsidiary; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition;

(4)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5)	Liens existing on the Original Issue Date;

(6)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7)	Liens imposed by law, such as suppliers’, carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(8)

survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of- way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(9)	Liens created to secure the Notes or any Note Guarantee;

(10)

Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (a)(4) of Section 4.09; provided that such Liens do not extend to or cover any property or assets of a Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(11)

(x) Liens on property or assets securing Indebtedness used or to be used to defease or satisfy and discharge the Notes; provided that (a) the Incurrence of such Indebtedness was not prohibited by this Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by this Indenture and (y) Liens on cash and Temporary Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(12)	Liens on Pari Passu Collateral securing Permitted Pari Passu Secured Indebtedness;

(13)

Liens the assets and with the priority as set forth in Appendix B to the Offering Memorandum securing Indebtedness permitted to be Incurred under Section 4.09(a)(10); provided that such Indebtedness is not owed to any direct or indirect shareholder of the Restricted Subsidiary Incurring such Indebtedness;

(14)

Liens incurred or pledges or deposits made in the ordinary course of business (x) to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or governmental or other authority in connection with the operations of the Restricted Subsidiaries or (y) in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits;

(15)

Liens on Escrowed Proceeds for the benefit of the related holders of debt securities incurred in accordance with Section 4.09 or on cash set aside at the time of the incurrence of such Indebtedness or on Temporary Cash Equivalents purchased with such cash, in either case to the extent such cash or Temporary Cash Equivalents prefund the payment of interest, premium or penalties on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(16)

Liens securing Indebtedness Incurred by a Restricted Subsidiary (other than the Company) under Section 4.09(a)(12); provided that the Onshore Debt of such Restricted Subsidiary is equally and ratably secured; and

(17)

Liens in favor of Solar Energy Corporation of India Ltd., as the provider of Viability Gap Funding (including in favor of any trustee or agent on behalf of such provider), if required under the Viability Gap Funding securitization agreements;

provided that, the only Liens permitted on Notes Collateral are (1), (6), (7) and (9) and the only Liens permitted on Pari Passu Collateral are (1), (6), (7), (9) and (12). Liens permitted under clause (12) to secure Currency Hedging Agreements related to the Notes or Permitted Pari Passu Secured Indebtedness may have super priority status as described under Section 4.24.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agencies” means (1) Fitch and (2) Moody’s; provided that if Fitch or Moody’s shall not make a rating of the Notes publicly available, one or more Nationally Recognized Statistical Rating Organizations, as the case may be, selected by the Company or the Parent, which will be substituted for Fitch or Moody’s or both, as the case may be.

“Rating Category” means (i) with respect to Fitch, any of the following categories: “BB,” “B,” “CCC,” “CC,” “C” and “D” (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: “Ba,” “B,” “Caa,” “Ca,” “C” and “D” (or equivalent successor categories); and (iii) the equivalent of any such category of Fitch or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (“+” and “—” for Fitch; “1,” “2” and “3” for Moody’s; or the equivalent gradations for another Rating Agency) will be taken into account (e.g., with respect to Fitch, a decline in a rating from “BB+” to “BB,” as well as from “BB-” to “B+,” will constitute a decrease of one gradation).

“Rating Date” means that date which is 60 days prior to the earlier of (x) a Change of Control and

(y)a public notice of the occurrence of a Change of Control or of the intention by the Parent or any other Person or Persons to effect a Change of Control.

“Rating Decline” means the occurrence on or within six months after the date of a Change of Control, or of public notice of the occurrence of a Change of Control or the intention by the Parent or any other Person or Persons to effect a Change of Control, (which period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) of any of the events listed below:

(1)	if the Notes are rated by one or more Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes by any such Rating Agency shall be below Investment Grade; or

(2)

if the Notes are rated below Investment Grade by one or more Rating Agencies on the Rating Date, the rating of the Notes by any such Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A bearing the Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of Notes sold in reliance of Rule 903 of Regulation S.

“Required Hedging Arrangements” means Currency Hedging Agreements pursuant to customary ISDA documentation and hedging arrangements in place thereunder that comprise (i) a coupon swap on the interest payments due under the Notes on each Interest Payment Date to fully protect the Company against any depreciation in the Indian Rupee to the U.S. Dollar occurring after the date of each Incurrence of Original Onshore Debt; and (ii) a call spread option on the principal amount of the Notes that (a) will fully protect the Company against any depreciation in the Indian Rupee to the U.S. Dollar occurring after the date of each Incurrence of Original Onshore Debt if the Indian Rupee to U.S. Dollar spot rate is between the current spot rate in effect on the date of such Incurrence and the strike rate (which is at least up to the at the money forward), and (b) partially protect the Company (by receiving the same fixed payment) against any depreciation in the Indian Rupee occurring after the date of each Incurrence of Original Onshore Debt if the Indian Rupee to U.S. Dollar spot rate is above the strike rate (which is at least up to the at the money forward), in each case on the payment of principal due under the Notes at maturity.

“Responsible Officer” shall mean, when used with respect to the Trustee, any managing director, vice president, trust associate, relationship manager, transaction manager, client service manager, any trust officer or any other officer located at the Corporate Trust Office of the Trustee who customarily performs functions similar to those performed by any persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and in each such case, who shall have direct responsibility for the day to day administration of this Indenture.

“Restricted Group II” means the Company and the other Restricted Subsidiaries.

“Restricted Subsidiary” means each of the Company, Azure Power Uranus Private Limited, Azure Power Makemake Private Limited, Azure Power Venus Private Limited, Azure Power Thirty Six Private Limited, Azure Power Forty Four Private Limited, Azure Power Saturn Private Limited, Azure Power Mercury Private Limited, Azure Power Thirty Three Private Limited, Azure Power Earth Private Limited and Azure Power Thirty Four Private Limited.

“Rule 144” means Rule 144 promulgated under the Securities Act. “Rule 144A” means Rule 144A promulgated under the Securities Act. “Rule 903” means Rule 903 promulgated under the Securities Act. “Rule 904” means Rule 904 promulgated under the Securities Act.

“Rupee ECB” means Rupee denominated external commercial borrowings to be extended by the Company to other Restricted Subsidiaries as described in the Offering Memorandum under the heading “Use of Proceeds” and any future Rupee denominated external commercial borrowings to be extended by the Company to another Restricted Subsidiary.

“Rupee NCDs” means the Rupee denominated senior secured non-convertible debentures to be issued by the Restricted Subsidiaries, other than the Company, and subscribed for by the Company in an aggregate principal amount equal to the net proceeds of the offering of Notes and any future Rupee denominated non-convertible debentures issued by a Restricted Subsidiary and subscribed for by the Company.

“S&P” means Standard & Poor’s Ratings Group and its successors or assigns.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby any Restricted Subsidiary transfers such property to another Person and any Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission. “Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means, with respect to any Person, all obligations of such Person, whether outstanding on the Original Issue Date or thereafter created, incurred or assumed, without duplication,

consisting of principal and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all Indebtedness of such Person, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, regardless of whether post-filing interest is allowed in such proceeding.

“SMR Measurement Date” means the date that is three months after the Original Issue Date. “Stated EBITDA” means, for any period, Combined Net Income for such period plus, to the extent such amount was deducted in calculating such Combined Net Income:

(1)	Combined Interest Expense;

(2)

income taxes (on a combined basis) (other than income taxes attributable to extraordinary gains (or losses) or sales of assets outside the ordinary course of business) as recorded in the combined statement of profit and loss of the Restricted Group II;

(3)

depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) reducing Combined Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Combined Net Income (other than the accrual of revenues in the ordinary course of business);

(4)

any gains or losses arising from the acquisition of any securities or extinguishment, repurchase, cancellation or assignment of Indebtedness or Subordinated Shareholder Debt as permitted by this Indenture; and

(5)

any unrealized gains or losses in respect of Hedging Obligations or other derivative instruments or forward contracts or any ineffectiveness recognized in earnings related to a qualifying hedge transaction or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

all as determined on a combined basis for the Restricted Group II.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date it was first Incurred in compliance with this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Shareholder Debt” means any indebtedness Incurred by any Restricted Subsidiary (other than the Company) owed to its direct or indirect shareholders which, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued or remains outstanding, (i) is expressly made subordinate to the prior payment in full of the Onshore Debt issued by such Restricted Subsidiary (including upon any default, bankruptcy, reorganization, liquidation, winding up or other disposition of assets of the Restricted Subsidiary), (ii) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance but excluding any retirement required by virtue of acceleration of such indebtedness upon an event of default) in whole or in part, on or prior to six months after the earlier of (a) the first date no Notes are outstanding and (b) the final Stated Maturity of the Notes, (iii) does not provide for any cash payment of interest (or premium, if any) prior to six months after the earlier of (a) the first date no Notes are outstanding and (b) the final Stated Maturity of the Notes, (iv) is not secured by a Lien on any assets of the Restricted Subsidiary and is not guaranteed by any Restricted Subsidiary and (v) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Onshore Debt or compliance by the Restricted Subsidiary with its obligations under the Onshore Debt; provided, however, that upon any event or circumstance that results in such indebtedness ceasing to qualify as Subordinated Shareholder Debt, such indebtedness shall constitute an Incurrence of Indebtedness by the Restricted Subsidiary.

“Subsidiary” means, with respect to any specified Person:

(1)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)

any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Temporary Cash Equivalents” means any of the following:

(1)

United States dollars, Indian rupees, Euros or, in the case of any Restricted Subsidiary, local currencies held by such Restricted Subsidiaries from time to time in the ordinary course of the Permitted Business;

(2)

direct obligations of the United States of America, Canada, a member of the European Union, India or any agency of any of the foregoing or obligations fully and unconditionally Guaranteed by any of the foregoing or any agency of any of the foregoing, in each case maturing within one year;

(3)

demand or time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, the United Kingdom, India, Hong Kong or Mauritius and which bank or trust company (x) has capital, surplus and undivided profits aggregating in excess of US$100.0 million (or the Dollar Equivalent thereof) and (y)(A) has outstanding debt which is rated “A” or such similar equivalent rating) or higher by at least one Nationally Recognized Statistical Rating Organization or (B) is organized under the laws of India and has a long term foreign issuer credit rating or senior unsecured debt rating equal to or higher than India’s sovereign credit rating by at least one Nationally Recognized Statistical Rating Organization or (C) is a bank owned or controlled by the government of India and organized under the laws of India;

(4)

repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (2) above entered into with a bank or trust company meeting the qualifications described in clause (3) above;

(5)

commercial paper, maturing not more than six months after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or Fitch;

(6)

securities with maturities of six months or less from the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;

(7)	any money market fund that has at least 95.0% of its assets continuously invested in investments of the types described in clauses (1) through (6) above;

(8)	demand or time deposit accounts with any scheduled commercial bank organized under the laws of India; and

(9)

certificates of deposit and debt mutual funds, maturing not more than one year after the date of acquisition thereof, which invest solely in companies organized under the laws of India whose long-term debt has a national credit rating of AAA/A1+.

“Total Assets” means, as of any date, the total assets of the Restricted Group II on a combined basis calculated in accordance with GAAP as of the last day of the most recent semi-annual period for which financial statements are available (which may be internal financial statements), calculated after giving pro forma effect to any acquisition or disposition of property, plant or equipment subsequent to such date and after giving pro forma effect to the application of the proceeds of any Indebtedness, including the proposed Incurrence of which has given rise to the need to make such calculation of Total Assets; provided that for purposes of this Indenture, GAAP will be deemed to treat operating leases in a manner consistent with the treatment thereof under GAAP as in effect prior to the adoption of Ind-AS 116 – Leases, notwithstanding any modification or interpretative changes thereto.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services and payable within one year.

“Transfer Amount” means the amount specified in a Transfer Notice as being the amount to be transferred, with such additions or modifications requested by the Escrow Account Bank for the Escrow Account Bank to effect the requested transfer.

“Transfer Notice” means a notice substantially in the form contained in Exhibit G signed by the Notes Collateral Agent and delivered to the Escrow Account Bank.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such Notes are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to September 24, 2022; provided, however, that if the period from the redemption date to September 24, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Company.

“Viability Gap Funding” means the funding provided or to be provided by Solar Energy Corporation of India Ltd. to certain Restricted Subsidiaries accordance with the VGF securitization agreements executed between Solar Energy Corporation of India Ltd. and such Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note, including a Regulation S Global Note, that does not bear and is not required to bear the Private Placement Legend.

“Wholly Owned Restricted Subsidiary” means (i) the Company or (ii) any other Restricted Subsidiary, all of the outstanding Capital Stock of which (other than any director’s qualifying shares, Investments by foreign nationals mandated by applicable law or Investments by an off taker or an affiliate of an offtaker of a project owned and operated by such Restricted Subsidiary) is owned or controlled by either (x) the Parent or the Company or (y) one or more Wholly Owned Restricted Subsidiaries of the Parent or the Company.

Section 1.02Other Definitions.

Defined in
Term	Section

“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Certificate of Redemption Calculation”	3.08
“Change of Control Offer”	4.16
“Change of Control Payment”	4.16
“Change of Control Payment Date”	4.16
“Collateral”	10.01
“Collateral Agents”	10.03
“Common Collateral Agent”	4.25
“Contractual Currency”	4.31
“Covenant Defeasance”	8.03
“DTC”	2.03
“Early Parent Guarantee Release”	11.09
“Event of Default”	6.01
“Escrow Account”	4.28
“Excess Proceeds”	4.10
“Excess Proceeds Repurchase Offer”	4.10
“Existing Indebtedness”	4.09
“Guaranteed Obligations”	11.01
“Intercreditor Agreement”	4.25
“Legal Defeasance”	8.02
“Note Collateral”	10.01
“Notes Collateral Agent”	4.28
“Notes Collateral Document”	10.01

“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Pari Passu Collateral”	10.01
“Pari Passu Collateral Documents”	10.01
“Pari Passu Secured Parties”	4.25
“Permitted Indebtedness”	4.09
“Permitted Pari Passu Secured Indebtedness”	4.24
“Permitted Refinancing Indebtedness”	4.09
“Previously Refinanced Indebtedness”	4.09
“Purchase Date”	3.09
“Reference Period”	1.01
“Reinstatement Date”	4.32
“Replacement Assets”	4.10
“Relevant Taxing Jurisdiction”	2.13
“Registrar”	2.03
“Restricted Payments”	4.07
“Shortfall Amount”	3.08
“Special Mandatory Redemption”	3.08
“Special Mandatory Redemption Price”	3.08
“Subordinated Indebtedness”	4.07
“Suspension Event”	4.32
“Suspension Period”	4.32
“Surviving Person”	5.01
“Total Mandatory Redemption Threshold”	3.08
“Trustee”	8.05
Trust and Retention Agreement”	4.36

Section 1.03Rules of Construction.

Unless the context otherwise requires or except as otherwise expressly provided:

(1)	a term has the meaning assigned to it;

(2)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)	“herein”, “hereof” and other words of similar import refer to in this Indenture as a whole and not to any particular Section, Article or other subdivision;

(4)	“or” is not exclusive;

(5)	words in the singular include the plural, and in the plural include the singular;

(6)	“will” shall be interpreted to express a command;

(7)	provisions apply to successive events and transactions;

(8)	references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Indenture;

(9)	references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(10)

references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations as amended from time to time (or to successor statutes and regulations).

ARTICLE 2 THE NOTES

Section 2.01Form and Dating.

(a)

General. The Notes and the certificate of authentication from the Trustee will be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of US$200,000 or integral multiples of US$1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Parent and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)

Global Notes. Notes issued in global form will be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Registrar or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c)

Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by one Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07.

With the delivery of this Indenture, the Company and the Parent is furnishing, and from time to time thereafter the Company and each Guarantor may each furnish, a certificate to the Trustee substantially in the form of Exhibits F-1 and F-2 (an “Authorization Certificate”) identifying and certifying the incumbency and specimen (or facsimile) signatures of the Authorized Officers. Until the Trustee receives a subsequent Authorization Certificate, the Trustee shall be entitled to conclusively rely on the last Authorization Certificate delivered to it for purposes of determining the Authorized Officers. Typographical and other minor errors or defects in any signature shall not affect the validity or enforceability of any Note which has been duly authenticated and delivered by the Trustee.

Section 2.03Registrar, Transfer Agent, Paying Agent and Note Holders Representative.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder and shall so notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. The Company, the Parent or any other Restricted Subsidiary may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints HSBC Bank USA, National Association to act as the Registrar, Transfer Agent and Paying Agent pursuant to the agent appointment letter as set forth in Exhibit E, and to act as Custodian with respect to the Global Notes.

The Company initially appoints Dushyant Ramdhur, attorney at law, of Appleby (JV) Ltd & Cie, 7th Floor Happy World House, 37, Sir William Newton Street, Port Louis, Republic of Mauritius to act as the Note Holders Representative, pursuant to the Note Holders Representative Appointment Letter as set forth in Exhibit H, and to act as such with respect to the Global Notes pursuant to the Mauritius Companies Act 2001.

Section 2.04Paying Agent to Hold Money.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Additional Amounts, if any, or interest on the Notes. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company, the Parent or any other Restricted Subsidiary) will have no further liability for the money. If the Company, the Parent or any other Restricted Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.

Section 2.05Holder Lists.

The Trustee through the Registrar will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06Transfer and Exchange.

(a)

Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1)the Company delivers to the Trustee and Registrar notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2)the Company, at its sole discretion, notifies the Trustee and Registrar in writing that it elects to cause the issuance of the Definitive Notes; or

(3)if a beneficial owner of a Note requests such exchange in writing through DTC following a Default or an Event of Default which has occurred and is continuing.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Registrar. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f).

(b)

Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the 144A Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any 144A Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same 144A Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)	both:

(i)a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)	both:

(i)a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Global Note prior to the receipt by the Registrar of any certificates required pursuant to Rule 903 or Rule 904 under the Securities Act or Rule 144 under the Securities Act (if available).

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Registrar shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g).

(3)Transfer of Beneficial Interests to Another 144A Global Note. A beneficial interest in any 144A Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another 144A Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives a certificate from the transferor in the form of Exhibit B, including the certifications in item (1) thereof.

(4)Transfer and Exchange of Beneficial Interests in a 144A Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any 144A Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)if the holder of such beneficial interest in a 144A Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(B)if the holder of such beneficial interest in a 144A Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(4), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to the above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to the above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a 144A Global Note.

(c)	Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)Beneficial Interests in 144A Global Notes to 144A Definitive Notes. If following the occurrence of an event described in Section 2.06(a), any holder of a beneficial interest in a 144A Global Note proposes to exchange such beneficial interest for a 144A Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a 144A Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)if the holder of such beneficial interest in a 144A Global Note proposes to exchange such beneficial interest for a 144A Definitive Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B)if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B, including the certifications in item (1) thereof;

(C)if such beneficial interest is being transferred in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B, including the certification in item (2) thereof;

(D)if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)if such beneficial interest is being transferred to the (Company or any of its Subsidiaries), a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(b) thereof; or

(F)if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(c) thereof, the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a 144A Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Registrar shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a 144A Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)Beneficial Interests in 144A Global Notes to Unrestricted Definitive Notes. Following the occurrence of an event described in Section 2.06(a), a holder of a beneficial interest in a 144A Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A)if the holder of such beneficial interest in a 144A Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(B)if the holder of such beneficial interest in a 144A Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in such case set forth in this paragraph, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2), the Registrar will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive

Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) and will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d)	Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)144A Definitive Notes to Beneficial Interests in 144A Global Notes. If any Holder of a 144A Definitive Note proposes to exchange such Note for a beneficial interest in a 144A Global Note or to transfer such 144A Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a 144A Global Note, then, upon receipt by the Registrar of the following documentation:

(A)if the Holder of such 144A Definitive Note proposes to exchange such Note for a beneficial interest in a 144A Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B)if such 144A Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B, including the certifications in item (1) thereof;

(C)if such 144A Definitive Note is being transferred in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B, including the certifications in item (2) thereof;

(D)if such 144A Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(a) thereof;

(E)if such 144A Definitive Note is being transferred to the Parent or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(b) thereof; or

(F)if such 144A Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(c) thereof, the Registrar will cancel the 144A Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate 144A Global Note.

(2)144A Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a 144A Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such 144A Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(B)if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof; and, in such case set forth above in this paragraph, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of Section 2.06(d)(2), the Registrar will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Registrar will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)

Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)144A Definitive Notes to 144A Definitive Notes. Any 144A Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a 144A Definitive Note if the Registrar receives the following:

(A)if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; and

(B)if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications, certificates and (Opinion of Counsel) required by item (3) thereof, if applicable.

(2)144A Definitive Notes to Unrestricted Definitive Notes. Following the occurrence of an event described in Section 2.06(a), any 144A Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)if the Holder of such 144A Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(B)if the Holder of such 144A Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in such case set forth above in this paragraph if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)

Legends. The following legends will appear on the face of all 144A Global Notes and 144A Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)	Private Placement Legend.

(A)Except as permitted by subparagraph (B) below, each Global Note and each 144A Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE AND THE NOTE GUARANTEE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, THIS NOTE AND THE NOTE GUARANTEE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”) OR (B) IT IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES

ACT, (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144(d) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT

(A)TO AZURE POWER GLOBAL LIMITED (THE “PARENT”) OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT (IF AVAILABLE), (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN, INCLUDING PARENT GUARANTEE RELATING TO THIS NOTE, WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRANSFER AGENT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRANSFER AGENT TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.”

(B)Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section

2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE REGISTRAR MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN

WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g)

Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note will be returned to or retained and cancelled by the Registrar in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Registrar or by the Depositary at the direction of the Registrar to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Registrar or by the Depositary at the direction of the Registrar to reflect such increase.

(h)	General Provisions Relating to Transfers and Exchanges.

(1)To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2)No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.16 and

9.05).

(3)The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)	Neither the Registrar nor the Company will be required:

(A)to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection;

(B)to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(6)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7)The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(8)Notwithstanding anything contained herein to the contrary, neither the Trustee nor any Agent will be responsible for ascertaining whether any transfer complies with, or for otherwise monitoring or determining compliance with, the registration provisions of or any exemptions from the Securities Act or any other securities laws or the applicable laws of any jurisdiction.

(9)All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee, any Agent or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee, any Agent and the Company to protect the Company, the Trustee and any Agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Registrar in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. All Notes that are purchased, acquired or otherwise redeemed by the Company or the Parent will be cancelled in accordance with Section 2.11. Except as set forth in Section 2.09, a Note does not cease to be outstanding because an Affiliate of the Company or any Guarantor holds the Note; however, Notes held by an Affiliate of the Company or any Guarantor shall not be deemed to be outstanding for purposes of Section 3.07(a).

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Registrar receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, the Parent, any other Restricted Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor will be considered as not outstanding, except that for the purposes of determining whether the Trustee and each Agent will be protected in relying on any such direction, waiver or consent, only Notes for which the Trustee and each Agent has received an Officer’s Certificate from the Company or an Affiliate of the Company evidencing such ownership or beneficial holding will be so disregarded.

Section 2.10Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may reasonably be acceptable to the Registrar. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture. Section 2.11 Cancellation.

The Company at any time may deliver Notes, and the Company and the Parent shall promptly deliver all Notes that are purchased, acquired or otherwise redeemed by the Company or the Parent, to the Paying Agent for cancellation and the Paying Agent shall cancel such Notes. The Registrar and Trustee will forward to the Paying Agent any Notes surrendered to them for registration of transfer, exchange or payment. The Paying Agent and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy cancelled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes will be delivered to the Company upon prior written request of the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Paying Agent for cancellation.

Section 2.12Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section

4.01.The Company will notify the Paying Agent in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request, the Trustee or the Registrar in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13Additional Amounts.

All payments of principal of, and premium, if any, and interest on the Notes or under the Note Guarantee will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within India, Mauritius or any other jurisdiction in which the Company, a Surviving Person or any Guarantor is or was organized or resident for tax purposes or any political subdivision or taxing authority thereof or therein (each, as applicable, a “Relevant Taxing Jurisdiction”) or any jurisdiction through which payment is made by or on behalf of the Company, the Guarantors or a Surviving Person, or any political subdivision or taxing authority thereof or therein (together with the Relevant Taxing Jurisdictions, the “Relevant Jurisdictions”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Company, the Guarantors or a Surviving Person, as the case may be, will pay such additional amounts (the “Additional Amounts”) as will result in receipt of such amounts as would have been received had no such withholding or deduction been required, except that no Additional Amounts will be payable:

(a)	for or on account of:

(1)any tax, duty, assessment or governmental charge that would not have been imposed but for:

(A)the existence of any present or former connection between the Holder or beneficial owner of such Note and the Relevant Jurisdiction other than merely holding such Note or the receipt of payments thereunder or under the Note Guarantee, or the enforcement of such Notes or the Note Guarantee, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(B)the presentation of such Note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30-day period;

(C)the presentation of such Note (in cases in which presentation is required) for payment in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere; or

(D)the failure of the Holder or beneficial owner to comply with a timely request of the Company, any Guarantor or a Surviving Person, addressed to the Holder, to provide any applicable information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that it is legally entitled to do so and due and timely compliance with such request is required under the statutes, regulations or official administrative guidance having a force of law of the Relevant Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder.

(2)any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)any tax, duty, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest or any premium on the Note or payments under the Note Guarantee;

(4)any tax, assessment, withholding or deduction required by Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), any current or future Treasury Regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA, any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(5)any combination of taxes, duties, assessments or governmental charges referred to in the preceding clauses (1), (2), (3) and (4); or

(b)

to a Holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the Holder thereof.

(c)	The Company, any applicable Guarantor or a Surviving Person, as the case may be, will

(i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company, any applicable Guarantor or a Surviving Person, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessment or governmental charges so deducted or withheld and paid to the Relevant Jurisdiction. The Company, any applicable Guarantor or a Surviving Person, as the case may be, will furnish to the Trustee, within 60 days after the date of the payment of any taxes, duties, assessment or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

(d)

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company, a Guarantor or a Surviving Person, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Company, a Guarantor or a Surviving Person, as the case may be, will deliver to the Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Paying Agent to pay such Additional Amounts to the Holders on such payment date.

(e)

The Paying Agent and the Trustee will make payments free of withholdings or deductions on account of taxes unless required by applicable law. If such a deduction or withholding is required, the Paying Agent or the Trustee will not be obligated to pay any Additional Amount to the recipient unless such an Additional Amount is received by the Paying Agent or the Trustee. The Company, any Guarantor or Surviving Person shall give notice to the Paying Agent and the Trustee of withholding or deduction as soon as it becomes aware of the requirement to make the withholding or deduction and shall give to the Paying Agent and the Trustee such information as the Paying Agent and the Trustee may require to enable them to assess and comply with the requirement.

(f)

Each of the Company, each Guarantor and any Surviving Person agrees to provide to the Paying Agent and the Trustee, and consents to the collection and processing by the Paying Agent and the Trustee of, any authorisations, waivers, forms, documentation and other information, relating to its status (or the status of its direct or indirect owners or Holders) or otherwise required to be reported, under the FATCA (the “FATCA Information”). Each of the Company, each Guarantor and any Surviving Person further consents to the disclosure, transfer and reporting of such FATCA Information to any relevant government or taxing authority, any affiliate of the Paying Agent or Trustee, any sub-contractors, service providers or associates of the Paying Agent, the Trustee or any of their affiliates, and any person making payments to the Paying Agent, the Trustee or any of their affiliates, including transfers to jurisdictions which do not have strict data protection or similar laws, to the extent that the Paying Agent and the Trustee reasonably determines that such disclosure, transfer or reporting is necessary or warranted to facilitate compliance with FATCA. Each of the Company, each Guarantor and any Surviving Person agrees to inform the Paying Agent and the Trustee promptly, and in any event, within 30 days, in writing if there are any changes to the FATCA Information supplied to the Paying Agent and the Trustee from time to time. Each of the Company, each Guarantor and any Surviving Person warrants that each person whose FATCA Information it provides (or has provided) to the Paying Agent and the Trustee has been notified of and agreed to, and has been given such other information as may be necessary to permit, the collection, processing, disclosure, transfer and reporting of their information as set out in this paragraph. The parties hereto agree that either of them may request the other, from time to time, to make such changes to this agreement as may be necessary or desirable to ensure that payments can be made to or to the order of a common depositary or common safekeeper without any deduction, whether under FATCA or otherwise and/or to enable the Company or the Trustee to comply with any legal obligations that may apply to it pursuant to FATCA. On such request, the parties shall negotiate such changes in good faith for 30 days. Failing agreement, at the end of such period, if the Trustee made the request, the Trustee may resign, whether or not a substitute Trustee has been appointed.

(g)

In addition, the Company, a Guarantor or a Surviving Person, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Jurisdiction in respect of the creation, issue, offering, execution or enforcement of, or the receipt of payments under, the Notes, the Note Guarantee or any documentation with respect thereto. Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note or under the Note Guarantee, such mention will be deemed to include payment of Additional Amounts provided for in this Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

ARTICLE 3 REDEMPTION AND PREPAYMENT

Section 3.01Notices to Trustee.

Unless the Company has delivered an Officer’s Certificate to the Trustee pursuant to the third paragraph of Section 3.03, if the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a)	the clause of this Indenture pursuant to which the redemption shall occur;

(b)	the redemption date;

(c)	the principal amount of Notes to be redeemed; and

(d)	the redemption price.

Section 3.02Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis to the extent practicable or pursuant to another method in accordance with the procedures of the Depositary, unless otherwise required by law or applicable stock exchange requirements.

No Notes of a principal amount of US$200,000 or less can be redeemed or purchased in part, and if Notes are redeemed or purchased in part, the remaining outstanding amount must be at least equal to US$200,000 and integral multiples of US$1,000 in excess thereof. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or the satisfaction and discharge of this Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder upon cancellation of the original Note.

The Trustee will as soon as reasonably practicable notify the Company in writing of the Notes selected for redemption or purchase and, in the integral of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of US$200,000 or integral multiples of US$1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03Notice of Redemption.

Subject to the provisions of Section 3.09, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.

The notice will identify the Notes to be redeemed and will state:

(a)	the redemption date;

(b)	the redemption price;

(c)

if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note; provided that the unredeemed portion has a minimum denomination of US$200,000;

(d)	the name and address of the Paying Agent;

(e)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)	that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g)	the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)	that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

At least 10 days prior to mailing of any notice of redemption to the Holders under this Article 3, the Company shall provide notice of redemption to the Trustee.

Section 3.04Effect of Notice of Redemption.

Except as provided in Section 3.07(c), once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.

Section 3.05Deposit of Redemption or Purchase Price.

No later than one Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Additional Amounts, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will as soon as reasonably practicable return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Additional Amounts, if any on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07Optional Redemptions.

(a)

At any time prior to September 24, 2022, upon not less than 30 nor more than 60 days’ prior notice the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 105.650% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date with the net cash proceeds of one or more sales of the Capital Stock of the Parent in an Equity Offering; provided that:

(1)at least 60% of the aggregate principal amount of Notes issued on the Original Issue Date (excluding Notes held by the Parent or its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(b)

At any time prior to September 24, 2022, upon not less than 30 nor more than 60 days’ prior notice the Company may on any one or more occasions redeem all or any portion of the Notes, at a redemption price equal to 100% of the principal amount of the Notes, redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including), the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date. Neither the Trustee nor any of the Agents shall be responsible for verifying or calculating the Applicable Premium.

(c)

On or after September 24, 2022, upon not less than 30 nor more than 60 days’ prior notice, the Company may redeem all or any portion of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed to (but not including) the applicable redemption date, if redeemed during the periods indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant Interest Payment Date:

Period	Percentage
From September 24, 2022 to September 23, 2023...............................................................	102.825%
From September 24, 2023 to September 23, 2024...............................................................	101.413%
On or after September 24, 2024 ...........................................................................................	100.000%

Unless the Company defaults in the payment of the applicable redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

In connection with any redemption of Notes pursuant to this Section 3.07, any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded if any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

(d)	Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08Special Mandatory Redemption.

On the SMR Measurement Date, the Company will be required to redeem Notes (a “Special Mandatory Redemption”), at a redemption price of 101% of their principal amount, plus accrued and unpaid interest to (but not including) the applicable redemption date (the “Special Mandatory Redemption Price”) in the circumstances and on the basis set forth below:

(a)

if total aggregate amount of (x) funds released from the Escrow Account and used by the Company to Incur Onshore Debt plus (y) funds from the offering of the Notes that are used by the Company to repay the EDC Loan, is less than or equal to 80% of the aggregate principal amount of the Notes originally issued (the “Total Mandatory Redemption Threshold”), then the Company will be required to redeem all of the Notes then outstanding at the Special Mandatory Redemption Price; and

(b)

if the total aggregate amount of (x) funds released from the Escrow Account and used by the Company to Incur Onshore Debt plus (y) funds from the proceeds of the offering of the Notes that are used by the Company to repay the EDC Loan, is more than the Total Mandatory Redemption Threshold, but less than the aggregate total principal amount of the Notes originally issued, then the Company will be required to use the amounts remaining in the Escrow Account to redeem Notes on a pro rata basis at the Special Mandatory Redemption Price.

If any Notes are to be redeemed as set forth above, the Company will issue, or cause to be issued, to the Notes Collateral Agent (with a copy to the Trustee) a notice of Special Mandatory Redemption not later than two Business Days after the SMR Measurement Date and the redemption date shall be no earlier than 30 calendar days and no later than 40 calendar days following the date of such notice. In addition, no later than two Business Days after the SMR Measurement Date, the Company shall also deliver to the Notes Collateral Agent, with a copy to the Trustee, an Officer’s Certificate setting forth (i) the calculation of the amount of Escrow Funds, including interest and proceeds from the sale of Temporary Cash Equivalents, on deposit in the Escrow Account and (ii) the calculation of the Special Mandatory Redemption Price payable on the date of the Special Mandatory Redemption (the “Certificate of Redemption Calculations”). If, in connection with a redemption of all the Notes, such Certificate of Redemption Calculations reveals that the amount of cash that is available in the Escrow Account is insufficient to pay the Special Mandatory Redemption Price, then the Company shall, within one Business Day after delivery of such certificate to the Notes Collateral Agent, deposit directly into the Escrow Account Bank an amount of cash that, without reinvestment, is equal to the amount of such shortfall (the “Shortfall Amounts”). To the extent that the proceeds realized by the Company from liquidating the Temporary Cash Equivalents are less than the market value thereof as set forth in the Certificate of Redemption Calculations and this gives rise to a shortfall, the Company shall promptly, but in any event within one Business Day deposit cash in an amount that, without reinvestment, is equal to the amount of the Shortfall Amounts.

Any notice of redemption pursuant to this Section 3.08 shall be in the form set forth in Section

3.03.The certificate from the Notes Collateral Agent permitting release of the amounts in the Escrow Account to the Paying Agent shall be substantially in the form provided in Exhibit L.

Section 3.09Offer to Purchase by Application of Excess Proceeds.

If, pursuant to Section 4.10, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all Holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 30 days following its commencement and not more than 60 days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(a)	that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer will remain open;

(b)	the Offer Amount, the purchase price and the Purchase Date;

(c)	that any Note not tendered or accepted for payment will continue to accrue interest;

(d)	that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(e)	that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum denominations of US$200,000 and integral multiples of US$1,000 thereof only;

(f)

that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g)

that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, an e-mail, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)

that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by Holders thereof exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased in accordance with Section 3.02 based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of US$200,000, and integral multiples of US$1,000 in excess thereof, will be purchased); and

(i)

that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), provided, that the unpurchased portion has a minimum denomination of US$200,000.

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, but subject to Section 3.02, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered, provided, that the unpurchased portion has a minimum denomination of US$200,000. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.10Redemption for Taxation Reasons.

The Notes may be redeemed, at the option of the Company or a Surviving Person, as the case may be, as a whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Holders and the Trustee (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Company or the Surviving Person, as the case may be, for redemption if, as a result of:

(a)	any change in, or amendment to, the statutes, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(b)

any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment or official position is announced and becomes effective (i) with respect to the Company, on or after the Original Issue Date, or (ii) with respect to a Surviving Person organized or resident for tax purposes in a jurisdiction that is not the Company’s or a Guarantor’s Relevant Taxing Jurisdiction as of the Original Issue Date, on or after the date such Surviving Person becomes a Surviving Person, with respect to any payment due or to become due under the Notes or the Onshore Debt, as applicable, the Company, the Guarantors, a Surviving Person, or a Restricted Subsidiary that has Incurred Onshore Debt, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts (or in the case of Onshore Debt, the Restricted Subsidiary that is the issuer or borrower of the Onshore Debt would be required to withhold or deduct any taxes, duties, assessments or government charges of whatever nature), and such requirement cannot be avoided by the taking of reasonable measures by the Company, the Guarantors, a Surviving Person or such Restricted Subsidiary, as the case may be; provided that no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Company, the Guarantors, a Surviving Person, or such Restricted Subsidiary, as the case may be, would be obligated to pay such Additional Amounts (or withhold or deduct an amount with respect to any payment on Onshore Debt) if a payment in respect of the Notes (or on Onshore Debt) were then due; and provided further that where any such requirement to pay Additional Amounts (or withhold or deduct an amount with respect to any payment on Onshore Debt) is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Company or the Surviving Person will be permitted to redeem the Notes in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required (or in respect of which withholding is required on Onshore Debt) is in excess of 20% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company or a Surviving Person, as the case may be, will deliver to the Trustee at least 30 days but not more than 60 days before a redemption date:

(1)an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Company, the Guarantor, a Surviving Person or the applicable Restricted Subsidiary, as the case may be, taking reasonable measures; and

(2)an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Company’s, Guarantor’s or a Surviving Person’s Relevant Taxing Jurisdiction, or tax matters of India, with respect to the Restricted Subsidiaries, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Trustee is and shall be entitled to accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above without further verification, in which event it will be conclusive and binding on the Holders, and the Trustee will not be responsible for any loss occasioned by acting in reliance on such certificate and opinion.

ARTICLE 4 COVENANTS

Section 4.01Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Amounts, if any, will be considered paid on the date due if the Paying Agent, if other than the Company, the Parent or any other Restricted Subsidiary thereof, holds as of 5:00 p.m. (London time) one Business Day prior to the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest and Additional Amounts, if any, then due.

Not later than 5:00 p.m. (London time) on the second Business Day immediately preceding each payment date, the Company shall confirm such payment, or procure confirmations by an e-mail or fax message from the bank making such payment to the Paying Agent. For the avoidance of doubt, the Paying Agent shall only be obliged to remit money to Holders if it has actually received such money from the Company.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts, if any, (without regard to any applicable grace period) at the same rate to the extent lawful.

An installment of principal or interest will be considered paid on the date due if the Paying Agent, other than the Company or any Affiliate of the Company, holds on that date money designated for and sufficient to pay the installment. If the Company or any Affiliate of the Company acts as Paying Agent, an installment of principal or interest will be considered paid on the due date only if paid to the Holders.

Anything in this Section 4.01 to the contrary notwithstanding, the Company may at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture or for any other reason, pay or cause to be paid to the Trustee all sums held in trust by the Company or any Paying Agent hereunder, as required by this Section 4.01 and such sums shall be held by the Trustee. If the Paying Agent shall pay all sums held in trust to the Trustee as required under this Section 4.01, the Paying Agent shall have no further liability for the money so paid over to the Trustee. The Paying Agent shall not be bound to make any payment until it has received the full amount due to be paid to it pursuant to this Section 4.01.

Anything in this Section 4.01 to the contrary notwithstanding, the agreements to hold sums as provided in this Section 4.01 are subject to the provisions of 8.06.

Section 4.02Maintenance of Office or Agency.

The Company will maintain an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands by Holders to or upon the Company in respect of the Notes and this Indenture may be made. The Company hereby initially designates the specified office of the Paying Agent as such office of the Company. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made to the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be surrendered or presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in each place where principal of, and interest on, any Notes are payable. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, if a Global Note is exchanged for Definitive Notes, the Company will appoint and maintain a paying agent in Singapore, where the Notes may be presented or surrendered for payment or redemption, and make an announcement of such exchange through the SGX-ST that will include all material information with respect to the delivery of the Definitive Notes, including details of the paying agent in Singapore by way of an announcement through SGXNET.

If the Parent or the Company maintains a paying agent with respect to the Notes in a member state of the European Union, such paying agent will be located in a member state of the European Union that is not obligated to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such Directive.

Upon written notice to the Trustee, the Company may change the Paying Agent, Registrar or Transfer Agent without prior notice to the Holders. In addition, the Company, the Parent or any of its Subsidiaries may act as Paying Agent in connection with the Notes other than for the purposes of effecting a redemption under Section 3.02 or an offer to purchase the Notes described under Section 4.10 or Section 4.16.

Section 4.03Provision of Financial Statements and Reports.

(a)

For so long as any Notes are outstanding, the Parent will provide to the Trustee, as soon as they are available but in any event not more than ten calendar days after they are filed with the SEC or, if the Parent does not file periodic reports with the SEC, the principal international recognized stock exchange on which the Parent’s Common Stock is at any time listed for trading, true and correct copies (in English or with an English translation) of any quarterly or annual financial or other report filed with or furnished to the SEC or such exchange, as the case may be; provided, however, that if at any time the Parent does not file or furnish periodic reports with or to the SEC and the Common Stock of the Parent is not listed for trading on an internationally recognized stock exchange, the Parent will provide to the Trustee, in the English language (or accompanied by an English translation thereof),

(1)within 120 days after the end of each fiscal year of the Parent beginning with the fiscal year ending March 31, 2020, annual reports containing: (a) audited consolidated balance sheets of the Parent as of the end of the two most recent fiscal years and audited consolidated statements of income and cash flow of the Parent for the two most recent fiscal years, including footnotes to such financial statements and the audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited financial statements; and

(2)within 90 days after the end of the first semi-annual period in each fiscal year of the Parent beginning with the semi-annual period ending September 30, 2020, semi-annual reports containing an unaudited consolidated balance sheet of the Parent as of the end of such semi-annual period and unaudited condensed statements of income and cash flow of the Parent for the most recent semi-annual period ending on the unaudited consolidated balance sheet date, and the comparable prior year period.

(b)	In addition, for so long as any Notes are outstanding, the Company will provide to the Trustee the following reports, in the English language:

(1)no later than 30 calendar days after the date on which the Parent provides its corresponding annual reports to the Trustee pursuant to Section 4.03(a), commencing with the annual report for the fiscal year ending March 31, 2020, annual reports containing: (a) audited combined balance sheets of the Restricted Group II as of the end as of the two most recent fiscal years and audited combined statements of income and cash flow of the Restricted Group II for the two most recent fiscal years, including footnotes to such financial statements and the audit report of a member firm of an internationally recognized accounting firm on the financial statements; and

(b)	an operating and financial review of the audited financial statements; and

(2)no later than 30 calendar days after the date on which the Parent provides its corresponding semi-annual reports to the Trustee pursuant to the preceding paragraph, commencing with the semi-annual report for the semi-annual period ending September 31, 2020, semi-annual reports containing (a) an unaudited combined balance sheet of the Restricted Group II as of the end of such semi-annual period and unaudited combined statements of income and cash flow of the Restricted Group II for the most recent semi-annual period ending on the unaudited combined balance sheet date, and the comparable prior year period, together with footnotes, and a review report thereon by a member firm of an internationally recognized accounting firm; and (b) an operating and financial review of the unaudited financial statements.

(c)

In addition, for so long as any Note remains outstanding, the Parent or the Company will provide to the Trustee (1) concurrently with the annual report provided under clause (b)(1) of this Section 4.03, an Officer’s Certificate stating the Combined Leverage Ratio at the end of such fiscal year and the Debt Service Coverage Ratio for the two consecutive semi-annual periods ending on the last date of such fiscal year (taken as one annual period) and showing in reasonable detail the calculation of such ratios with a certificate from the Parent’s or the Company’s external auditors verifying the accuracy and correctness of the calculations and arithmetic computations; provided, however, that the Parent and the Company shall not be required to provide such auditor certification if its external auditors refuse as a general policy to provide such certification; and (2) as soon as possible and in any event within 10 Business Days after the Parent or the Company becomes aware or should reasonably became aware of the occurrence of a Default or an Event of Default, an Officer’s Certificate setting forth the details of the Default or Event of Default, and the action which the Parent or the Company proposes to take with respect thereto.

(d)

All financial statements of (1) the Parent will be prepared in accordance with GAAP as in effect on the date of such report or financial statement (or otherwise on the basis of GAAP as then in effect) and on a consistent basis for the periods presented and (2) the Restricted Group II will be prepared in accordance with Ind-AS (as defined in the definition of “GAAP” in Section 1.01) and on a consistent basis for the periods presented; provided, however, that the reports set forth in this covenant may, if applicable financial reporting standards change, present earlier periods on a basis that applied to such periods.

(e)

Further, the Parent and the Company have agreed that, for as long as any Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, during any period in which the Parent or the Company is neither subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, the Parent (prior to an Early Parent Guarantee Release) or the Company, as applicable, will supply to (1) any Holder or beneficial owner of a Note or (2) a prospective purchaser of a Note or a beneficial interest therein designated by such Holder or beneficial owner, the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act upon the request of any Holder or beneficial owner of a Note.

(f)

Delivery of any such information to the Trustee, the Collateral Agents or the Agents is for informational purposes only and the any of their receipt of them will not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Company or the Parent’s compliance with any of its or their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.04Compliance Certificate.

(a) The Parent shall deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year and within 14 days after a written request from the Trustee, an Officer’s Certificate of the Parent or the Company stating that a review has been conducted of the activities of the Parent and the Restricted Subsidiaries and the Parent and the Restricted Subsidiaries’ performance under this Indenture, the Notes and the Collateral Documents, and that the Parent and each Restricted Subsidiary have fulfilled all of their respective obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such Default or Event of Default and the nature and status thereof.

Section 4.05Taxes.

The Parent will cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07Restricted Payments.

(a)	The Company will not, and the Parent will not permit any other Restricted Subsidiary to, directly or indirectly:

(1)declare or pay any dividend or make any distribution on or with respect to any Restricted Subsidiary’s Capital Stock (other than dividends or distributions payable solely in shares of any Restricted Subsidiary’s Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Company or any other Wholly Owned Restricted Subsidiary;

(2)purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of any Restricted Subsidiary or any direct or indirect parent of a Restricted Subsidiary, in each case held by any Persons other than the Company or any other Restricted Subsidiary and other than Capital Stock of any Restricted Subsidiary that is a Subsidiary of another Restricted Subsidiary;

(3)make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Shareholder Debt or Indebtedness that is contractually subordinated in right of payment to the Notes, the Note Guarantees or any Onshore Debt (“Subordinated Indebtedness”), excluding any intercompany Indebtedness between or among any Restricted Subsidiaries;

(4)	make any Investment, other than a Permitted Investment; or

(5)make any other payment (including for operating and maintenance expenses and capital expenditures) to the Parent or any other Affiliate of any Restricted Subsidiary (other than a Restricted Subsidiary);

(the payments or any other actions described in clauses (1) through (5) above being collectively referred to as “Restricted Payments”) unless:

(A)	such Restricted Payment is a Parent Loan;

(B)no Default has occurred and is continuing or would occur as a result of such Parent Loan;

(C)such Parent Loan is made prior to the third anniversary of the Original Issue Date;

(D)the Parent has delivered an Officer’s Certificate to the Trustee within fifteen (15) Business Days of each interest payment date under each of the Parent Loans, confirming that all interest that was due and payable to the Restricted Subsidiaries from the Parent and/or Azure Power India Private Limited as of the immediately preceding interest payment date under each Parent Loan has been paid in full to the applicable Restricted Subsidiaries in cash;

(E)if the Parent Loan is made before the first date on which the audited combined financial statements of the Restricted Group II for the year ending March 31, 2020 are available, after giving pro forma effect to the Incurrence of (x) the Notes and (y)

any Indebtedness Incurred under clause (a)(12) of Section 4.09 and in either case the application of the proceeds thereof (as if the Notes and any such Indebtedness had been Incurred, and the proceeds had been applied, as of the first date of the applicable two consecutive semi-annual periods), for the most recent two consecutive semi-annual periods for which combined financial statements of the Restricted Group II are available (which, in the case of (i) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (ii) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Debt Service Coverage Ratio is at least 1.3 to 1.0; and

(F)if the Parent Loan is made on or after the first date on which the audited combined financial statements of the Restricted Group II for the year ending March 31, 2020 are available, after giving pro forma effect to the Incurrence of any Indebtedness Incurred under clause (a)(12) of Section 4.09 and the application of the proceeds thereof (as if such Indebtedness had been Incurred, and the proceeds had been applied, as of the first date of the applicable two consecutive semi-annual periods), to the extent not otherwise reflected in such financial statements, for the most recent two consecutive semi- annual periods for which combined financial statements of the Restricted Group II are available (which, in the case of (i) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (ii) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Debt Service Coverage Ratio is at least 1.3 to 1.0.

(b)	The foregoing provision shall not be violated by reason of:

(1)the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness or Subordinated Shareholder Debt of any Restricted Subsidiary (i) with the net cash proceeds of, or in exchange for, a substantially concurrent Incurrence of Indebtedness or Subordinated Shareholder Debt issued in exchange for, or the net cash proceeds of which are used to, refinance or refund, replace, exchange, renew, repay, redeem, defease, discharge or extend, such Subordinated Indebtedness or Subordinated Shareholder Debt; provided that such new Indebtedness or Subordinated Shareholder Debt, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness or Subordinated Shareholder Debt is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes, the Note Guarantee, or the Onshore Debt, as applicable, at least to the extent that the Subordinated Indebtedness or Subordinated Shareholder Debt to be refinanced is subordinated to the Notes, the Note Guarantee, or the Onshore Debt, as applicable, or (ii) in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Parent) of, shares of Capital Stock (other than Disqualified Stock) of any Restricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock);

(2)the redemption, repurchase or other acquisition of Capital Stock of any Restricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) (i) in exchange for, or out of the net cash proceeds of a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Parent) of, shares of Capital Stock (other than Disqualified Stock) of any Restricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock), or (ii) in exchange for, or out of the net cash proceeds of a substantially concurrent Incurrence of, Subordinated Shareholder Debt or Subordinated Indebtedness of any Restricted Subsidiary;

(3)	[reserved]

(4)dividends by any Restricted Subsidiary to fund the redemption, repurchase or other acquisition of Capital Stock of the Parent from employees, former employees, directors or former directors of the Parent or any of its Subsidiaries (or permitted transferees of such persons), or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount not to exceed US$1.0 million (or the Dollar Equivalent thereof) in any fiscal year;

(5)payments of cash, dividends, distributions, advances or other Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person or (iii) stock dividends, splits or business combinations;

(6)Restricted Payments in the amount and in the manner described under the heading “Use of Proceeds” in the Offering Memorandum and made with the proceeds from the issuance of the Original Onshore Debt and/or with existing cash and cash equivalents, less amounts applied or to be applied to (a) repay, redeem or otherwise retire Existing Indebtedness (other than shareholder loans), including any prepayment premium or penalties thereunder, (b) make existing capital expenditure related payment obligations due as of the Original Issue Date to EPC contractors of the Restricted Group II, (c) pay fees and expenses related to the issuance of the Original Onshore Debt, in each case as described under the heading “Use of Proceeds” in the Offering Memorandum, and (d) make any required Special Mandatory Redemption; provided that any such Restricted Payment made under this clause (6) may only be made (x) after amounts have been satisfied, whether with the proceeds of the Original Onshore Debt or existing cash and cash equivalents as described under the heading “Use of Proceeds” in the Offering Memorandum, as described in (a), (b), (c) and, if required, (d) of this clause (6), and (y) if (i) the total aggregate amount of (A) funds released from the Escrow Account and used by the Company to Incur Onshore Debt plus (B) funds from the offering of the Notes that are used by the Company to repay the EDC Loan, is not less than the aggregate total principal amount of the Notes originally issued or (ii) the Company has made a Special Mandatory Redemption;

(7)payments of operations and maintenance expenses not exceeding Rs.480 million (or the equivalent thereof in any other currency) in any one year; provided that any unused amounts under this clause (7) may be carried forward and used in subsequent periods;

(8)Parent Loans made with cash proceeds received from Viability Gap Funding and Capital Subsidies, in each case which were receivable during the first three years after the Original Issue Date and that are not included in Stated EBITDA for such period; provided that such Parent Loans are made within 90 days of receiving such proceeds; and

(9)prior to the third anniversary of the Original Issue Date, the making of any other Parent Loans in an aggregate amount, together with all other Parent Loans made under this clause (9), not exceeding US$25.0 million (or the Dollar Equivalent thereof);

provided that, in the case of clauses (7), (8) and (9) above, no Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

(c)

The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or any other Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this covenant will be the Fair Market Value. The Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of recognized international standing (or a local affiliate thereof) if the Fair Market Value exceeds US$10.0 million (or the Dollar Equivalent thereof).

Section 4.08Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)

The Parent will not permit any Restricted Subsidiary (other than the Company) to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)pay dividends or make any other distributions on any Capital Stock of such Restricted Subsidiary owned by the Parent (prior to an Early Parent Guarantee Release), the Company or any other Restricted Subsidiary;

(2)pay any Indebtedness or other obligation owed to the Parent (prior to an Early Parent Guarantee Release), the Company or any other Restricted Subsidiary;

(3)make loans or advances to the Parent (prior to an Early Parent Guarantee Release), the Company or any other Restricted Subsidiary; or

(4)sell, lease or transfer any of its property or assets to the Parent (prior to an Early Parent Guarantee Release), the Company or any other Restricted Subsidiary;

provided that it being understood that (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock; (ii) the subordination of loans or advances made to any Restricted Subsidiary to other Indebtedness Incurred by any Restricted Subsidiary; and (iii) provisions requiring transactions to be on fair and reasonable terms or on an arm’s length basis, in each case, shall not be deemed to constitute such an encumbrance or restriction.

(b)	The foregoing restrictions will not apply to encumbrances or restrictions:

(1)existing in agreements as in effect on the Original Issue Date and any extensions, refinancings, renewals, supplements, amendments or replacements of any of the foregoing agreements; provided that the encumbrances and restrictions in any such extension, refinancing, renewal, supplement, amendment or replacement are not materially more restrictive, taken as a whole, than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced, as determined in good faith by the Board of Directors of the Parent or of the Company;

(2)in the Notes, the Note Guarantees, this Indenture, the Onshore Debt, the Collateral Documents and any agreements pursuant to which security interests or Guarantees are granted for the benefit of the holder of any Onshore Debt;

(3)	existing under or by reason of applicable law, rule, regulation or order;

(4)with respect to the property or assets that are acquired by any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement are not materially more restrictive, taken as a whole, than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced, as determined in good faith by the Board of Directors of the Parent or of the Company;

(5)if they arise, or are agreed to in the ordinary course of business, and that (x) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (y) exist by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of the Company or any other Restricted Subsidiary not otherwise prohibited by this Indenture or that limit the right of the debtor to dispose of assets subject to a Lien not otherwise prohibited by this Indenture (z) do not relate to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of any Restricted Subsidiary in any manner material to any Restricted Subsidiary;

(6)arising from provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business if the encumbrances or restrictions (i) are customary for such types of agreements and (ii) would not, at the time agreed to, be expected to materially adversely affect the ability of the Company or any Guarantor to make required payments on the Notes or any Note Guarantee, as determined in good faith by the Board of Directors of the Parent or the Company;

(7)with respect to any Indebtedness that is permitted by Section 4.09 provided that the encumbrances or restrictions are (i) customary for such types of agreements and (ii) would not, at the time agreed to, be expected to materially adversely affect the ability of the Company or any Guarantor to make required payments on the Notes or any Note Guarantee, as determined in good faith by the Board of Directors of the Parent or of the Company; or

(8)encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business

Section 4.09Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)

The Company will not, and the Parent will not permit any other Restricted Subsidiary to, Incur any Indebtedness, and the Company will not, and the Parent will not permit any other Restricted Subsidiary to issue any Preferred Stock; provided that the Company or any other Restricted Subsidiary may Incur each and all of the following (“Permitted Indebtedness”):

(1)Indebtedness of the Company under the Notes (excluding Additional Notes), Indebtedness under any Note Guarantee and Indebtedness of any Restricted Subsidiary under any Onshore Debt;

(2)Indebtedness outstanding on the Original Issue Date (excluding Indebtedness permitted under clause (3) below) (the “Existing Indebtedness”);

(3)Indebtedness of any Restricted Subsidiary owed to the Company or any other Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary to which such Indebtedness is owed ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or any other Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (a)(3); and if any Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness must be unsecured and be expressly subordinated in right of payment to the Notes, in the case of the Company, the Note Guarantee, in the case of a Guarantor, or the Onshore Debt, in the case of another Restricted Subsidiary to the extent such Restricted Subsidiary is the obligor under Onshore Debt;

(4)Indebtedness of any Restricted Subsidiary (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, redeem, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness (or Indebtedness that is no longer outstanding (such Indebtedness which is no longer outstanding, the “Previously Refinanced Indebtedness”) but that is refinanced substantially concurrently with but in any case before the Incurrence of such Permitted Refinancing Indebtedness) Incurred under clause (a)(1), (2), (4) or (12) of this Section 4.09 and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses); provided that

(A)the Indebtedness to be refinanced is fully and irrevocably repaid no later than 30 days after the Incurrence of the Permitted Refinancing Indebtedness;

(B)Indebtedness the proceeds of which are used to refinance the Notes, or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes, will only be permitted under this clause (a)(4) if (x) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes, at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes; and

(C)such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced; provided that such new Indebtedness under this clause (a)(4) that refinances Existing Indebtedness will be permitted as long as

(x) such new Indebtedness does not mature prior to the Stated Maturity of the Notes and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Notes and (y) such Existing Indebtedness is refinanced from the net proceeds of an Incurrence of Onshore Debt which will not mature prior to the Stated Maturity of the Notes and will have an Average Life at least equal to the remaining Average Life of the Notes;

(5)Indebtedness Incurred by the Company pursuant to Hedging Obligations under Currency Hedging Agreements entered into for the purpose of protecting the Company from fluctuations in currencies under the Notes or the Onshore Debt and not for speculation;

(6)Indebtedness Incurred by any Restricted Subsidiary constituting reimbursement obligations with respect to workers’ compensation claims or self-insurance obligations or bid, performance, surety or appeal bonds or payment obligations in connection with insurance premiums or similar obligations, security deposits and bank overdrafts (and letters of credit in connection with or in lieu of each of the foregoing) in the ordinary course of business (in each case other than for an obligation for borrowed money);

(7)Indebtedness Incurred by any Restricted Subsidiary constituting letters of credit, trade guarantees or reimbursement obligations with respect to letters of credit or trade guarantees, in each case issued in the ordinary course of business to the extent that such letters of credit or trade guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 60 days following receipt by such Restricted Subsidiary of a demand for reimbursement;

(8)Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of any Restricted Subsidiary, in any case, Incurred in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition); provided that the maximum aggregate liability of a Restricted Subsidiary in respect of all such Indebtedness Incurred in connection with a disposition shall at no time exceed the gross proceeds actually received by such Restricted Subsidiary from the disposition of such business, assets or Restricted Subsidiary;

(9)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided, however, that such Indebtedness is extinguished within ten Business Days of Incurrence;

(10)Indebtedness Incurred by any Restricted Subsidiary (other than the Company) under Credit Facilities for its working capital purposes, including refinancings thereof, in each case with a maturity of one year or less; provided that the aggregate principal amount outstanding of all such Indebtedness Incurred under this clause (10) at any time does not exceed US$25.0 million (or the Dollar Equivalent thereof);

(11)Indebtedness Incurred by any Restricted Subsidiary to the extent the net cash proceeds thereof are promptly and irrevocably deposited with the Trustee to defease or to satisfy and discharge the Notes as described in Article 8 and Article 12;

(12)Indebtedness Incurred by any Restricted Subsidiary no later than the first anniversary of the Original Issue Date in an amount not exceeding US$350.0 million (or the Dollar Equivalent thereof), less the principal amount of (x) the Notes issued on the Original Issue Date and (y) the Existing Indebtedness (other than any Existing Indebtedness that is refinanced as described under the heading “Use of Proceeds” in the Offering Memorandum and Existing Indebtedness Incurred under clause (a)(3) above); provided, that (i) such Indebtedness (other than Additional Notes) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), and in whole or in part, prior to the earlier of (I) the final Stated Maturity of the Notes and (II) the first date on which there are no Notes outstanding; (ii) if the obligee of any such Indebtedness is the Parent, such Indebtedness must be Subordinated Indebtedness; and (iii) within 30 days after the Incurrence of any such Indebtedness, the Parent shall deliver to the Trustee an Officer’s Certificate or an opinion issued by a Determination Agent certifying that the Company has sufficient contracted cash flows to satisfy all scheduled payment obligations under such Indebtedness, any related hedging arrangements, the Notes and the Required Hedging Arrangements (with such Officer’s Certificate or opinion being in substantially the form as attached to this Indenture as Exhibit I-B or Exhibit I-A, as applicable, which may include language limiting or excluding the liability of any Determination Agent in providing such opinion).

(b)

For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one type of Permitted Indebtedness, the Parent or the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness.

(c)

The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided that, in each such case, the amount of any such accrual, accretion, amortization or payment is included in the Combined Interest Expense and Debt Service of the Restricted Group II as accrued.

(d)

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any

U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar- denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus premiums, accrued interest, fees and expenses). The maximum amount of Indebtedness permitted to be incurred under clauses (a)(10) and (a)(12) shall not be deemed to have been exceeded in connection with refinancing of such Indebtedness pursuant to such clause so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus premiums, accrued interest, fees and expenses. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency than the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(e)

Notwithstanding the foregoing, the Parent will: (i) not permit Azure Power Forty Four Private Limited to Incur any Indebtedness from any Person qualifying as or who would qualify as a “Senior Lender” (as such term is defined under the power purchase agreements entered into by Azure Power Forty Four Private Limited with divisions of Indian Railways); and (ii) ensure that any Subordinated Indebtedness and Subordinated Shareholder Debt Incurred by Azure Power Forty Four Private Limited:

(1)(a) is expressly made subordinate to the prior payment in full of the Onshore Debt issued by Azure Power Forty Four Private Limited (including upon any default, bankruptcy, reorganization, liquidation, winding up or other disposition of assets of Azure Power Forty Four Private Limited), (b) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance but excluding any retirement required by virtue of acceleration of such indebtedness upon an event of default) in whole or in part, on or prior to six months after the earlier of (I) the first date no Notes are outstanding and (II) the final Stated Maturity of the Notes, (c) does not provide for any cash payment of interest (or premium, if any) prior to six months after the earlier of (I) the first date no Notes are outstanding and (II) the final Stated Maturity of the Notes,

(d) is not secured by a Lien on any assets of any Restricted Subsidiary and is not guaranteed by any Restricted Subsidiary and (e) does not  (including upon  the  happening of  any event)  restrict the payment of amounts due in respect of the Onshore Debt or compliance by Azure Power Forty Four Private Limited with its obligations under the Onshore Debt.

Section 4.10Asset Sales.

(a)	The Company will not, and the Parent will not permit any other Restricted Subsidiary to, consummate any Asset Sale, unless:

(1)no Default shall have occurred and be continuing or would occur as a result of such Asset Sale;

(2)the consideration received by the Company or such other Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of;

(3)in the case of an Asset Sale that constitutes an Asset Disposition, the Combined Leverage Ratio does not exceed 5.5 to 1.0 on a pro forma basis; and

(4)at least 75% of the consideration received consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below) or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(A)any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group II (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases the Company or such other Restricted Subsidiary from further liability; and

(B)any securities, notes or other obligations received by the Company or any other Restricted Subsidiary from such transferee that are promptly, but in any event within 30 days of closing, converted by the Company or such other Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds must be applied (a) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of a Restricted Subsidiary, (b) to make capital expenditures for a Permitted Business, (c) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, acquire all, or substantially all of the assets of, or the Capital Stock of, a Person, or a line of business, which is a Permitted Business, or (d) any combination of the foregoing ((b) and (c) (collectively, “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent or of the Company that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 360th day. Pending application of any Net Cash Proceeds in accordance with this covenant, Net Cash Proceeds may be invested or used for any purpose not otherwise prohibited under this Indenture.

Any Net Cash Proceeds from Asset Sales that are not applied or invested in accordance with the immediately preceding paragraph will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million, within ten days thereof, the Company must make an offer (an “Excess Proceeds Repurchase Offer”) to purchase the Notes at a purchase price of 100% of the principal amount of the Notes and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, plus accrued and unpaid interest, if any, to (but not including) the applicable date of purchase. If the aggregate principal amount of Notes and pari passu Indebtedness tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, the Notes and such pari passu Indebtedness will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under this Indenture. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.11Transactions with Shareholders and Affiliates.

(a)

The Parent will not permit any Restricted Subsidiary to enter into any transaction or series of related transactions involving aggregate consideration in excess of US$2.0 million (or the Dollar Equivalent thereof) with (a) any holder of 10% or more of any class of Capital Stock of the Parent or (b) any Affiliate of the Parent or any Restricted Subsidiary (each an “Affiliate Transaction”), unless:

(1)the Affiliate Transaction is on terms that are no less favorable to such Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by such Restricted Subsidiary with a Person that is not such a holder or Affiliate of the Parent or such Restricted Subsidiary; and

(2)	the Parent or the Company delivers to the Trustee:

(A)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution of the Parent or of the Company set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and such Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Parent or of the Company; and

(B)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$10.0 million (or the Dollar Equivalent thereof), an opinion issued by an accounting, appraisal or investment banking firm of internationally recognized standing (or a local affiliate thereof) stating either (i) that such Affiliate Transaction is, or series of related Affiliate Transactions are, fair to the Restricted Subsidiary from a financial point of view or (ii) that the terms of such Affiliate Transaction is, or series of related Affiliate Transactions are, not materially less favorable to such Restricted Subsidiary than those that would have been obtained in a comparable arm’s length transaction by such Restricted Subsidiary with a Person that is not such a holder or Affiliate of the Parent or such Restricted Subsidiary.

(b)	The foregoing limitation does not limit, and will not apply to:

(1)directors’ fees, indemnification, expense reimbursement and similar arrangements (including the payment of directors and officers insurance premiums), employee salaries, bonuses,

employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees and fees and compensation paid to consultants and agents;

(2)transactions between or among the Parent and its Restricted Subsidiaries or between or among Restricted Subsidiaries; provided that following an Early Parent Guarantee Release, such transactions between the Parent, on the one hand, and one or more Restricted Subsidiaries, on the other hand, will be subject to clauses (1) and (2)(A) of Section 4.11(a); provided, further that for purposes of such clause (2)(A) the Parent may provide either a Board Resolution of the Parent approved by a majority of the disinterested members of the Board of Directors of the Parent or, in lieu of a Board Resolution, a certification from senior management of the Parent adopted in accordance with policies adopted by the Board of Directors of the Parent;

(3)any Restricted Payments not prohibited by Section 4.07 and Permitted Investments;

(4)transactions pursuant to agreements in effect on the Original Issue Date and described in the Offering Memorandum, or any amendment or modification or replacement thereof, so long as such amendment, modification or replacement is not more disadvantageous to the Company and the other Restricted Subsidiaries than the original agreement in effect on the Original Issue Date;

(5)transactions with a Person that is an Affiliate solely because any Restricted Subsidiary, directly or indirectly, owns Capital Stock in, or controls, such Person; provided that no Affiliate of any Restricted Subsidiary (other than another Restricted Subsidiary) owns Capital Stock in such Person;

(6)any payments or other transactions pursuant to tax sharing arrangements between any Restricted Subsidiary and any other Person with which such Restricted Subsidiary files a consolidated tax return or with which such Restricted Subsidiary is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(7)transactions with customers, clients, contractors, purchasers or suppliers of goods (including turbines and other equipment or property) or services (including administrative, cash management, legal and regulatory, engineering, technical, financial, accounting, procurement, marketing, insurance, labor, management, operation and maintenance, power supply and other services) or insurance or lessors or lessees or providers of employees or other labor or property, in each case in the ordinary course of business and that are fair or on terms at least as favorable as arm’s length as determined in good faith by the Board of Directors or senior management of the Parent or of the Company; and

(8)loans or advances to, or guarantees of obligations of, directors, promoters, officers or employees of the Parent or any Restricted Subsidiary not to exceed US$1.0 million (or the Dollar Equivalent thereof) in the aggregate at any one time outstanding.

Section 4.12Liens.

The Company will not, and the Parent will not, permit any other Restricted Subsidiary to, directly or indirectly, incur, assume or permit to exist any Lien on the Collateral, other than Permitted Liens.

The Company will not, and the Parent will not, permit any other Restricted Subsidiary to incur, assume or permit to exist any Lien (other than Permitted Liens) securing Indebtedness on existing or future assets of a Restricted Subsidiary other than Collateral, unless the Notes are equally and ratably secured.

Notwithstanding the foregoing:

(a)

the Parent will not permit Azure Power Forty Four Private Limited to incur, assume or permit to exist any Lien securing Indebtedness on its existing or future assets (other than Permitted Liens of the type described in clauses (5) (which shall be discharged within 90 days of the Incurrence of the applicable Onshore Debt by Azure Power Forty Four Private Limited), (6), (7) and (8) of the definition thereof), unless its Onshore Debt is equally and ratably secured; and

(b)

the Parent will not permit each of Azure Power Venus Private Limited, Azure Power Thirty Six Private Limited and Azure Power Uranus Private Limited to incur, assume or permit to exist any Lien securing Indebtedness on its existing or future assets (other than Permitted Liens of the type described in clauses (5), (6), (7), (8), (13) and (17) of the definition thereof), unless its Onshore Debt is equally and ratably secured.

Section 4.13Restricted Group II’s Business Activities.

The Parent will not permit any Restricted Subsidiary (other than the Company) to engage in any business other than a Permitted Business.

Section 4.14Company’s Business Activities.

(a)

Notwithstanding anything contained in this Indenture to the contrary, the Company will not, and the Parent will not permit the Company to, engage in any business activity, except (1) any activity relating to the offering, sale or issuance of the Notes or any Additional Notes or other Indebtedness issued in compliance with this Indenture, and the Incurrence of Indebtedness represented by the Notes and such Additional Notes or other Indebtedness subject to compliance with this Indenture, (2) the Incurrence of Subordinated Shareholder Debt, (3) any activity relating to using the proceeds of Subordinated Shareholder Debt or Indebtedness Incurred under clause (1) of this Section 4.14(a) to repay the EDC Loan or subscribe for, or loan, the Onshore Debt Incurred by any Restricted Subsidiary, any activity relating to the Onshore Debt, and any activity relating to making other Investments in Restricted Subsidiaries, (4) any activity undertaken with the purpose of fulfilling any obligations, or exercising any right, under the Subordinated Shareholder Debt or Indebtedness referred to in clause (1) of this Section 4.14(a) or the other provisions of this Indenture, the Collateral Documents or any indenture, trust deed or Credit Facility related to such Subordinated Shareholder Debt or Indebtedness (including maintenance of interest reserve or escrow accounts required thereby) or for purposes of any consent solicitation or tender for such Subordinated Shareholder Debt or Indebtedness or refinancing of such Subordinated Shareholder Debt or Indebtedness,

(5)using assets other than net proceeds of a debt issuance under clauses (1) or (2) of this Section 4.14(a) to acquire and hold Capital Stock or other Investments (including Onshore Debt) of a Restricted Subsidiary and using net proceeds of a debt issuance under clauses (1) or (2) of this Section 4.14(a) to acquire and hold Onshore Debt, (6) holding cash and Temporary Cash Equivalents, including any cash or Temporary Cash Equivalents acquired with the net proceeds of a debt issuance to be held in an interest account or an escrow account, (7) entering into Hedging Obligations for itself, provided that such Hedging Obligations are not entered into for speculative purposes, and (8) any activity directly related to the establishment and/or maintenance of the Company’s corporate existence.

(b)	The Parent shall at all times own all of the Capital Stock of the Company.

(c)

From and after an Early Parent Guarantee Release, the Company will maintain the Required Hedging Arrangements in place at all times for so long as any Notes are outstanding or, following the termination of the Required Hedging Arrangements as a result of a breach by, or insolvency of, any hedge counterparty, cause the Required Hedging Arrangements to be in place within 30 days of any such termination. Any Required Hedging Arrangements will be entered into with hedge counterparties that have a long term debt rating of no lower than at least two of the following: (i) BBB- by Fitch, (ii) Baa3 by Moody’s or (iii) BBB- by S&P, at the time such Required Hedging Arrangements are entered into.

Upon the date that is the earlier to occur of (i) 30 days after the Incurrence by the Restricted Subsidiaries of all of the Original Onshore Debt described under the heading “Use of Proceeds” in the Offering Memorandum and (ii) the date of any Special Mandatory Redemption after which any Notes remain outstanding, the Parent shall deliver to the Trustee an Officer’s Certificate or an opinion issued by a Determination Agent, certifying that:

(1)	the Company has entered into the Required Hedging Arrangements; and

(2)that the Company has sufficient contracted cash flows to satisfy all scheduled payment obligations under the Notes and the Required Hedging Arrangements,

with such Officer’s Certificate or opinion being in substantially the form as attached to this Indenture as Exhibit I-B or Exhibit I-A, as applicable, which may include language limiting or excluding the liability of any Determination Agent in providing such opinion.

In connection with any redemption of the Notes prior to their final Stated Maturity or redemption of Onshore Debt prior to its final Stated Maturity, the Company and the Parent will furnish an Officer’s Certificate to the Trustee stating the amount of any additional amounts due as a redemption premium in connection with associated redemptions of Onshore Debt and certifying that such amounts are sufficient to enable the Company to pay (i) any costs associated with terminating or unwinding any Required Hedging Arrangements, if applicable, plus (ii) any additional amounts required by the Company to satisfy its payment obligations under the Notes, including the principal, premium, if any, interest and Additional Amounts, if any, due in connection with such redemption of the Notes or Onshore Debt, respectively, or through the final Stated Maturity of the Notes, as applicable, together with calculations in reasonable detail confirming the same.

(d)	The Parent will not commence or take any action to facilitate a winding-up, liquidation or other analogous proceeding in respect of the Company.

Section 4.15 Corporate Existence.

Subject to Article 5, the Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(a)

its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Parent or any such Subsidiary; and

(b)

the rights (charter and statutory), licenses and franchises of the Parent and its Subsidiaries; provided, however, that the Parent shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Parent shall determine that the preservation thereof is no longer desirable in the conduct of the business of the

Parent and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.16Offer to Repurchase Upon Change of Control Triggering Event.

(a)

If a Change of Control Triggering Event occurs, each Holder will have the right to require the Company to repurchase all or any part (a “Change of Control Offer”) (equal to US$200,000 or an integral multiple of US$1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth herein. In the Change of Control Offer, the Company will offer a purchase price in cash equal to 101% of the aggregate principal amount of the Notes (the “Change of Control Payment”) repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to (but not including) the applicable date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date. Within ten days following any Change of Control Triggering Event, the Company will mail a notice to each Holder, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Triggering Event payment date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, and stating:

(1)that the Change of Control Offer is being made pursuant to this Section 4.16 and that all Notes tendered will be accepted for payment;

(2)the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Note not tendered will continue to accrue interest;

(4)that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to a tender agent appoints for such purpose at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)that Holders will be entitled to withdraw their election if the Paying Agent or tender agent, as applicable, receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, an e-mail, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to US$200,000 in principal amount or an integral multiple of US$1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event.

To the extent that the provisions of any securities laws or regulations conflict with Section 3.09 or this Section 4.16, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.16 by virtue of such compliance.

(b)	On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)deposit with the Paying Agent or tender agent, as applicable, for such Change of Control Offer an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)deliver or cause to be delivered to the Paying Agent or tender agent, as applicable, for such Change of Control Offer the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent or tender agent, as applicable, for such Change of Control Offer will as soon as reasonably practicable at the expense of the Company, mail to each Holder that properly tendered the Notes the Change of Control Payment for such Notes, and the Trustee will as soon as reasonably practicable authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of this Indenture are applicable.

(d)

Notwithstanding anything to the contrary in this Section 4.16, the Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.16 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 or Section 3.10, unless and until there is a default in payment of the applicable redemption price.

(e)

Notwithstanding anything to the contrary in this Section 4.16, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(f)

The Trustee shall not be required to take any steps to ascertain whether a Change of Control Triggering Event has occurred or may occur, and shall be entitled to assume that no such event has occurred until it has received written notice to the contrary from the Company. The Trustee shall not be required to take any steps to ascertain whether the condition for the exercise of the rights herein has occurred. The Trustee shall not be responsible for determining or verifying whether a Note is to be accepted for redemption and will not be responsible to the Holders for any loss arising from any failure by it to do so. The Trustee shall not be under any duty to determine, calculate or verify the redemption amount payable hereunder and will not be responsible to the Holders for any loss arising from any failure by it to do so.

Section 4.17Anti-Layering.

The Company will not and the Parent will not permit any Guarantor to Incur any Indebtedness if such Indebtedness is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, unless such Indebtedness is also contractually subordinated in right of payment to the Notes or the applicable Note Guarantee, on substantially identical terms. This does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens or Guarantee securing or in favor of some but not all of such Indebtedness or by virtue of some Indebtedness being secured on a junior priority basis.

Section 4.18Limitations on Redemptions or Dispositions of and Amendments to Onshore

Debt.

(a)

The Parent will not permit any Restricted Subsidiary to voluntarily prepay or redeem, in whole or in part, any Original Onshore Debt and the Company will not voluntarily exercise its right of redemption in connection with any Original Onshore Debt, in whole or in part, unless the proceeds of such prepayment or redemption are applied by the Company to redeem, repurchase, defease, acquire or otherwise reduce the principal amount of the Notes outstanding; provided that, after giving effect to such prepayment or redemption and the application of the proceeds thereof, each Restricted Subsidiary that issued Original Onshore Debt has outstanding Original Onshore Debt in an aggregate principal amount at least equal to the Minimum Onshore Debt Amount.

(b)

For so long as any of the Notes are outstanding, the Parent will not permit any Restricted Subsidiary to amend, waive or modify the terms and conditions of any Onshore Debt other than: (i) to conform to an amendment, waiver or modification of this Indenture, the Notes, any Note Guarantee or the Collateral Documents, (ii) to reflect a consolidation, merger or sale of assets permitted by Section 5.01, (iii) in any manner not materially adverse to the holders of the Onshore Debt, (iv) to conform to any provision of this Indenture, (v) in the case of the Existing Rupee ECB, to amend the Existing Rupee ECB within ten Business Days of the Original Issue Date to conform the terms thereof, in all material respects, to the terms set forth in the ECB term sheet annexed to the Offering Memorandum, (vi) as required under applicable law, rule, regulation or order, (vii) in any manner to ensure that the restrictions in any Onshore Debt applicable to the Restricted Subsidiary issuing such Onshore Debt are not inconsistent with or more restrictive than the provisions of this Indenture applicable to such Restricted Subsidiary, and (viii) to enter into any amendment or supplement to or grant any waiver under any Trust and Retention Account Agreement in order to account for the Incurrence of Subordinated Shareholder Debt and/or Permitted Indebtedness or for any other action which is permitted under or not restricted by this Indenture.

(c)	For so long as the Notes are outstanding, the Company will not sell or dispose of, including but not limited to by way of transfer, assignment or sub-participation, any Onshore Debt to any Person.

(d)	Any prepayment or redemption of Onshore Debt will be on a pro rata basis based on the respective principal amounts of Onshore Debt.

Section 4.19[Reserved].

Section 4.20Sales and Issuances of Capital Stock in Restricted Subsidiaries.

(a)	The Parent will not permit any Restricted Subsidiary to issue or sell any shares of Capital Stock of a Restricted Subsidiary, except:

(1)	to the Parent, the Company or any Restricted Subsidiary;

(2)the issuance or sale of Capital Stock of a Restricted Subsidiary (which remains a Subsidiary after any such issuance or sale) to the extent such Capital Stock represents director’s qualifying shares or is required by applicable law, rule, regulation or order to be held by a Person other than the Parent, the Company or a Wholly Owned Restricted Subsidiary;

(3)the issuance or sale of Capital Stock of a Restricted Subsidiary (which remains a Restricted Subsidiary after any such issuance or sale); provided that the Parent or such Restricted Subsidiary applies the Net Cash Proceeds of such issuance or sale in accordance with Section 4.10, if and to the extent required thereby; or

(4)the issuance or sale of Capital Stock of a Restricted Subsidiary (which does not remain a Subsidiary after any such issuance or sale) if required by any applicable law, rule, regulation or order.

(b)	Notwithstanding the foregoing, a Restricted Subsidiary may issue Common Stock to its shareholders on a pro rata basis or on a basis more favorable to the Parent or to any Restricted Subsidiary.

(c)	The Parent will not, and will not permit any Subsidiary of the Parent (other than a Restricted Subsidiary) to, sell any shares of Capital Stock of a Restricted Subsidiary, except:

(1)	to the Parent or any Subsidiary of the Parent;

(2)if such Restricted Subsidiary remains a Restricted Subsidiary after such sale or issuance; or

(3)the issuance or sale of Capital Stock of a Restricted Subsidiary (which does not remain a Subsidiary after any such issuance or sale) if required by any applicable law, rule or regulation or order.

Section 4.21Issuances of Guarantees by Restricted Subsidiaries.

The Parent will not, permit any Restricted Subsidiary (other than the Company), directly or indirectly, to Guarantee any Indebtedness of the Parent or the Company, unless (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for an unsubordinated Guarantee of payment of the Notes by such Restricted Subsidiary and (b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation as a result of any payment by such Restricted Subsidiary under its Guarantee until the Notes have been paid in full.

Any Note Guarantee of a Restricted Subsidiary will be released upon legal defeasance, covenant defeasance or satisfaction and discharge of this Indenture as provided under Article 8 and Article 12, upon repayment in full of the Notes and upon the release or discharge of the Guarantee that resulted in the creation of such Note Guarantee pursuant to this covenant except a discharge or release by or as a result of payment under such Guarantee.

Section 4.22No Payments for Consent.

(a)

The Company will not, and the Parent will not permit any other Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

(b)

Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes in connection with an exchange offer, the Parent and any Restricted Subsidiary may exclude (1) in connection with an exchange offer, holders or beneficial owners of the Notes that are not “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and (2) in connection with any consent, waiver or amendment, holders or beneficial owners of the Notes in any jurisdiction where the inclusion of such holders or beneficial owners could, in the reasonable judgment of the Parent or the Company, require the Parent or any Restricted Subsidiary to (A) file a registration statement, prospectus or similar document or subject the Parent or any Restricted Subsidiary to ongoing periodic reporting or similar requirements under any securities laws (including but not limited to, the United States federal securities laws and the laws of the European Union or its member states), (B) qualify as a foreign corporation or other entity as a dealer in securities in such jurisdiction if it is not otherwise required to so qualify, (C) generally consent to service of process in any such jurisdiction or (D) subject the Parent or any Restricted Subsidiary to taxation in any such jurisdiction if it is not otherwise so subject, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Parent or the Company in its sole discretion.

Section 4.23Additional Note Guarantees.

The Parent may cause a Subsidiary to provide a Note Guarantee pursuant to a supplemental indenture in form and substance satisfactory to the Trustee and deliver an Opinion of Counsel to the Trustee to the effect that such supplemental indenture has been duly authorized, executed and delivered by that Subsidiary and constitutes a valid and binding agreement of that Subsidiary, enforceable in accordance with its terms (subject to customary exceptions).

Section 4.24Permitted Pari Passu Secured Indebtedness.

On or after the Original Issue Date, the Parent will not create Liens on the Pari Passu Collateral other than (a) Liens pari passu with the Lien for the benefit of the Holders to secure Indebtedness of the Company, including any Additional Notes (such Indebtedness of the Company, “Permitted Pari Passu Secured Indebtedness”); provided that (1) the Company was permitted to Incur such Indebtedness under clause (a)(5) or (a)(12) of Section 4.09 and Section 4.14, (2) the holders of such Indebtedness (or their representative), other than any Additional Notes or other Indebtedness in respect of which the relevant holders or representative is already a party to the Intercreditor Agreement (as defined below), become party to the Intercreditor Agreement; (3) the agreement in respect of such Indebtedness contains provisions with respect to releases of the Lien over the Pari Passu Collateral no more restrictive on the Company than the provisions of this Indenture and the Pari Passu Collateral Document; and (4) the Company delivers to the Trustee and the Collateral Agents an Opinion of Counsel and an Officer’s Certificate with respect to corporate and collateral matters in connection with the Pari Passu Collateral Document and (5) the Company delivers to the Trustee and the Collateral Agents an Opinion of Counsel and an Officer’s Certificate each stating that all conditions precedent with respect to such incurrence of Indebtedness and creation of Liens and the execution of documents related thereto have been satisfied and such incurrence of Indebtedness and creation of Liens and execution of documents related thereto are authorized and permitted under this Indenture, any Collateral Documents, the Intercreditor Agreement and any other documents related to the transactions contemplated in this Indenture and (b) certain Permitted Liens. The Trustee, the Notes Collateral Agent and the Common Collateral Agent (each in conclusive reliance upon the Officer’s Certificate and Opinion of Counsel delivered to them) will be permitted and authorized (and shall incur no liability for doing so), without the consent of any Holder, to enter into any amendments to the Pari Passu Collateral Document, this Indenture and/or the Intercreditor Agreement and take any other action reasonably requested by the Company and necessary to permit the creation and registration of Liens on the Pari Passu Collateral to secure Permitted Pari Passu Secured Indebtedness in accordance with this paragraph and the terms of this Indenture (including, without limitation, the appointment of a common collateral agent under the Intercreditor Agreement referred to below to hold the Pari Passu Collateral on behalf of the Holders and the holders of Permitted Pari Passu Secured Indebtedness).

Except for certain Indebtedness for which there is a corresponding Permitted Lien and any Permitted Pari Passu Secured Indebtedness, the Company and the other Restricted Subsidiaries will not be permitted to Incur any other Indebtedness secured by all or any portion of the Pari Passu Collateral without the consent of each Holder.

Section 4.25Intercreditor Agreement and Priority.

(a)

On or prior to the first Incurrence of any Permitted Pari Passu Secured Indebtedness (other than Additional Notes), the Trustee and the Common Collateral Agent will enter into an intercreditor agreement substantially in the form set out in Exhibit J, or with such changes as the Trustee and the Common Collateral Agent may agree (the “Intercreditor Agreement”), without requiring any instruction or consent from or notice to the Holders, with the Company, the Parent, the Common Collateral Agent and the holders of such Permitted Pari Passu Secured Indebtedness (or their representative). The Intercreditor Agreement will provide for, among other things, that:

(1)the parties thereto shall share equal priority and pro rata entitlement in and to the Pari Passu Collateral, but in the event of an acceleration of certain Hedging Obligations permitted to be incurred by the Company under Section 4.09(a)(5), amounts recovered in respect of the Pari Passu Collateral are required to be turned over to the Common Collateral Agent and, subject to the payment of certain fees and expenses, paid by the Common Collateral Agent to the counterparties to such Hedging Obligations in priority to the Holders and to holders or lenders of other Permitted Pari Passu Secured Indebtedness;

(2)the conditions that are applicable to the release of or granting of any Lien on such Pari Passu Collateral; and

(3)the conditions under which the parties thereto will enforce their rights with respect to such Pari Passu Collateral and the Indebtedness secured thereby.

(b)

Under the Intercreditor Agreement, the holders of any Permitted Pari Passu Secured Indebtedness (or their representative) (collectively with the Trustee, the “Pari Passu Secured Parties”) will appoint HSBC Bank, USA, National Association (the “Common Collateral Agent”) (or the successor Common Collateral Agent appointed under the Pari Passu Collateral Document if such a successor has been appointed) to act as the Common Collateral Agent with respect to the Pari Passu Collateral, to exercise remedies (subject to the terms of this Indenture and any document governing Permitted Pari Passu Secured Indebtedness) in respect thereof upon the occurrence of an event of default under this Indenture and any document governing Permitted Pari Passu Secured Indebtedness, and to act as provided in the Intercreditor Agreement.

(c)

In connection with the Incurrence of any subsequent Permitted Pari Passu Secured Indebtedness (other than Additional Notes or Indebtedness in respect of which the holders or their representative is already a party to the Intercreditor Agreement), the holders of such Permitted Pari Passu

Secured Indebtedness (or their representative) will (a) accede to the Intercreditor Agreement and become a party to it or (b) enter into another intercreditor agreement on substantially similar terms.

(d)

By accepting the Notes, each Holder shall be deemed to have consented to the execution of the Intercreditor Agreement, any supplements, amendments or modifications thereto, and any future Intercreditor Agreement required under this Indenture.

Section 4.26  [Reserved]. Section 4.27      Escrow Account.

(a)	Deposit of Funds.

(1)On or prior to the Original Issue Date, the Company will establish a U.S. dollar account (the “Escrow Account”) in the name of the Company with the Escrow Account Bank (the “Escrow Account”) and on the Original Issue Date will deposit the sum of US$277,899,470.71 into such account. The Company, for the benefit of the Holders, will charge the Escrow Account to HSBC Bank USA, National Association (the “Notes Collateral Agent”) on the Original Issue Date in order to secure the obligations of the Company under the Notes and this Indenture. Amounts in the Escrow Account will be released only (i) from time to time for the Company to subscribe for or lend the Onshore Debt issued or borrowed by a Restricted Subsidiary; it being understood that amounts in the Escrow Account may be released prior to the Company’s receipt of the related Onshore Debt, (ii) in accordance with the provisions of Section 3.08 in respect of investments in Temporary Cash Equivalents, (iii) to fund a Special Mandatory Redemption or (iv) as described in Section 4.27(b)(2). The Company may invest amounts deposited in the Escrow Account in Temporary Cash Equivalents. Prior to the release of any amounts from the Escrow Account, the Company shall deliver to the Trustee and Notes Collateral Agent an Officer’s Certificate stating that such release is authorized and permitted under this Indenture, the Notes, any Note Guarantees, the Intercreditor Agreement and any Collateral Documents and all conditions precedent to such release have been complied with.

(b)	Release of Funds for Subscription of Onshore Debt.

(1)Upon receipt from the Company of an Officer’s Certificate substantially in the form provided in Exhibit K, a transfer instruction setting forth the relevant payment and transfer details and an Officer’s Certificate setting forth the subscription amount of the Onshore Debt for which it intends to subscribe, and the Dollar Equivalent amount based upon the noon buying rate for U.S. dollar in New York City for cable transfer in Indian rupee as of the most recent date prior to the date such Officer’s Certificate, and the name of the issuer(s) of such Onshore Debt, the Notes Collateral Agent will instruct the Escrow Account Bank (by delivery of a Transfer Notice to the Escrow Account Bank) to release amounts from the Escrow Account to permit the Company to use the funds deposited in the Escrow Account to subscribe for such Onshore Debt. The Company shall provide the Officer’s Certificate to the Notes Collateral Agent, substantially in the form provided in Exhibit K, at least three Business Days prior (or such shorter period as may be agreed by the Notes Collateral Agent) to the date on which transfer instructions are to be provided to the Escrow Account Bank.

(2)Provided that no Special Mandatory Redemption has occurred, any amounts remaining in the Escrow Account after the SMR Measurement Date will be released and refunded to the Company, subject to the deduction of any costs, fees, charges, expenses or indemnity amounts owed to the Escrow Account Bank. Upon transfer of the last remaining Escrow Funds by the Escrow Account Bank in accordance with this Indenture, the Notes Collateral Agent will, upon receipt of an Officer’s Certificate substantially in the form provided in Exhibit L (addressed to the Trustee and the Notes Collateral Agent) setting forth instructions for the termination of the Escrow Account and its release from the Notes Collateral Document from the Company, (i) instruct the Escrow Account Bank to terminate the Escrow Account and (ii) provide a written declaration to the Company (in a form to be agreed between the Notes Collateral Agent and the Company) that the Notes Collateral Document is cancelled and terminated.

(c)

Release of Funds for Special Mandatory Redemption. Upon satisfaction of the requirements set forth in Section 3.08, the Notes Collateral Agent will instruct the Escrow Account Bank to release amounts in the Escrow Account necessary for the redemption of Notes in accordance with Section

3.08.The Notes Collateral Agent shall be entitled to conclusively rely on the Officer’s Certificate and shall incur no liability for acting in accordance with the instructions set forth in the Officer’s Certificate.

Section 4.28 Subsidiaries.

None of the Restricted Subsidiaries shall have any Subsidiaries. Section 4.29 Amendments to Parent Loans.

The Parent shall not, and shall not permit Azure Power India Private Limited or any Restricted Subsidiary to, amend the terms of any Parent Loan in a manner that is adverse to any Restricted Subsidiary or to any Holder.

Section 4.30 Repayment of EDC Loan and Amendment of Existing Rupee ECB.

The Company will repay in full all amounts due under the EDC Loan by the Original Issue Date, 2019 and will amend the Existing Rupee ECB within ten Business Days thereof to conform the terms thereof, in all material respects, to the terms set forth in the ECB term sheet annexed to the Offering Memorandum.

Section 4.31 Use of Proceeds.

The Company will not use the net proceeds from the sale of the Notes issued on the Original Issue Date, and the Parent will not permit any other Restricted Subsidiary to use the proceeds from the Onshore Debt acquired with such net proceeds, for any purpose other than (1) in the approximate amounts, in the order and for the purposes specified under the heading “Use of Proceeds” in the Offering Memorandum and (2) pending the application of all of such net proceeds in such manner, to invest the portion of such net proceeds not yet so applied in Temporary Cash Equivalents.

Section 4.32 Government Approvals and Licenses; Compliance with Law.

The Parent will cause each Restricted Subsidiary to (a) obtain and maintain in full force and effect all governmental approvals, authorizations, consents, permits, concessions and licenses as are necessary to engage in the Permitted Businesses; (b) preserve and maintain good and valid title to its properties and assets (including land-use rights); and (c) comply with all laws, regulations, orders, judgments and decrees of any governmental body, except to the extent that failure so to obtain, maintain, preserve and comply would not reasonably be expected to have a material adverse effect on (1) the business or results of operations of the Restricted Group II, taken as a whole, or (2) the ability of the Company and any Guarantor to perform its obligations under the Notes, the Note Guarantee or this Indenture.

Section 4.33 Currency Indemnity.

(a)

The U.S. Dollar is the sole currency of account and payment for all sums payable by the Company and the Guarantors under the Notes and the Note Guarantees (the “Contractual Currency”). Any amount received or recovered in currency other than the Contractual Currency in respect of the Notes or the Note Guarantees (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up, liquidation or dissolution of any Guarantor, any Subsidiary or otherwise) by the Holder in respect of any sum expressed to be due to it from the Company or any Guarantor will constitute a discharge of the Company or the Guarantor, as the case may be, only to the extent of the Contractual Currency amount which the recipient is able to purchase with the amount so received or recovered in other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If that purchased amount is less than the Contractual Currency amount expressed to be due to the recipient under any Note, the Company and the Guarantors will indemnify the recipient against any loss sustained by it as a result. For the purposes of this indemnity, it will be sufficient for the Holder to certify (indicating the sources of information used) that it would have suffered a loss had the actual purchase of Contractual Currency been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of Contractual Currency on such date had not been possible, on the first date on which it would have been possible).

(b)	Each of the above indemnities will, to the extent permitted by law:

(1)constitute a separate and independent obligation from the other obligations of the Company or the Guarantors;

(2)	give rise to a separate and independent cause of action;

(3)	apply irrespective of any waiver granted by any Holder; and

(4)continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any other judgment or order.

Section 4.34 Company Representations and Warranties. The Company represents and warrants that:

(i)

it has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and has obtained all necessary approvals, permits, authorizations and licenses from the authorities required by it under the laws and regulations of its jurisdiction of organization to carry on its business as now conducted;

(ii)

it has the requisite power and authority to execute, deliver and perform its obligations under this Indenture and has taken all necessary action to authorize the execution, delivery and performance of its obligations under this Indenture; and

(iii)	this Indenture has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof.

Section 4.35      Suspension of Certain Covenants.

(a)	If on any date following the Original Issue Date, the Notes have a rating of Investment Grade from both of the Rating Agencies and no Default or Event of Default has occurred and is continuing

(a “Suspension Event”), then, beginning on that day and continuing until such time, if any, at which the Notes cease to have a rating of Investment Grade from either of the Rating Agencies, the provisions of this Indenture in the following Sections will be suspended:

(1)	Section 4.10

(2)	Section 4.07;

(3)	Section 4.09;

(4)	Section 4.21;

(5)	Section 4.11

(6)	Section 4.08;

(7)	Section 4.20;

(8)	Section 4.13;

(9)	Section 4.17;

(b)

Such covenants will be reinstated and apply according to their terms as of and from the first day on which a Suspension Event ceases to be in effect (the “Reinstatement Date” and the period of time between the Suspension Event and the Reinstatement Date, the “Suspension Period”). Such covenants will not, however, be of any effect with regard to actions of the Company or any other Restricted Subsidiary properly taken in compliance with the provisions of this Indenture during the continuance of the Suspension Event, and following reinstatement all Indebtedness Incurred during the Suspension Period will be classified to have been incurred pursuant to clause (a)(2) of Section 4.09.

Section 4.36Trust and Retention Accounts Agreement.

Within 90 days of borrowing or issuing the Original Onshore Debt (and in the case of Azure Power Thirty Three Private Limited, within 90 days of the date on which the terms of the Existing Rupee ECB is conformed to the terms and covenants to the terms set forth in the ECB term sheet annexed to the Offering Memorandum), the relevant Restricted Subsidiary will enter into a trust and retention account agreement with inter alia a domestic bank having a credit rating not less than AA+ as the account bank, the security trustee acting for benefit of the lenders of the Indebtedness Incurred under Section 4.09(a)(10) and (12) and Catalyst Trusteeship Limited as the security trustee acting for the benefit of the Company (in its capacity as lender of, or subscriber to, the Original Onshore Debt) and in the case of Azure Power Forty Four Limited, a supplementary escrow agreement will be entered into with inter alia State Bank of India as the escrow bank, State Bank of India as the lenders’ representative (as such term is defined in the power purchase agreements entered into by Azure Power Forty Four Private Limited) and Catalyst Trusteeship Limited as the security trustee acting for the benefit of the Company (in its capacity as lender of or subscriber to the Onshore Debt) in respect of the application of amounts lying in the escrow account established in respect of each of its projects. A separate escrow account will be established in respect of each project of Azure Power Forty Four Private Limited (such trust and retention account agreement or supplementary escrow agreement, the “Trust and Retention Account Agreement”).

ARTICLE 5 SUCCESSORS

Section 5.01Merger, Consolidation, and Sale of Assets.

(a)

The Parent will not permit any Restricted Subsidiary to merge or consolidate with or into another Person (other than, in relation to any Restricted Subsidiary (other than the Company), another Restricted Subsidiary provided that (i) such merger or consolidation does not adversely affect the enforceability, validity or priority of any Lien securing any Onshore Debt; and (ii) the Parent or the Company shall have obtained prior written confirmations from the Rating Agencies that such merger or consolidation will not result in a decrease in the ratings of the Notes), or sell all or substantially all of its assets taken as a whole, in one or more related transactions (other than, in relation to any Restricted Subsidiary (other than the Company), to another Restricted Subsidiary provided that (i) such sale does not adversely affect the enforceability, validity or priority of any Lien securing any Onshore Debt; and (ii) the Parent or the Company shall have obtained prior written confirmations from the Rating Agencies that such sale will not result in a decrease in the ratings of the Notes).

(b)

Prior to an Early Parent Guarantee Release, the Parent will not merge or consolidate with or into another Person; or sell substantially all of its and the Restricted Subsidiaries’ assets taken as a whole, in one or more related transactions, unless:

(1)	either:

(A)	it is the surviving entity; or

(B)the surviving entity (the “Surviving Person”) is organized under the laws of Mauritius, The Netherlands, the Cayman Islands, the British Virgin Islands, Hong Kong, Singapore, Canada, the U.K., any member state of the European Union, Switzerland, the United States, any state of the United States or the District of Columbia and such Surviving Person expressly assumes the obligations under this Indenture, the Parent Guarantee and the Collateral Documents, as the case may be;

(2)immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(3)the Parent delivers an Officer’s Certificate and an Opinion of Counsel as to compliance with this Section 5.01.

Section 5.02Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Parent in a transaction that is subject to, and that complies with the provisions of, this Section 5.01, the successor Person formed by such consolidation or into or with which the Parent is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Parent” shall refer instead to the successor Person and not to the Parent), and may exercise every right and power of the Parent under this Indenture with the same effect as if such successor Person had been named as the Parent herein and the Parent shall be released from all obligations under this Indenture and the Parent Guarantee.

ARTICLE 6 DEFAULTS AND REMEDIES

Section 6.01Events of Default.

Each of the following is an “Event of Default”:

(a)	default in the payment of principal of (or premium, if any, on) the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b)	default in the payment of interest on any Note when it becomes due and the continuance of any such failure for 30 days;

(c)

default in compliance with Section 5.01, or in respect of the Company’s obligations to consummate an offer to purchase upon a Change of Control Triggering Event or Asset Sale, or in respect of its obligations to consummate a Special Mandatory Redemption;

(d)

defaults under this Indenture (other than a default specified in clause (a), (b) or (c) above) and continuance for 60 consecutive days after written notice is given by Holders of 25% or more in aggregate principal amount of the Notes;

(e)	any event of default occurs and is continuing with respect to any Onshore Debt (other than any default in the payment of interest);

(f)

with respect to any Indebtedness of the Company or any other Restricted Subsidiary having an outstanding principal amount of US$15.0 million (or the Dollar Equivalent thereof) or more, (1) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and/or (2) the failure to make a principal payment when due;

(g)

passage of 60 consecutive days following entry of the final judgment or order against the Company or any other Restricted Subsidiary that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed to exceed US$15.0 million (or the Dollar Equivalent thereof) (exclusive of any amounts for which a solvent (to the Company’s best knowledge) insurance company has acknowledged liability for);

(h)

an involuntary case or other proceeding is commenced against the Parent, the Company or one or more Restricted Subsidiaries representing individually or in the aggregate at least 5% of the Total Assets or Stated EBITDA of the Restricted Group II as of or for the most recently completed fiscal year of the Restricted Group II for which financial statements are available seeking the appointment of a receiver, official liquidator, administrator, trustee or corporate insolvency resolution professional and remains undismissed and unstayed for 90 consecutive days, or a final non-appealable judgment or order for relief is entered under any bankruptcy or other similar law;

(i)

the Company, the Parent or one or more Restricted Subsidiaries representing individually or in the aggregate at least 5% of the Total Assets or Stated EBITDA of the Restricted Group II as of or for the most recently completed fiscal year of the Restricted Group II for which financial statements are available:

(1)commences a voluntary case, or consents to the entry of an order for relief in an involuntary case under any bankruptcy or other similar law,

(2)consents to the appointment of a receiver, liquidator, administrator, trustee or corporate insolvency professional, or

(3)	effects any general assignment for the benefit of creditors;

(j)

any Guarantor denies its obligations under its Note Guarantee or such Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect (other than due to a release of such Note Guarantee pursuant to the terms of this Indenture);

(k)

any default by the Company or the Parent in the performance of any of its obligations under the Collateral Documents, which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the Collateral or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect; or

(l)

the repudiation by the Company or the Parent of any of their obligations under the Collateral Documents or a Collateral Document ceases to be or is not in full force or effect or the failure to create a first priority lien on the Collateral or the Trustee or the applicable Collateral Agent ceases to have a first priority security interest in the Collateral (subject to any Permitted Liens and in respect of the Pari Passu Collateral, any Intercreditor Agreement).

Section 6.02Acceleration.

If an Event of Default (other than an Event of Default specified in clause (h) or (i) of Section 6.01 above) occurs and is continuing under this Indenture, the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Trustee and the Company, may, and the Trustee at the written direction of such Holders (subject to it being indemnified and/or secured and/or pre- funded to its satisfaction) will, declare the principal of, premium and Additional Amounts, if any, and accrued and unpaid interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium and Additional Amounts, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default specified in clause (h) or (i) of Section 6.01 above occurs, the principal of, premium and Additional Amounts, if any, and accrued and unpaid interest on the Notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

Section 6.03Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue, in its own name or as Trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture, including, but not limited to, directing a foreclosure on the Collateral in accordance with the terms of the Collateral Documents and take such further action on behalf of the Holders with respect to the Collateral in accordance with such Holders’ instruction and the relevant Collateral Documents, subject to any Intercreditor Agreement in the case of Pari Passu Collateral. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. The Trustee shall have no liability for any decline in value or loss realized as a result of the sale of any Collateral in accordance with the terms of this Indenture.

Section 6.04Waiver of Past Defaults.

The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee may on behalf of all the Holders waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(a)

all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived; and

(b)	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05Control by Majority.

(a)

The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to any Intercreditor Agreement in the case of Pari Passu Collateral, provided that in all cases the Trustee is indemnified and/or secured and/or prefunded to its satisfaction in advance of any such proceedings. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability and may take any other action it deems proper that is not inconsistent with any such direction received from Holders.

(b)

The Trustee will not be required to expend its own funds in following such direction if it does not believe that reimbursement or satisfactory indemnification and/or security and/or pre-funding is assured to it.

Section 6.06Limitation on Suits.

A Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy under this Indenture or the Notes, unless:

(a)	the Holder has previously given the Trustee written notice of a continuing Event of Default;

(b)	the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)

such Holder or Holders offer the Trustee and the Collateral Agents indemnity and/or security and/or pre-funding reasonably satisfactory to the Trustee and the Collateral Agents against any fees, costs, liability or expenses to be incurred in compliance with such request;

(d)

the Trustee does not comply with the request within (x) 60 days after receipt of the written request pursuant to clause (b) above or (y) 60 days after the receipt of the offer of indemnity and/or security and/or pre-funding pursuant to clause (c) above, whichever occurs later; and

(e)	during such 60-day period, the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction that is inconsistent with such request.

However, such limitations do not apply to the contractual right of any Holder to bring suit for the enforcement of any such contractual right to payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of the Holder.

Section 6.07Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium and Additional Amounts, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and Additional Amounts if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and if the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, the Notes Collateral Agent and the Common Collateral Agent, the Agents, and their respective agents and attorneys for amounts due under Section 7.07 and Section 10.10, including payment of all compensation, expenses, costs and liabilities properly incurred, and all advances properly made, by the Trustee, the Notes Collateral Agent, the Common Collateral Agent, the Agents and their respective agents and attorneys, and the costs and expenses of collection and all amounts for which the Trustee, the Notes Collateral Agent, the Common Collateral Agent and the Agents are entitled to indemnification under the Collateral Documents, the Intercreditor Agreement and this Indenture, for which the Trustee, the Notes Collateral Agent, the Common Collateral Agent or the Agents have made a claim pursuant to the terms of the Collateral Documents, the Intercreditor Agreement and this Indenture;

Second: to the Note Holders Representative and its respective agents and attorneys for amounts due under paragraphs (a) and (b) of the Note Holders Representative Appointment Letter, including payment of all compensation, expenses and liabilities incurred, and all advances made by it and the costs and expenses of collection;

Third: to Holders for amounts due and unpaid on the Notes for principal, premium and Additional Amount if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Fourth: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess properly incurred costs, including properly incurred attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7 TRUSTEE

Section 7.01Duties of Trustee.

(a)

If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)	Except during the continuance of an Event of Default:

(1)the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)in the absence of bad faith on its part, the Trustee may conclusively rely on the truth of the statements contained in and the correctness of any certificates or opinions furnished to the Trustee, and the Trustee shall not be responsible for any loss occasioned by acting in reliance on such certificates and opinions and shall not be obligated to verify any information in such certificates or opinions.

The Trustee shall not be charged with knowledge of any Default or Event of Default unless the Company has delivered written notice of such Default or Event of Default to a Responsible Officer at the Corporate Trust Office of the Trustee referencing the applicable provision of this Indenture. During the continuance of an Event of Default, the Trustee shall not be under any obligation to exercise any rights or powers conferred under this Indenture for the benefit of the Holders unless it receives the written direction of the Holders of at least 25% of the aggregate principal amount then outstanding and indemnity and/or security and/or prefunding to its satisfaction.

(c)	The Trustee may not be relieved from liabilities for its own gross negligence, or its own willful misconduct, except that:

(1)	this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is conclusively determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review, that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3)the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it from the Note Holders Representative or Holders of at least 25% in aggregate principal amount of the then outstanding Notes or otherwise pursuant to the terms of this Indenture, the Notes, the Note Guarantee, the Intercreditor Agreement or any Collateral Document.

(d)	Whether or not herein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Article 7.

(e)

No provision of this Indenture or any other documents related to the transactions contemplated herein will require the Trustee to expend or risk its own funds or incur any liability (financial or otherwise). The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture or any other document, unless the Trustee has been offered security and/or indemnity and/or pre- funding satisfactory to it against any loss, liability or expense.

(f)	The Trustee will not be liable for interest on any money received by it. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02Rights of Trustee.

(a)

In the absence of bad faith on its part, the Trustee may conclusively rely upon all instructions, notices, declarations and certificates, opinions and any other documents, including any such document sent by facsimile, e-mail or other form of electronic communication, received by it and believed by it to be genuine and to have been signed or presented by the proper Person. In conclusively relying upon any of such documents, the Trustee need not investigate any fact or matter stated therein and shall not be responsible for the accuracy, authenticity and validity thereof and may conclusively rely as to the truth of the statements and the correctness of the opinions expressed therein.

(b)

Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may, at the Company’s expense, consult with counsel and other professional advisors and an Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder and in reliance thereon.

(c)

The Trustee may act through its attorneys, delegates and agents and will not be responsible for the misconduct or negligence of any attorneys, delegates and agents appointed with due care hereunder. The Trustee shall not be obligated to monitor or supervise such attorneys, delegates and agents.

(d)	The Trustee will not be liable for any action it takes or omits to take that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)	Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f)

The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders or the Note Holders Representative unless such Holders or the Note Holders Representative, as applicable, have offered to the Trustee indemnity and/or security and/or pre-funding satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction. The Trustee will not be responsible for any loss, liability, cost, claim, actions, demand, expense or inconvenience which may result from its exercise or non- exercise of any of the rights or powers vested in it by this Indenture or any related document other than as caused by its own gross negligence or its own willful misconduct.

(g)

In no event shall the Trustee, the Collateral Agents or Agents be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond their control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; or failure of any money transmission or SWIFT system, any laws, ordinances, regulations or the like which restrict or prohibit the performance of the obligations contemplated by this Indenture.

(h)

The recitals contained herein and in the Notes are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness and completeness thereof. The Trustee makes no representation as to the validity or sufficiency of this Indenture or the Notes.

(i)

The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its sole and absolute discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records, and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. The Trustee shall not be bound to make any investigation into (i) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, the Notes, any Note Guarantee, the Intercreditor Agreement, any Collateral Documents, any related document or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by this Indenture, the Notes, any Note Guarantee, the Intercreditor Agreement, any Collateral Documents, or any related document, (iv) the value or the sufficiency of any Collateral or (v) the satisfaction of any condition set forth in this Indenture, the Notes, any Note Guarantee, the Intercreditor Agreement, any Collateral Documents, or any related document.

(j)

Under no circumstances shall the Trustee, the Collateral Agents or Agents be responsible or liable to the Company or any other party to this Indenture for any punitive, special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, business, goodwill or opportunity) whether or not foreseeable and irrespective of whether the Trustee, the Collateral Agents and Agents have known about or have been advised of the likelihood of such loss or damage and regardless of the form of legal actions.

(k)

The rights, privileges, indemnity, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, (i) the Trustee in each of its capacities hereunder, and, in addition to any other rights, privileges, indemnity, protections, immunities and benefits afforded to them, the Collateral Agents and the Agents, custodian and any other Person employed to act hereunder, provided, however any such agent or custodian shall not be deemed to be a fiduciary and (ii) the entity serving as the Trustee, the Collateral Agents and the Agents in each of its capacities under any related document (including the Intercreditor Agreement and any Collateral Document) whether or not specifically set forth therein and each agent, custodian and other Person employed to act hereunder and under any related document, as the case may be;

(l)

The Trustee, the Collateral Agents and Agents may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture; and

(m)

So long as any of the Notes remains outstanding, the Company shall provide the Agents with a sufficient number of copies of this Indenture and each of the documents sent to the Trustee or which are required to be made available by stock exchange regulations or stated in the Offering Memorandum, to be available and, subject to being provided with such copies, each of the Agents will procure that such copies shall be available at its specified office during normal office hours for examination by the Holders and that copies thereof will be furnished to the Holders upon written request at their own expense.

(n)

If an Event of Default occurs and is continuing, the Trustee shall be entitled to require all Agents and the Note Holders Representative to act solely in accordance with its directions. For the avoidance of doubt, the Trustee shall not be required to provide any such directions and such right shall not be construed as a duty.

(o)

The Trustee shall treat all information relating to the Company as confidential, but (unless consent is prohibited by law) the Company and the Guarantors consent to the transfer and disclosure by the Trustee of any information relating to the Company and the Guarantors to and between branches, subsidiaries, representative offices, agents and affiliates of the Trustee and third parties (including service providers) selected by any of them, wherever situated, for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes and for compliance with applicable law). The Trustee and any of its branch, subsidiary, representative office, agent, affiliate or third party may transfer and disclose any such information as required or requested by any law, court, regulator, legal process, applicable law, or authority including any auditor of the Company or the Guarantors and including any payor or payee as required by applicable law; provided that the Trustee shall give the Company prompt written notice of such request so that the Company may seek a protective order or other remedy protecting such confidential information from disclosure so long as the provision of such notice is not contrary to applicable law. Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, or information obtained by the Trustee from sources other than the Company or the Guarantors, (ii) disclosure as required pursuant to this Indenture, the Intercreditor Agreement, the Notes, the Note Guarantee or the Collateral Documents, or (iii) any other disclosure authorized by the Company.

(p)

The Trustee will not be responsible for the acts, omissions, misconduct default or negligence of the Note Holders Representative and shall not be obliged to monitor or supervise the Note Holders Representative for any action it takes or omits to take that the Note Holders Representative believes to be authorized or within the rights or powers conferred upon it by the Note Holders Representative Appointment Letter.

(q)

If an Event of Default occurs and is continuing and the Trustee instructs the Note Holders Representative to act solely in accordance with its directions, the Trustee shall not be obliged to indemnify the Note Holders Representative or pay remuneration to the Note Holders Representative before it acts in accordance with the directions of the Trustee.

(r)

Notwithstanding anything to the contrary provided for in this Indenture, the Notes and the Note Holders Representative Appointment Letter, the Note Holders Representative shall not, by any provision hereof or in the Note Holders Representative Appointment Letter, have any claim or recourse to the Trustee in connection with the Note Holders Representative’s indemnification, remuneration or liabilities and acknowledges and agrees that the expenses of the Note Holders Representative shall be limited to the amounts for the time being held by the Trustee in respect of the Notes under this Indenture and after application of such sums in accordance with Section 6.10 in satisfaction of payment of relevant sums.

(s)	Notwithstanding anything to the contrary in this Indenture, the Notes or in any other document the Company, Parent and the Holders, by accepting the Notes, acknowledge and understand that the:

(1)Trustee has not conducted any due diligence or investigation with respect to the Note Holders Representative or its ability to perform its required duties and accepts no responsibility or liability for any acts, omissions or defaults of the Note Holders Representative; and

(2)The Note Holders Representative is executing the Note Holders Representative Appointment Letter as an agent of the Company and not as an agent of the Trustee and there is no trustee-beneficiary or fiduciary relationship between the Note Holders Representative and the Trustee of any nature whatsoever and no principal-agent relationship between the Note Holders Representative and the Trustee of any nature whatsoever until such time an Event of Default occurs and is continuing and the Trustee requires the Note Holders Representative to act as agent of the Trustee and to act solely in accordance with its directions.

(t)

The Company and the Parent hereby irrevocably waive, in favor of the Trustee, the Agents and the Collateral Agents, any conflict of interest which may arise by virtue of the Trustee and/or the Agents and/or the Collateral Agents acting in various capacities under this Indenture, the Notes, the Note Guarantees and the Collateral Documents or for other customers of the Trustee and/or the Agents and/or the Collateral Agents. The Company and the Parent acknowledge that the Trustee, the Agents and the Collateral Agents and their respective affiliates (together, the “Agent Parties”) may have interests in, or may be providing or may in the future provide, financial or other services to other parties with interests which the Company or the Parent may regard as conflicting with their respective interests under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement and the Collateral Documents and may possess information (whether or not material to the Company or the Parent) other than as a result of acting as Trustee and/or the Agents and/or the Collateral Agents hereunder, that the Trustee and/or the Agents and/or the Collateral Agents may not be entitled to share with the Company or the Parent. The Trustee, the Agents and the Collateral Agents will not disclose confidential information obtained from the Company and the Parent (without their respective consent) to any of the Trustee’s and/or the Agent’s and/or the Collateral Agent’s other customers nor will any of them use on the Company’s or the Parent’s behalf any confidential information obtained from any other customer. Without prejudice to the foregoing, the Company and the Parent agree that the Agent Parties may deal (whether for their own respective or their respective customers’ accounts) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of this Indenture, the Notes, the Note Guarantees and the Collateral Documents.

(u)

The Trustee shall have no obligation or duty to monitor, supervise, determine or inquire as to the Company’s or the Parent’s or any other Person’s compliance with any provision of this Indenture, the Notes, any Note Guarantee, the Intercreditor Agreement or any Collateral Document.

(v)

The Trustee shall not be deemed to have knowledge of any event unless it has been actually notified in writing of such event. In the exercise of its duties, the Trustee shall not be responsible for the verification of the accuracy or completeness of any certification or legal opinion submitted to it pursuant to this Indenture and is entitled to rely exclusively on, and take action based on the information contained in, such certification or legal opinion.

(w)

The Trustee shall not be responsible for the performance by any other Person appointed by the Company in relation to the Notes, this Indenture, any Note Guarantee, the Intercreditor Agreement or any Collateral Document and, unless notified in writing to the contrary, shall assume that the same is duly performed. The Trustee shall not be liable to any Holders or any other person for any action taken by the Holders or the Trustee in accordance with the instructions of the Holders.

(x)

In all instances in which the Trustee is called upon to exercise its discretion, such discretion shall be absolute and unfettered and the right of the Trustee to perform any discretionary act enumerated shall not be construed as a duty.

(y)

Notwithstanding anything else herein contained, the Trustee may refrain without liability from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction (including but not limited to Hong Kong, the United States of America or any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction, in each case, applicable to it, and may without liability do anything which is, in its reasonable opinion, necessary to comply with any such law, directive or regulation or is not provided for in this Indenture. The Trustee shall as soon as reasonably practicable, to the extent permitted by applicable laws, notify the Company of such action or inaction related to a request or demand made by the Company to the Trustee. The Trustee shall not be required to take any action under this Indenture, the Notes, the Note Guarantee, the Intercreditor Agreement, any Collateral Document or any related document if taking such action (A)

would subject the Trustee to a tax in any jurisdiction where it is not then subject to a tax, or (B) would require the Trustee to qualify to do business in any jurisdiction where it is not then so qualified.

(z)

The Trustee shall not have any duty or responsibility in respect of (i) the acquisition or maintenance of any insurance or (ii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.

(aa) If the Trustee requests instructions from the Company or the Holders with respect to any action or omission by it, the Trustee shall be entitled (without incurring any liability therefor) to refrain from taking such action and continue to refrain from acting unless and until the Trustee shall have received such written instructions with respect to such request.

(bb) The Trustee, the Collateral Agents and the Agents shall not be responsible for any loss or damage, or failure to comply or delay in complying with any duty or obligation, under or pursuant to this Indenture arising as a direct or indirect result of any Force Majeure Event or any event where, in the reasonable opinion of the Trustee, the Collateral Agents or the Agents (as the case may be), performance of any duty or obligation under or pursuant to this Indenture would or may be illegal or would result in the Trustee, the Collateral Agents or the Agents (as the case may be) being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Trustee, the Collateral Agents or the Agents (as the case may be) are subject.

Section 7.03Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. The Trustee is permitted to engage in other transactions, including normal banking and trustee relationships, with the Company, the Parent and their respective Affiliates and to benefit from them without being obliged to account for profits, if any; provided, however, that if it acquires any conflicting interest that may have a prejudicial effect upon the Holders, the Trustee must eliminate such conflict within 90 days or resign. The Trustee and the Agents may have an interest in, may be providing, or may in the future provide financial or other services to other parties. Any Agent and the Collateral Agents may do the same with like rights and duties contained in this Section 7.03. The Trustee is also subject to Section 7.10.

Section 7.04Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes; it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture; it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall not be deemed to be required to calculate any Treasury Rates, Additional Amounts, make-whole amount, Combined Leverage Ratio or other leverage ratio.

Section 7.05Notice of Defaults.

If a Default or an Event of Default occurs and is continuing and if the Holders of 25% or more in aggregate principal amount of the Notes notified the Trustee in writing of such occurrence, the Trustee will mail to Holders, at the expense of the Company, a notice of the Default or Event of Default within 90 days after it occurs. The Trustee shall not be deemed to have notice or knowledge of a Default or an Event of Default unless and until it has received written notification of such Default or Event of Default describing the circumstances of such, and identifying the circumstances constituting such Default or Event of Default pursuant to Section 4.03(c)(2). None of the Trustee or any Agent is obligated to do anything to ascertain whether any Event of Default or Default has occurred or is continuing and will not be responsible to Holders or any other person for any loss arising from any failure by it to do so, and each of the Trustee and the Agents may assume that no such event has occurred and that the Company and the Parent are performing all of their respective obligations under this Indenture, the Notes and the Note Guarantees unless the Trustee or the Agents, as the case may be, has received written notice of the occurrence of such event or facts establishing that a Default or an Event of Default has occurred or that the Company and the Parent are not performing all of their respective obligations under this Indenture, the Notes and the Note Guarantees. The Trustee or the Agents are entitled to rely on any Opinion of Counsel or Officers’ Certificate regarding whether a Default or an Event of Default has occurred.

Section 7.06Limitation on Duty of Trustee and Collateral Agents in Respect of Collateral; Indemnification.

(a)

The Trustee and Collateral Agents shall have no duty as to any Collateral in their possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee and Collateral Agents shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.

(b)

The Trustee and Collateral Agents shall not be responsible for the existence, title, genuineness, protection or value (or the protection of the diminution in value) of any of the Collateral or for the legality, genuineness, validity, perfection, priority of enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, and shall not be responsible for taking any action to protect against any diminution in the value of any Collateral; it being understood that all such obligations shall be the obligations of the Company or the Parent, as the case may be. The Collateral Agents may decline to foreclose on the Collateral or exercise remedies available if they do not receive indemnification and/or security and/or pre-funding to its satisfaction. The Collateral Agents’ ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Collateral Agents’ Liens on the Notes Collateral and/or the Pari Passu Collateral, as the case may be. Neither the Trustee, the Collateral Agents nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value, adequacy or protection of the Notes Collateral and/or the Pari Passu Collateral, for the legality, genuineness, validity, perfection, priority of enforceability of the Liens, effectiveness or sufficiency of the Notes Collateral Document or the Pari Passu Collateral Document, for the creation, perfection, priority, sufficiency or protection of any of the Liens, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or the Notes Collateral Document or the Pari Passu Collateral Document, as the case may be, or any delay in doing so. The Collateral Agents will not be required to expend their own funds under any circumstances. The Trustee and Collateral Agents shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Collateral Documents by the Company or any Guarantor.

Section 7.07Compensation and Indemnity.

(a)

The Company agrees to pay to the Trustee and each Agent from time to time compensation for their acceptance of this Indenture and services hereunder pursuant to a written fee agreement. The Trustee’s and each Agent’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee and each Agent promptly upon request for all properly incurred disbursements, advances and expenses incurred or made by them in addition to the compensation for their services. Such expenses will include the properly incurred compensation, disbursements and expenses of the Trustee’s and each Agent’s respective agents and counsel and other Persons not regularly within their employ.

(b)

The Company agrees to be responsible for and indemnify the Trustee and each Agent and their respective agents, employees, delegates, employees, officers and directors against any and all losses, liabilities or expenses (including legal fees and expenses) incurred by them arising out of or in connection with the acceptance or administration of their duties under this Indenture or any related document, including the properly incurred fees, costs and expenses of enforcing this Indenture against the Company and the Parent (including this Section 7.07) and defending themselves against any claim (whether asserted by the Company, the Parent, any Holder or any other Person) or liability in connection with the exercise or performance of any of their powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to their gross negligence or willful misconduct.

(c)

The obligations of the Company under this Section 7.07 and Section 7.02(j) will survive the satisfaction and discharge of this Indenture, the redemption or maturity of the Notes, and the resignation or termination of appointment of the Trustee or each Agent.

(d)

To secure the Company’s payment obligations in this Section 7.07, the Trustee and each Agent will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e)	For purposes of this Section 7.07, “hereunder” shall be deemed to include this Indenture, the Notes, the Note Guarantees and the Collateral Documents.

(f)

If a Default or an Event of Default has occurred or if the Trustee finds it expedient or necessary after attempting to consult with the Company or is requested by the Company to undertake duties which are of an exceptional nature or otherwise outside the scope of the Trustee’s normal duties under this Indenture, the Company and the Parent will pay such additional remuneration as they may agree (and which may be calculated by reference to the Trustee’s normal hourly rate or such other rate or fees in place from time to time) or, failing such agreement, as determined by an independent financial institution (acting as an expert and not as an arbitrator) selected by the Trustee and, prior to the occurrence of an Event of Default that is continuing, also approved by the Company. The properly incurred expenses involved in such nomination and such financial institution’s properly incurred fees will be paid by the Company and the Parent. The determination of such financial institution will be conclusive and binding on the Company, the Parent, the Trustee and the Holders.

Section 7.08Replacement of Trustee.

(a)	A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)	The Trustee may resign without giving any reason in writing at any time by giving 45 days’ notice and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so providing a 60-day notice to the Trustee and the Company in writing. The Company may remove the Trustee if:

(1)	the Trustee fails to comply with Section 7.10;

(2)the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)	a custodian or public officer takes charge of the Trustee or its property; or

(4)	the Trustee becomes incapable of acting.

(c)

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d)

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee may, on behalf of and at the expense of, the Company appoint a successor trustee or the retiring trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)

A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will as soon as reasonably practicable transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 will continue for the benefit of the retiring Trustee.

Section 7.09Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee without the execution or filing of any paper with any Person or any further act on the part of any Person.

Section 7.10Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of Hong Kong, the United States of America or of any state thereof, the United Kingdom, Mauritius or India) that is authorized under such laws to exercise corporate trustee power.

Section 7.11Rights of Trustee in other roles; Collateral Agents.

All rights, powers and indemnities contained in this Article 7 shall apply to the Trustee in its other roles hereunder and to the Collateral Agents and the Agents, provided, however, that the Collateral Agents are an agent.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in the relevant Sections, as the case may be.

Section 8.02Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors (if any) will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees if any) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors (if any) will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees, if any), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees (if any) and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a)	the rights of Holders to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to below;

(b)

the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)

the rights (including its rights to payment and indemnification), powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations (if any) in connection therewith; and

(d)	the Legal Defeasance and Covenant Defeasance provisions of this Indenture.

Subject to compliance with this Article 8, the Company may exercise its option under this Section

8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option  applicable  to  this  Section 8.03, the Company and the Guarantors (if any) will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Article 4

(other than Sections 4.01, 4.02, 4.05, 4.06, 4.15 (solely with respect to the Parent and the Company), 4.32 and 4.33), hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees (if any), the Company and the Guarantors (if any) may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees (if any) will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01 (c),

(d)	and (f) will not constitute Events of Default.

Section 8.04Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or

8.03:

(a)

the Company must irrevocably deposit with the Trustee (or such other entity designated or appointed (as agent) by it for such purpose), in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and any amounts payable by the Company under this Indenture and the Collateral Documents, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(b)	in the case of an election under Section 8.02, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(1)the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

(2)since the Original Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)

in the case of an election under Section 8.03, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to

U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)

no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) and the granting of Liens securing such borrowing);

(e)

such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and any agreements or instruments governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f)

the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(g)

the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent), to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee, cost or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be included in the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium and Additional Amounts if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease.

Section 8.07Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and any Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees (if any) will be revived and reinstated as though no deposit had occurred pursuant to Section

8.02or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium and Additional Amounts if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01Without Consent of Holders.

Notwithstanding Section 9.02, the Company, any Guarantor, the Collateral Agents and the Trustee may amend or supplement this Indenture, the Notes, any Note Guarantee, the Collateral Documents or the Intercreditor Agreement (if any) without the consent of any Holder:

(a)	to cure any ambiguity, defect, omission or inconsistency;

(b)

to provide for certificated Notes in addition to or in place of uncertificated Notes (provided, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the U.S. Internal Revenue Code of 1986, as amended);

(c)

to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes or the Note Guarantees by a successor to the Company in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(d)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any Holder;

(e)

to conform the text of this Indenture, the Notes or the Note Guarantees or the Collateral Documents to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in that “Description of the Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement (if any);

(f)	to provide for the issuance of Additional Notes in accordance with the covenants set forth in this Indenture;

(g)	to effect any changes to this Indenture in a manner necessary to comply with the procedures of the relevant clearing system;

(h)

to allow a Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes or to release a Guarantor from its Note Guarantee in accordance with the terms of this Indenture;

(i)	to enter into additional or supplemental Collateral Documents or to release Collateral from the Lien of this Indenture or the Collateral Documents in accordance with the terms of this Indenture;

(j)	to evidence and provide for the acceptance of appointment by a successor Trustee or Collateral Agents;

(k)

to enter into any amendment or supplement to or grant any waiver under any Trust and Retention Account Agreement in order to account for the Incurrence of Subordinated Shareholder Debt and/or Permitted Indebtedness or for any other action which is permitted under or not restricted by this Indenture; or

(l)	to enter into an Intercreditor Agreement.

In connection with the matters indicated above, the Trustee and each Collateral Agent shall be entitled to rely absolutely on an Opinion of Counsel and an Officer’s Certificate to the effect that the entry into such amendment, supplement or waiver is authorized or permitted by this Indenture, the Notes, any Note Guarantee, the Collateral Documents and the Intercreditor Agreement.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee and the Collateral Agents of the documents described in this Section 9.01, the Trustee and the Collateral Agents will join with the Company and the Guarantors (if any) in the execution of any amendment or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Collateral Agents will not be obligated to enter into such amended or supplemental indenture that affects their own rights, duties or immunities under this Indenture or otherwise.

Section 9.02With Consent of Holders.

Except as provided in this Section 9.02, this Indenture, the Notes, any Note Guarantee, the Collateral Documents or the Intercreditor Agreement (if any) may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, any Note Guarantees, the Collateral Documents or the Intercreditor Agreement (if any) may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

In connection with the matters indicated above, the Trustee and each Collateral Agent shall be entitled to rely absolutely on an Opinion of Counsel and an Officer’s Certificate to the effect that the entry into such amendment, supplement or waiver is authorized or permitted by this Indenture, the Notes, any Note Guarantee, the Collateral Documents and the Intercreditor Agreement.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee and the Collateral Agents of the documents described in this Section 9.02, the Trustee will join with the Company and the Guarantors (if any) in the execution of such amendment or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s or the Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Collateral Agents may in its sole discretion, but will not be obligated to, enter into such amendment or supplemental indenture.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver; provided that the foregoing shall not be required if such amendment, supplement or waiver, or such notice, is filed with the SEC. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes or the Note Guarantees. However, without the consent of Holders holding at least 90% in principal amount of the Notes, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes (including Additional Notes) held by a non-consenting Holder):

(a)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)	reduce the principal of or change the fixed maturity of any Note;

(c)	change the redemption date or the redemption price of the Notes from that stated under Section 3.07 or Section 3.10;

(d)	reduce the rate of or change the currency or change the time for payment of interest, including default interest, on any Note;

(e)

waive a Default or an Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(f)

reduce the amount payable upon a Change of Control Offer or an Excess Proceeds Repurchase Offer or change the time or manner a Change of Control Offer or an Excess Proceeds Repurchase Offer may be made or by which the Notes must be repurchased pursuant to a Change of Control Offer or an Excess Proceeds Repurchase Offer, in each case after the obligation to make such Change of Control Offer or Excess Proceeds Repurchase Offer has arisen;

(g)

make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to bring suit for the enforcement of any contractual right to payment, on or after the due date expressed in the Notes;

(h)	waive a redemption payment with respect to any Note (other than a payment required by Section 4.10 and Section 4.16);

(i)	release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except as set forth under Section 11.09 and Section 5.01;

(j)	release any Collateral from the Lien of this Indenture and the Collateral Documents, except as set forth under Section 10.04;

(k)	amend, supplement or grant any waiver under any Trust and Retention Account Agreement

(i)that would adversely impact the priority of payments with respect to the Onshore Debt or the right to receive payments with respect to the Onshore Debt; or (ii) relating to any action or change not permitted under the terms of this Indenture; or

(l)	make any change in the preceding amendment and waiver provisions.

Section 9.03Supplemental Indenture.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture.

Section 9.04Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06Trustee to Sign Amendments, etc.

The Trustee will sign any amendment or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee; provided that the Trustee has received an Officer’s Certificate and an Opinion of Counsel pursuant to this Article 9. The Company and any Guarantor may not sign an amended or supplemental indenture until the Board of Directors of the Company and such Guarantor approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, the Notes, any Note Guarantee, the Collateral Documents and the Intercreditor Agreement.

ARTICLE 10 COLLATERAL AND SECURITY

Section 10.01Security.

The Company initially appoints HSBC Bank USA, National Association to act as the Collateral Agents pursuant to the Collateral Documents.

The Parent shall, for the benefit of the Holders, the Trustee, the Agents and the Collateral Agents, charge on a first priority basis (subject to the Permitted Liens) the Capital Stock of the Company (the “Pari Passu Collateral” and such fixed share charge, the “Pari Passu Collateral Document”), and the Company shall, for the benefit of the Holders, charge on a first priority basis (subject to the Permitted Liens) funds held in the Escrow Account (the “Notes Collateral”) pursuant to an account charge agreement (the “Notes Collateral Document”). The Pari Passu Collateral and the Notes Collateral together with any additional collateral provided to secure the Notes and prior to any release thereof pursuant to the terms of this Indenture are the “Collateral”. The Pari Passu Collateral Document and the Notes Collateral Document are collectively the “Collateral Documents”.

The due and punctual payment of the principal of and premium and Additional Amounts, if any, on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest and Additional Amounts (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Company to the Holders or the Trustee, the Agents and the Collateral Agents under this Indenture and the Notes, according to the terms hereunder or thereunder, are secured as provided in the Collateral Documents which the Company and the Parent, the Trustee, the Note Collateral Agent and the Common Collateral Agent have entered into simultaneously with the execution of this Indenture. Each Holder, by its acceptance of a Note, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure and release of the Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Agents to enter into the Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company and the Parent will deliver to the Trustee copies of all documents delivered to the Collateral Agents pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Collateral Documents, to assure and confirm to the Trustee and the Collateral Agents the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Parent will take any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the obligations of the Company hereunder, a valid and enforceable perfected first priority Lien in and on all the Collateral, in favor of the Collateral Agents for the benefit of the Holders, superior to and prior to the rights of all third Persons and subject to no other Liens than Permitted Liens.

For the avoidance of doubt, except for the safe custody and preservation of the Collateral in its possession and the accounting for monies actually received by it, each Collateral Agent shall have no other duty as to the Collateral applicable to it, except as provided in the applicable Collateral Documents. Each Collateral Agent shall be deemed to have provided safe custody and preservation of the applicable Collateral in its possession if such Collateral is accorded treatment substantially equal to that which such

Collateral Agent holds similar property as a third party agent, unless otherwise provided in the Collateral Documents.

Section 10.02[Reserved].

Section 10.03Priorities of Proceeds from Enforcement of Security.

The first-priority Lien over the Notes Collateral will be granted to the Notes Collateral Agent. The Notes Collateral Agent, subject to the Notes Collateral Document and this Indenture, will hold such Lien and security interest in the Notes Collateral granted pursuant to the Notes Collateral Document with sole authority as directed by the written instruction of the Trustee (acting at the direction of the applicable Holders or otherwise pursuant to this Indenture) to exercise remedies under the Notes Collateral Document. The Notes Collateral Agent has agreed to act as secured party on behalf of the Holders under the Notes Collateral Document, to follow the instructions provided to it under this Indenture and the Notes Collateral Document and to carry out certain other duties.

The first-priority Liens over the Pari Passu Collateral will be granted to the Common Collateral Agent. The Common Collateral Agent will hold such Liens and security interests in the Pari Passu Collateral granted pursuant to the Pari Passu Collateral Document with sole authority as directed by the written instruction of the majority of the Pari Passu Secured Parties to exercise remedies under the Pari Passu Collateral Document. The Common Collateral Agent has agreed to act as secured party on behalf of the Pari Passu Secured Parties under the Pari Passu Collateral Document, to follow the instructions provided to it under the Intercreditor Agreement and the Pari Passu Collateral Document and to carry out certain other duties.

The Notes Collateral Agent and/or the Common Collateral Agent (together, the “Collateral Agents”) may decline to foreclose on the Notes Collateral or the Pari Passu Collateral, as the case may be, or exercise remedies available if it does not receive indemnification and/or security and/or pre-funding to its satisfaction. In addition, the Collateral Agents’ ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Collateral Agents’ Liens on the Notes Collateral and/or the Pari Passu Collateral, as the case may be. None of the Collateral Agents nor the Trustee, nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value, adequacy or protection of the Notes Collateral and/or the Pari Passu Collateral, for the legality, enforceability, effectiveness or sufficiency of the Notes Collateral Document or the Pari Passu Collateral Document, for the creation, perfection, priority, sufficiency or protection of any of the Liens, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or the Notes Collateral Document or the Pari Passu Collateral Document, as the case may be, or any delay in doing so.

Each of this Indenture, the Notes Collateral Document and the Pari Passu Collateral Document provides that the Company and the Parent will be jointly and severally responsible for and indemnify the Collateral Agents and the Trustee for all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind imposed against each of the Collateral Agents arising out of the Notes Collateral Document and the Pari Passu Collateral Document except to the extent that any of the foregoing are finally judicially determined to have resulted from the gross negligence or willful misconduct of the relevant Collateral Agent.

(a)	All payments received and all amounts held by the Notes Collateral Agent in respect of the Notes Collateral under the Notes Collateral Document will be applied as follows:

first, to the Trustee, the Notes Collateral Agent, the Agents and to the extent necessary to reimburse the Trustee, the Notes Collateral Agent and the Agents for their respective unpaid fees, costs and expenses (including any fees and expenses of legal counsel) incurred in connection with this Indenture and the Notes Collateral Document and the collection or distribution of such amounts held or realized or in connection with fees, costs and expenses incurred (including, fees and expenses of legal counsel) in enforcing its remedies under the Notes Collateral Document and preserving the Notes Collateral and all amounts for which the Trustee, the Notes Collateral Agent and the Agents are entitled to indemnification under the Notes Collateral Document and this Indenture;

second, to the Trustee for the benefit of Holders; and

third, any surplus remaining after such payments will be paid to the Company or to whomever may be lawfully entitled thereto.

(b)

All payments received and all amounts held by the Common Collateral Agent in respect of the Pari Passu Collateral under the Pari Passu Collateral Document will, in accordance with the terms of the Intercreditor Agreement (if in effect), be applied as follows:

first, to the Trustee, the Common Collateral Agent, the Agents and to the extent applicable, any representative of holders of any Permitted Pari Passu Secured Indebtedness, to the extent necessary to reimburse the Trustee, the Common Collateral Agent, the Agents and any such representative for any unpaid fees, costs and expenses (including any fees and expenses of legal counsel) incurred in connection with the collection or distribution of such amounts held or realized or in connection with expenses (including any fees and expenses of legal counsel) incurred in enforcing its remedies under the Pari Passu Collateral Document and preserving the Pari Passu Collateral and all amounts for which the Trustee, the Common Collateral Agent, the Agents and any such representative are entitled to indemnification under the Collateral Documents and the Intercreditor Agreement;

second, on a pro rata and pari passu basis to the counterparties under Hedging Obligations Incurred by the Company under Section 4.09(a)(5) of the definition of Permitted Indebtedness;

third, to the Trustee for the benefit of Holders and, to the extent applicable, holders of any other Permitted Pari Passu Secured Indebtedness (or their representative) on a pro rata and pari passu basis; and

fourth, any surplus remaining after such payments will be paid to the Company or whomever may be lawfully entitled thereto.

Section 10.04Release of Collateral.

(a)	The Liens created by this Indenture and the Collateral Documents will be released upon

(1)the full and final payment and performance of the Obligations of the Company under this Indenture and the Notes, (2) legal or covenant defeasance pursuant to Article 8 or discharge of this Indenture in accordance with Article 12 or (3) in the case of the release of the Lien over the Escrow Account, in accordance with Section 4.27.

(b)

The Trustee shall, if so directed by the Parent, authorize the Collateral Agents to execute, deliver or acknowledge any necessary or proper instruments of termination, satisfy or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents, as may be reasonably requested by the Parent.

(c)

At any time when a Default or an Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the Collateral Agents:

(1)all rights of the Parent and the Company to receive all or claim payment of cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be paid to the Notes Collateral Agent or the Common Collateral Agent, as applicable;

(2)all voting or other consensual rights pertaining to the Collateral will become vested solely in the Notes Collateral Agent or the Common Collateral Agent, as applicable, and the right of the Parent and the Company to exercise any such voting and consensual rights will cease; and

(3)the Notes Collateral Agent or the Common Collateral Agent, as applicable, may distribute or sell the Collateral or any part of the Collateral in accordance with the terms of the Collateral Documents, subject to the provisions of applicable law. The Notes Collateral Agent in accordance with the provisions of this Indenture will distribute all funds distributed under the Notes Collateral Documents in connection with the Notes Collateral. The Common Collateral Agent in accordance with the Intercreditor Agreement will distribute all funds distributed under the Collateral Documents in connection with the Pari Passu Collateral and received by the Common Collateral Agent for the benefit of the Permitted Pari Passu Secured Indebtedness creditors and the Holders.

(d)

The release of the Collateral from the terms of this Indenture and the Collateral Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Collateral Documents.

Section 10.05Certificate of the Parent.

The Parent or the Company shall furnish to the Collateral Agents and the Trustee on or prior to any proposed releases of Collateral an Officer’s Certificate certifying and an Opinion of Counsel stating that such release shall comply with the terms of this Indenture, the Intercreditor Agreement, if any, the Notes, any Note Guarantee and the relevant Collateral Documents. For the avoidance of doubt, the release of funds from the Escrow Account is not a release of Collateral notwithstanding that such released funds will not be subject to any security interest under the Notes Collateral Document upon such release from the Escrow Account.

Section 10.06Certificates of the Trustee.

If the Company wishes to release the Collateral in accordance with the Collateral Documents and has delivered the certificates and documents required by the Collateral Documents and Sections 10.04,

10.05 and 10.06 to the Trustee, the Trustee will, based on such certification and, if applicable, the Opinion of Counsel delivered pursuant to Section 10.05, instruct the Collateral Agents to release the Collateral.

Section 10.07 Authorization of Actions to Be Taken by the Trustee Under the Collateral Documents.

The Trustee may (without obligation), in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agents to, take all actions it deems necessary or appropriate in order to:

(a)	enforce any of the terms of the Collateral Documents; and

(b)	collect and receive any and all amounts payable in respect of the obligations of the Company hereunder.

The Trustee will have power (without obligation) to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section 10.08Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 10.09Termination of Security Interest.

(a)

Upon the payment in full of all Obligations of the Company under this Indenture and the Notes, or upon Legal Defeasance, Covenant Defeasance or a satisfaction and discharge pursuant to Article 12, the Company will deliver a certificate to the Collateral Agents and the Trustee stating that such Obligations have been paid in full, and direct the Trustee to instruct the Collateral Agents to release the Liens pursuant to this Indenture and the Collateral Documents.

(b)

Upon the Notes Collateral Agent having distributed all of the amounts in the Escrow Account; or if the amounts in the Escrow Account is not credited to or received in accordance with the Notes Collateral Document and Section 3.08 and 4.27, the Notes Collateral Agent shall be discharged from all duties and liabilities and all security interest created in favor of such Escrow Account shall be terminated.

Section 10.10Certain Rights of Collateral Agents.

(a)

The Collateral Agents’ duties under the respective Collateral Documents are solely mechanical and administrative in nature. The Collateral Agents shall have no other duties save as expressly provided for in the respective Collateral Documents and this Indenture.

(b)

The Collateral Agents may act in relation to the Collateral Documents, respectively, through their Affiliates, officers, employees and agents and the Collateral Agents shall not be liable for any error of judgment made by any such person.

(c)	The Collateral Agents are not obliged to do or omit to do anything if it would or might in their opinion constitute a breach of any law or duty of confidentiality.

(d)

The Collateral Agents are not responsible for the adequacy, accuracy and/or completeness of any information supplied by the Parent, or the Company or any other person, as applicable, given in or in connection with the Collateral Documents.

(e)	The Collateral Agents shall not be bound to enquire:

(1)	whether or not any Default or Event of Default has occurred;

(2)as to the performance, default or any breach by any party of its obligations under any of the Collateral Documents; or

(3)	whether any other event specified in any of the Collateral Documents has occurred.

(f)

The Collateral Agents shall be obligated to perform such duties and only such duties as are specifically set forth in this Indenture, the Intercreditor Agreement and the other Collateral Documents to which they are a party, and no implied duties or obligation shall be read against the Collateral Agents. The Collateral Agents shall not be liable for any cost, loss or liability incurred by any person as a consequence of the Collateral Agents having taken or having omitted to take any action under or in connection with the respective Collateral Documents to which they are a party to, unless directly caused by the Collateral Agents’ fraud, gross negligence or willful misconduct;

(g)	The Collateral Agents shall not be liable for any failure to:

(1)require the deposit with it of any deed or document certifying, representing or constituting the title of the Parent in respect of the Pari Passu Collateral;

(2)obtain any license, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Collateral Documents;

(3)register, file or record or otherwise protect any of the Pari Passu Collateral or the Note Collateral, as the case may be, created under any of the Collateral Documents under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Collateral Documents;

(4)take any steps to perfect its title to any of the Pari Passu Collateral or the Note Collateral, as applicable, or to render the security effective or to secure the creation of any ancillary security under the laws of any jurisdiction; or

(5)	require any further assurances in relation to any of the Collateral Documents.

(h)

The Collateral Agents shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that the Parent or the Company may have to the Pari Passu Collateral or the Notes Collateral, respectively, and shall not be liable for or bound to require the Parent or the Company, as the case may be, to remedy any defect in its right or title.

(i)

The Collateral Agents may delegate by power of attorney or otherwise to any person all or any of the rights, powers and discretions vested in them by the Collateral Documents. The Collateral Agents shall not be bound to monitor or supervise, or be in any way responsible for any loss incurred by reason of any acts, omissions, misconduct or default on the part of any such delegate or sub-delegate selected with due care.

(j)	The Collateral Agents are not responsible for and will make no investigation as to the title, ownership, value, sufficiency or existence of the Collateral.

(k)

The Collateral Agents are not responsible for and will make no investigation as to the existence, accuracy or sufficiency of any legal or other opinions, searches, reports, certificates, valuations or investigations given or required in connection with the Collateral.

(l)	The Collateral Agents are not responsible for the creditworthiness or solvency of the Parent or the Company.

(m)

The Collateral Agents shall have no obligation or duty to monitor, supervise, determine or inquire as to the performance (financial or otherwise) of the Parent or the Company, or the Parent’s or the Company’s performance of, or failure to perform, the obligations, duties and covenants set forth in any of the Collateral Documents.

(n)

The Collateral Agents are entitled to seek directions as to the exercise of any of their powers from the Trustee and to seek clarification of any instruction previously given and shall incur no liability for any action they take or refrains from taking in accordance with the directions of the Trustee. The Collateral Agents are entitled to refrain from acting if they receive unclear, inconsistent or conflicting instructions.

(o)	Nothing in the Collateral Documents shall be construed to relieve the Collateral Agents from liability for their own fraud, gross negligence or willful misconduct.

(p)

The Company and the Parent agree to jointly and severally pay to the Collateral Agents from time to time compensation for their acceptance of this Indenture and of the Collateral Documents and services under this Indenture and the Collateral Documents pursuant to a written fee agreement. The Collateral Agents’ compensation will not be limited by any law on compensation of a trustee of an express trust. The Company and the Parent will jointly and severally reimburse the Collateral Agents promptly upon request for all properly incurred disbursements, advances and expenses incurred or made by them in addition to the compensation for their services. Such expenses will include the properly incurred compensation, disbursements and expenses of the Collateral Agents’ agents, counsel and other Persons not regularly within their employ.

(q)

The Company and the Parent agree to be jointly and severally responsible for and indemnify the Collateral Agents and their respective agents, employees, delegates, employees, officers and directors against any and all losses, liabilities or expenses (including legal fees and expenses) incurred by them arising out of or in connection with the acceptance or administration of their duties under this Indenture, the Notes, the Intercreditor Agreement and the Collateral Documents, including the properly incurred fees, costs and expenses of enforcing the Collateral Documents against the Company and the Parent and defending themselves against any claim (whether asserted by the Company, the Parent, any Holder or any other Person) or liability in connection with the exercise or performance of any of their powers or duties thereunder, except to the extent any such loss, liability or expense may be attributable to their gross negligence, fraud or willful misconduct.

(r)

The obligations of the Company and the Parent under Sections 10.10(p) to (s) and Section 7.02(j) will survive the satisfaction and discharge of this Indenture, the redemption or maturity of the Notes, and the resignation or termination of appointment of the Collateral Agents.

(s)

To secure the Company’s and the Parent’s payment obligations in Sections 10.10(p) to (s), the Collateral Agents will have a Lien prior to the Notes on all money or property held or collected by the Collateral Agents, except that held in trust to pay principal of, premium on, if any, and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

Any Notes Collateral Agent or Common Collateral Agent may at any time resign by giving written notice of its resignation but without giving any reason to the Company and the Trustee and specifying the date on which its resignation shall become effective; provided that such date shall be at least 45 days after the date on which such notice is given unless the Company agrees to accept shorter notice. Upon receiving such notice of resignation, if required by this Indenture, the Company shall promptly appoint a successor collateral agent by written instrument substantially in the form hereof in triplicate signed on behalf of the Company, one copy of which shall be delivered to the resigning Notes Collateral Agent and/or Common Collateral Agent, one copy to the successor collateral agent and one copy to the Trustee. Upon the effectiveness of the appointment of a successor collateral agent, the retired Notes Collateral Agent and/or Common Collateral Agent shall have no further obligations under this Indenture.

If no successor is appointed by the Company within 30 days of the resignation of the Notes Collateral Agent and/or Common Collateral Agent, (i) the retiring Notes Collateral Agent and/or Common Collateral Agent may, on behalf of and at the expenses of the Company, appoint its successor or (ii) the retiring Notes Collateral Agent and/or Common Collateral Agent or the Company may petition any court of competent jurisdiction for the appointment of a successor collateral agent.

If the Notes Collateral Agent and/or Common Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor the Notes Collateral Agent and/or Common Collateral Agent without the execution or filing of any paper with any Person or any further act on the part of any Person.

ARTICLE 11 NOTE GUARANTEES

Section 11.01Guarantee.

(a)

Each Guarantor (whether originally a signatory hereto or that is added pursuant to a supplemental indenture hereafter) fully and unconditionally and jointly and severally guarantees to each Holder and to the Trustee (1) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all payment obligations of the Company under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, interest, premium or Additional Amounts, if any, on the Notes and all other monetary obligations of the Company under this Indenture and the Notes within applicable grace periods and (2) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor, and that such Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)

Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (4) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (5) any change in the ownership of any Guarantor.

(c)

Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s or their obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Guarantor.

(d)

Each Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e)

Except as expressly set forth in Sections 8.02 and 11.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(f)

Except as expressly set forth in Sections 8.02 and 11.09, each Guarantor agrees that its Note Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(g)

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (1) the unpaid principal amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary obligations of the Company to the Holders and the Trustee.

(h)

Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 11.01.

(i)	Each Guarantor also agrees to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee in enforcing any rights under this Section 11.01.

Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 11.02Limitation on Liability.

Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor shall not exceed the maximum amount that can be hereby guaranteed by such Guarantor without rendering the Note Guarantee voidable under applicable law relating to fraudulent conveyance.

Section 11.03Successors and Assigns.

This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 11.04No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.05Subrogation.

Upon making any payment with respect to any obligation of the Company under this Article, the Guarantor will be subrogated to the rights of the payee against the Company with respect to such obligation.

Section 11.06Modification.

No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless made in accordance with Article 9 hereof and unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 11.07Execution of Supplemental Indenture for Future Guarantors.

The Parent and the Company shall cause each Restricted Subsidiary which is required to become a Guarantor pursuant to Section 4.21 to promptly execute and deliver to the Trustee a supplemental indenture in the form attached as Exhibit D pursuant to which such Restricted Subsidiary shall become a Guarantor under this Article 11 and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, in addition to the opinions and certifications to be delivered pursuant to Article 9 hereof, the Company shall deliver to the Trustee an Opinion of Counsel and an Officer’s Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Note Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and or to such other matters as the Trustee may reasonably request.

Section 11.08Non-Impairment.

The failure to endorse a Note Guarantee on any Note shall not affect or impair the validity thereof.

Section 11.09Releases.

(a)	The Note Guarantees will be released and discharged upon any of the following events:

(1)	repayment in full of the Notes;

(2)Legal Defeasance or Covenant Defeasance in accordance with Article 8 or satisfaction and discharge of this Indenture in accordance with Article 12;

(3)solely in the case of a Note Guarantee created pursuant to Section 4.21, the release or discharge of the Guarantee that resulted in the creation of such Note Guarantee pursuant to this Article 11 except a discharge or release by or as a result of payment under such Guarantee; and

(4)solely in the case of the Note Guarantee of the Parent, confirmation in an Officer’s Certificate of the Parent delivered to the Trustee that the Combined Leverage Ratio does not exceed

5.5 to 1.0; provided, however, that no such release of the Parent Guarantee will be permitted (i) between (x) the date of repayment of any Previously Refinanced Indebtedness and (y) the date on which the applicable Permitted Refinancing Indebtedness was Incurred to refinance such Previously Refinanced Indebtedness; and (ii) prior to the SMR Measurement Date (or, if the Company is required to make a Special Mandatory Redemption, the date of such redemption) (any such release of the Note Guarantee of the Parent pursuant to this clause (4), an “Early Parent Guarantee Release”) .

(b)

No release and discharge of a Guarantor from its Note Guarantee shall be effective against the Trustee, any Agent or the Holders until the Company shall have delivered to the Trustee and the Collateral Agents an Officer’s Certificate stating that all conditions precedent provided for in this Indenture, the Notes, any Note Guarantee, the Intercreditor Agreement and the Collateral Documents (other than in the case of the release of the Note Guarantee of the Parent pursuant to clause (a)(4) above) relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under this Indenture and the Collateral Documents (other than in the case of the release of the Note Guarantee of the Parent pursuant to clause (a)(4) above). At the request and expense of the Company, the Trustee shall execute and deliver an instrument evidencing such release and discharge and do all such other acts and things necessary to release the Guarantor from its obligations hereunder.

ARTICLE 12 SATISFACTION AND DISCHARGE

Section 12.01Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)	either:

(1)all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Paying Agent for cancellation; or

(2)all Notes that have not been delivered to the Paying Agent for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or such other entity designated or appointed (as agent) by it for such purpose) as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Paying Agent for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, and any other amounts payable by the Company under this Indenture and the Collateral Documents;

(b)

the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge or any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(c)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture, the Notes, any Note Guarantee, the Collateral Documents and the Intercreditor Agreement; and

(d)

the Company has delivered written irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to sub clause (2) of clause (a) of this Section 12.01, the provisions of Sections 12.02 and 8.06 will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section

12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent), to the Persons entitled thereto, of the principal and premium and Additional Amounts, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with this Section 12.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13 MISCELLANEOUS

Section 13.01Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or any Guarantor:

Azure Power Solar Energy Private Limited AAA Global Services Ltd

1st Floor, The Exchange 18 Cybercity, Ebene

Mauritius (Fax: +230 454 3202 Attention: Mr. Eric Ng, Director

If to the Trustee:

HSBC Bank USA, National Association Issuer Services

452 Fifth Avenue New York, NY 10018

Attention: Client Services Delivery

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.02[Reserved].

Section 13.03Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee or any Collateral Agent to take any action under this Indenture, the Company shall furnish to the Trustee or any Collateral Agent, as applicable:

(a)

an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee or any Collateral Agent, as applicable (which must include the statements set forth in Section 13.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture, the Notes, any Note Guarantee, any Collateral Documents and the Intercreditor Agreement relating to the proposed action have been satisfied and such action is authorized and permitted by this Indenture, the Notes, any Note Guarantee, any Collateral Documents and the Intercreditor Agreement; and

(b)

an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or any Collateral Agent, as applicable (which must include the statements set forth in Section 13.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied and such action is authorized and permitted by this Indenture, the Notes, any Note Guarantee, any Collateral Documents and the Intercreditor Agreement.

Section 13.04Statements Required in Certificate or Opinion.

Each certificate or opinion furnished pursuant to Section 13.03 must include:

(a)	a statement that the Person making such certificate or opinion has read such covenant or condition and documents related to such action;

(b)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)

a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied and such action is authorized and permitted; and

(d)	a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied and such action is authorized and permitted.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person (including in any Officer’s Certificate or Opinion of Counsel), it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Section 13.05Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders.

No incorporator, promoter, director, officer, employee or stockholder of the Company or the Parent, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, any Note Guarantee, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under U.S. federal securities laws.

Section 13.07Governing Law.

The laws of the State of New York will govern and be used to construe this Indenture, the Notes and the Note Guarantees.

Section 13.08Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company, the Parent or any other Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.09Successors.

All agreements of the Company in this Indenture and the Notes will bind its respective successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05.

Section 13.10Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.11Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of signature pages of this Indenture by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original executed Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.12Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.13Patriot Act.

The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, Section 326 of the USA PATRIOT Act which became effective on October 1, 2003 requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account with such financial institution. The parties hereto agree that they will provide to the Trustee, the Collateral Agents and the Agents such information as they may request, from time to time, in order for them to satisfy the requirements of the USA PATRIOT Act or any other laws of the United States related to the fighting the funding of terrorism and money laundering activities, including but not limited to the name, address, tax identification number, if any, and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 13.14Submission to Jurisdiction; Waiver of Jury Trial.

The Company and each Guarantor hereby submit to the non-exclusive jurisdiction of the federal and state courts in the borough of Manhattan in the city of New York in any suit or proceeding arising out of or relating to this Indenture or the transactions contemplated hereby. The Company and each Guarantor irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Indenture, the Note Guarantees, the Notes and any of the transactions contemplated hereby or thereby in federal and state courts in the borough of Manhattan in the city of New York and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The Company and each Guarantor irrevocably appoint Cogency Global Inc., located at 10 E. 40th Street, 10th floor, New York, New York 10016 as its authorized agent in the borough of Manhattan in the city of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the company by the person serving the same to the address provided in Section 13.01, shall be deemed in every respect effective service of process upon the company or any guarantor, as the case may be, in any such suit or proceeding. The Company and each Guarantor further agree to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect so long as the Notes are outstanding. Nothing herein shall affect the right of the Trustee or any Holder to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company or the Guarantors in any other jurisdiction.

Each party hereto hereby waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Indenture, the Notes, the Note Guarantees, or the transactions contemplated hereby or thereby. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. This Section 13.14 has been fully discussed by each of the parties hereto and these provisions shall not be subject to any exceptions. Each party hereto hereby further warrants and represents that such party has reviewed this waiver with its legal counsel, and that such party knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or modifications to (or assignments of) this Indenture. In the event of litigation, this Indenture may be filed as a written consent to a trial (without a jury) by the court.

To the extent that either the Company or the Parent has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, each of the Company and the Parent irrevocably waives such immunity in respect of its obligations hereunder or under any Note, any Note Guarantee or any Collateral Document, as applicable.

[Signatures on following page]

Dated as of September 24, 2019

AZURE POWER SOLAR ENERGY PRIVATE LIMITED
as the Company

By:	/s/ Eric Ng Yim On
Name:	Eric Ng Yim On
Title:	Director

[Signature Page to Indenture]

AZURE POWER GLOBAL LIMITED
as the Parent

By:	/s/ Eric Ng Yim On
Name:	Eric Ng Yim On
Title:	Director

[Signature Page to Indenture]

HSBC BANK USA, NATIONAL ASSOCIATION
as Trustee, Common Collateral Agent and Notes Collateral Agent

By:	/s/ F. Acebedo
Name:	F. Acebedo
Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

[FACE OF NOTE]

CUSIP: [05502TAA6 / V04008AA2]

ISIN: [US05502TAA60 / USV04008AA29]

Common Code: [199526375 / 199527568]

5.65% Senior Notes due 2024 No. US$

Azure Power Solar Energy Private Limited promises to pay to Cede & Co or its registered assigns the principal sum of U.S. DOLLARS on September 24, 2024.

Interest Payment Dates: June 24 and December 24 Record Dates: June 9 and December 9

Dated: [ ˜ ]

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by the duly authorized officer referred to below.

Dated:

AZURE POWER SOLAR ENERGY PRIVATE

LIMITED, as Company

By: Name:

Title:

Certificate of Authentication

This is one of the Notes referred to in the within-mentioned Indenture.

Dated:

HSBC Bank USA, National Association, as Trustee

By :

Name:

Title:

[Back of Note]

5.65% Senior Notes due 2024

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture] [Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)INTEREST. Azure Power Solar Energy Private Limited, a company with limited liability incorporated under the laws of Mauritius (the “Company”), promises to pay interest on the principal amount of this Note at 5.65% per annum from September 24, 2019 until maturity. The Company will pay interest semiannually in arrears on June 24 and December 24 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be June 24, 2020. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360- day year of twelve 30-day months.

(2)METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Holders of record at the close of business on June 9 or December 9 immediately preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Additional Amounts if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders or by wire transfer; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent and provided further that interest payable on the Notes held through DTC will be available to DTC participants on the Business Day following the payment thereof. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)PAYING AGENT AND REGISTRAR. HSBC Bank USA, National Association will act as initial Paying Agent, Transfer Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company, the Parent or any other Restricted Subsidiaries may act in any such capacity.

(4)INDENTURE AND COLLATERAL DOCUMENTS. The Company issued the Notes under an Indenture dated as of September 24, 2019 (the “Indenture”) among the Company, the Parent, the Trustee and the Collateral Agents. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Notes are secured by the Pari Passu Collateral and the Notes Collateral pursuant to the Collateral Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5)	OPTIONAL REDEMPTIONS.

(a)At any time prior to September 24, 2022, upon not less than 30 nor more than 60 days’ prior notice the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 105.650% of the principal amount thereof, plus accrued and unpaid interest (if any) to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more sales of the Capital Stock of the Parent in an Equity Offering; provided that:

(1)at least 60% of the aggregate principal amount of Notes issued on the Original Issue Date (excluding Notes held by the Parent or its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(b)At any time prior to September 24, 2022, upon not less than 30 nor more than 60 days’ prior notice the Company may on any one or more occasions redeem all or any portion of the Notes, at a redemption price equal to 105.650% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including), the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date. Neither the Trustee nor any of the Agents shall be responsible for verifying or calculating the Applicable Premium.

(c)On or after September 24, 2022, upon not less than 30 nor more than 60 days’ prior notice, the Company may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed to (but not including) the applicable redemption date, if redeemed during the periods indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant Interest Payment Date:

PeriodPercentage

From September 24, 2022 to September 23, 2023 ....................................................................................	102.825%
From September 24, 2023 to September 23, 2024 ....................................................................................	101.413%
On or after September 24, 2024 ................................................................................................................	100.000%

Unless the Company defaults in the payment of the applicable redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

In connection with any redemption of Notes pursuant to Section 3.07 of the Indenture any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded if any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

(6)	MANDATORY REDEMPTION.

On the SMR Measurement Date, the Company will be required to redeem Notes (a “Special Mandatory Redemption”), at a redemption price of 101% of their principal amount, plus accrued and unpaid interest to (but not including) the applicable redemption date (the “Special Mandatory Redemption Price”), in the circumstances and on the basis set forth below:

(1)if the total aggregate amount of (x) funds released from the Escrow Account and used by the Company to Incur Onshore Debt plus (y) funds from the offering of the Notes that are used by the Company to repay the EDC Loan, is less than or equal to 80% of the aggregate principal amount of the Notes originally issued (the “Total Mandatory Redemption Threshold”), then the Company will be required to redeem all of the Notes then outstanding at the Special Mandatory Redemption Price; and

(2)if the total aggregate amount of (x) funds released from the Escrow Account and used by the Company to Incur Onshore Debt plus (y) funds from the proceeds of the offering of the Notes that are used by the Company to repay the EDC Loan, is more than the Total Mandatory Redemption Threshold, but less than the aggregate total principal amount of the Notes originally issued, then the Company will be required to use the amounts remaining in the Escrow Account to redeem Notes on a pro rata basis at the Special Mandatory Redemption Price.

If any Notes are to be redeemed as set forth above, the Company will issue, or cause to be issued, to the Notes Collateral Agent (with a copy to the Trustee) a notice of Special Mandatory Redemption not later than two Business Days after the SMR Measurement Date and the redemption date shall be no earlier than 30 calendar days and no later than 40 calendar days following the date of such notice. In addition, no later than two Business Days after the SMR Measurement Date, the Company shall also deliver to the Notes Collateral Agent, with a copy to the Trustee, an Officer’s Certificate setting forth (i) the calculation of the amount of Escrow Funds, including interest and proceeds from the sale of Temporary Cash Equivalents, on deposit in the Escrow Account and (ii) the calculation of the Special Mandatory Redemption Price payable on the date of the Special Mandatory Redemption (the “Certificate of Redemption Calculations”). If, in connection with a redemption of all the Notes, such Certificate of Redemption Calculations reveals that the amount of cash that is available in the Escrow Account is insufficient to pay the Special Mandatory Redemption Price, then the Company shall, within one Business Day after delivery of such certificate to the Notes Collateral Agent, deposit directly into the Escrow Account Bank an amount of cash that, without reinvestment, is equal to the amount of such shortfall (the “Shortfall Amounts”). To the extent that the proceeds realized by the Company from liquidating the Temporary Cash Equivalents are less than the market value thereof as set forth in the Certificate of Redemption Calculations and this gives rise to a shortfall, the Company shall promptly, but in any event within one Business Day deposit cash in an amount that, without reinvestment, is equal to the amount of the Shortfall Amounts.

Any notice of redemption pursuant to this Section 6 shall be in the form set forth in Section 3.03 of the Indenture.

(7)	REPURCHASE AT THE OPTION OF HOLDER.

(1)If a Change of Control Triggering Event occurs, each Holder will have the right to require the Company to repurchase all or any part (equal to US$200,000 or an integral multiple of US$1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to (but not including) the applicable date of purchase (subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date) (the “Change of Control Payment”), except to the extent that the Company has previously or concurrently elected to redeem the Notes pursuant to Section 5 hereof. Within ten days following any Change of Control Triggering Event, the Company will mail a notice to each Holder, with a copy to the Trustee and Registrar describing the transaction or transactions that constitute the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(2)If the Company or any other Restricted Subsidiary consummates any Asset Sales, within ten days of each date on which the aggregate amount of Excess Proceeds exceeds

$5.0 million, the Company will commence an offer to all Holders and all Holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes and any pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to (but not including) the date of purchase in accordance with the procedures set forth in the Indenture. If the aggregate principal amount of Notes and such pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Indenture. Holders that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8)NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than US$200,000 may be redeemed in part but only in integral multiples of US$1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed.

(9)DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. Holders shall furnish appropriate endorsements and transfer documents in connection with a transfer of Notes to the Trustee and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company will not be required to exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company will not be required to exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10)PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11)AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, or make other changes that do not adversely affect the rights of any Holder.

(12)DEFAULTS AND REMEDIES. If an Event of Default, as defined in the Indenture, occurs and is continuing, the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may by written notice to the Company and to the Trustee, or the Trustee at the written request of such Holders shall (subject to being indemnified and/or secured and/or prefunded to its satisfaction), declare the principal of, premium and Additional Amounts, if any, and accrued and unpaid interest on all the Notes to be immediately due and payable. If a bankruptcy or insolvency default with respect to the Company or any other Restricted Subsidiaries occurs and is continuing, the Notes automatically become immediately due and payable. Holders may not enforce any Indenture or the Notes except as provided in the Indenture. The Trustee may require security and/or indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of at least a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

(13)TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14)NO RECOURSE AGAINST OTHERS. No incorporator, promoter, director, officer, employee or stockholder of the Company or the Parent, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, any Note Guarantee, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under U.S. federal securities laws.

(15)AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee.

(16)ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18)GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Azure Power Solar Energy Private Limited AAA Global Services Ltd

1st Floor, The Exchange 18 Cybercity, Ebene Mauritius

Attention: Eric Ng Yim On

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.16 of the Indenture, check the appropriate box below:

☐	Section 4.10☐Section 4.16

If you want to elect to have only part of the Note purchased by the Company pursuant to Section

4.10 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount [at maturity] **of this Global Note	Amount of increase in Principal Amount [at maturity] of this Global Note	Principal Amount [at maturity] of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

This schedule should be included only if the Note is issued in global form.

** [Footnote to be added for discount notes]

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

[Company address block] [Registrar address block]

Re: 5.65% Senior Notes due 2024 of Azure Power Solar Energy Private Limited

Reference is hereby made to the Indenture, dated as of September 24, 2019 (the “Indenture”), among Azure Power Solar Energy Private Limited, a company with limited liability incorporated under the laws of Mauritius, Azure Power Global Limited, a public company with limited liability incorporated under the laws of Mauritius (the “Parent”) and HSBC Bank USA, National Association, as trustee (the “Trustee”), notes collateral agent and common collateral agent.

, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $ in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in

Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that: [CHECK ALL THAT APPLY]

1.

☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a 144A Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the 144A Definitive Note and in the Indenture and the Securities Act.

2.

☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note, or a 144A Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act and, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

3.

☐ Check and complete if Transferee will take delivery of a beneficial interest in a 144A Definitive Note pursuant to any provision of the Securities Act other than Rule 144A The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in 144A Global Notes and 144A Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)	☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

4.	☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required on order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Notes, on 144A Definitive Notes and in the Indenture.

(b)☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required on order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Notes, on 144A Definitive Notes and in the Indenture.

(c)☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Notes or 144A Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:	Name:

Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.The Transferor owns and proposes to transfer the following: [CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the 144A Global Note (CUSIP ); or

(b)	☐ a 144A Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ); or

(ii)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a 144A Definitive Note; or

(c)	☐ an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

[Company address block] [Registrar address block]

Re: 5.65% Senior Note due 2024 of Azure Power Solar Energy Private Limited

Reference is hereby made to the Indenture, dated as of September 24, 2019 (the “Indenture”), among Azure Power Solar Energy Private Limited, a company with limited liability incorporated under the laws of Mauritius, Azure Power Global Limited, a public company with limited liability incorporated under the laws of Mauritius (the “Parent”) and HSBC Bank USA, National Association, as trustee (the “Trustee”), notes collateral agent and common collateral agent.

, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.	Exchange of 144A Definitive Notes or Beneficial Interests in a 144A Global Note for

Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)

☐ Check if Exchange is from beneficial interest in a 144A Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a 144A Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)

☐ Check if Exchange is from beneficial interest in a 144A Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a 144A Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the 144A Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)

☐ Check if Exchange is from 144A Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a 144A Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the

Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)

☐ Check if Exchange is from 144A Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a 144A Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to 144A Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.	Exchange of 144A Notes or Beneficial Interests in 144A Global Notes for 144A Definitive Notes or Beneficial Interests in 144A Global Notes

(a)

☐ Check if Exchange is from beneficial interest in a 144A Global Note to 144A Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a 144A Global Note for a 144A Definitive Note with an equal principal amount, the Owner hereby certifies that the 144A Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the 144A Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Definitive Note and in the Indenture and the Securities Act.

(b)

☐ Check if Exchange is from 144A Definitive Note to beneficial interest in a 144A Global Note. In connection with the Exchange of the Owner’s 144A Definitive Note for a beneficial interest in the 144A Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the 144A Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant 144A Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:	Name:

Title:

Dated:

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of , 20 , among Azure Power Solar Energy Private Limited, a public company with limited liability incorporated under the laws of Mauritius (the “Company”), Azure Power Global Limited, a public company with limited liability incorporated   under   the   laws   of   Mauritius (the “Parent”), (the “New Guarantor”) and HSBC Bank USA, National Association, as trustee (the “Trustee”), notes collateral agent (the “Notes Collateral Agent”) and common collateral agent (the “Common Collateral Agent”).

W I T N E S E T H:

WHEREAS the Company, the Trustee and each of the parties described above are parties to an Indenture, dated as of September 24, 2019, as amended (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 5.65% Senior Notes due 2024;

WHEREAS, pursuant to Section 9.01 and Section 11.07 of the Indenture, each New Guarantor is required to execute a supplemental indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the Trustee and the other parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

2.

Agreement to Guarantee. Pursuant to, and subject to the provisions of, Article 11 of the Indenture, [each][the] New Guarantor (which term includes each other New Guarantor that hereinafter guarantees the Notes pursuant to the terms of the Indenture) hereby fully and unconditionally guarantees, jointly and severally with the Parent and each other New Guarantor, to each Holder and to the Trustee to the extent set forth in the Indenture and subject to the provisions thereof (a) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all payment obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, or interest, premium or Additional Amounts, if any, on, the Notes and all other monetary obligations of the Company under the Indenture and the Notes within applicable grace period and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under the Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). [Each][The] New Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such New Guarantor and that such New Guarantor[s] will remain bound under Article 11 of the Indenture, notwithstanding any extension or renewal of any Guaranteed Obligation.

The Guaranteed Obligations of [each][the] New Guarantor to the Holders and to the Trustee, Paying Agent, Transfer Agent and Registrar pursuant to the Indenture as supplemented hereby, are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

[Relevant limitations imposed by local law analogous to Section 11.02 of the Indenture to be inserted, if and as applicable].

3.

Ratification of Indenture: Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and each Holder, by accepting the Notes whether heretofore or hereafter authenticated and delivered (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, Paying Agent, Transfer Agent and Registrar, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose; provided, however, that [the][each] New Guarantor shall be released from all its obligations with respect to this Guarantee in accordance with the terms of the Indenture, including Section 11.09 of the Indenture and upon any defeasance of the Notes in accordance with Article 8 of the Indenture.

4.	Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

5.

Trustee Makes No Representation. The Trustee, Paying Agent, Transfer Agent, Registrar, the Notes Collateral Agent and the Common Collateral Agent makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals of fact contained herein shall be treated as statements of the other parties hereto and not the Trustee, Paying Agent, Transfer Agent and Registrar, the Notes Collateral Agent and the Common Collateral Agent.

6.	Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

Dated:                                  , 20

[ ]
as New Guarantor

By:
Name:
Title:

Azure Power Solar Energy Private Limited
as Company

By:
Name:
Title:

Azure Power Global Limited
as Parent

By:
Name:
Title:

HSBC Bank USA, National Association,
as Trustee, Notes Collateral Agent and Common
Collateral Agent

By:
Name:
Title:

EXHIBIT E

FORM OF AGENT APPOINTMENT LETTER

Dated: [ ˜ ]

HSBC Bank USA, National Association [ ˜ ]

Re: 5.65% Senior Notes due 2024 of Azure Power Solar Energy Private Limited

Reference is hereby made to the Indenture dated as of September 24, 2019 (as amended, modified or supplemented from time to time, the “Indenture”) among Azure Power Solar Energy Private Limited, a company with limited liability incorporated under the laws of Mauritius (the “Company”), Azure Power Global Limited, a public company with limited liability incorporated under the laws of Mauritius (the “Parent”) and HSBC Bank USA, National Association as trustee, notes collateral agent and common collateral agent. Unless otherwise defined herein, terms used herein are used as defined in the Indenture.

The Company hereby appoints HSBC Bank USA, National Association as the paying agent, transfer agent and registrar (the “Agent”) with respect to the Notes and the Agent hereby accepts such appointment. By accepting such appointment, the Agent agrees to be bound by and to perform the services with respect to itself set forth in, and subject to the rights, privileges, protections, immunities and benefits (including any rights of indemnification) set forth in, the Indenture and the Notes, as well as the following terms and conditions to all of which the Company agrees and to all of which the rights of the Holders from time to time shall be subject:

(a)

The Company, no later than 5:00 p.m. (London time) one Business Day immediately preceding each date on which a payment in respect of the Notes becomes due, shall (i) transfer (or cause to be transferred) to the Agent in the currency of United States of America immediately available funds such amount as may be required for the purposes of such payment and (ii) notify the Agent of such transfer. The Company, no later than 5:00 p.m. (London time) on the second Business Day immediately preceding each date on which any payment in respect of the Notes becomes due, shall confirm such payment, or procure confirmation, by an e-mail or facsimile message from the bank making such payment to the Agent. The Agent shall not be bound to make payment until funds in such amount as may be required for the purpose of such payment have been received from the Company.

(b)

The Agent shall be entitled to the compensation to be agreed in writing upon with the Company, for all services rendered by it under the Indenture, and the Company agrees promptly to pay such compensation and to reimburse the Agent for its out-of-pocket expenses (including fees and expenses of counsel) properly incurred by it in connection with the services rendered by it hereunder and under the Indenture. The Company hereby agrees to indemnify the Agent and its officers, directors, agents, employees and representatives for, and to hold it harmless against, any loss, liability or expense (including properly incurred fees and expenses of counsel) incurred without gross negligence or willful misconduct on its part arising out of or in connection with its acting as the Agent hereunder and under the Indenture. The obligations of the Company under this paragraph (b) shall survive the payment of the Notes, the termination or expiry of the Indenture or this letter and the resignation or removal of the Agent. Under no circumstances will the Agent be liable to the Company or any other party to this letter or the Indenture for any special, indirect, punitive, consequential loss or damage of any kind (inter alia, being loss of business, goodwill, opportunity or profit), whether or not foreseeable, even if actually aware of or advised of the possibility of such loss or damage and regardless of the form of action.

(c)

In acting under the Indenture and in connection with the Notes, the Agent is acting solely as agent of the Company and does not assume fiduciary duty or any other obligation towards or relationship of agency or trust for or with any of the owners or holders of the Notes, except that all funds held by the Agent for the payment of principal interest or other amounts (including Additional Amounts) on the Notes shall, subject to the provisions of the Indenture, be held by the Agent and applied as set forth in the Indenture and in the Notes, but need not be segregated from other funds held by the Agent, except as required by law. The Agent shall not be liable to account for interest on money paid to it pursuant to any of the provisions of the Indenture or the Notes. Any funds held by the Agent are not subject to the UK Financial Conduct Authority Client Money Rules.

(d)

The Agent may consult with counsel or other professional advisors satisfactory to it and any advice or written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it under the Indenture in good faith and in accordance with such advice or opinion.

(e)

The Agent shall give the Trustee written notice of any failure by the Company (or by any other obligor on the Notes or the Guarantors) to make any payment of the principal, or premium or interest on, the Notes and any other payments to be made on behalf of the Company under the Indenture, when the same shall be due and payable and at any time during the continuance of any such failure the Agent will pay any such sums so held in trust by it to the Trustee.

(f)

The Agent shall be fully protected and shall incur no liability for or in respect of any action taken or omitted to be taken or thing suffered by it in reliance upon any Note, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper party or parties. If the Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from the Company or any other person which, in its opinion, conflict with its rights or obligations under this Agreement, it shall be entitled to refrain from taking any action until it is directed in writing by a final order or judgment of a court of competent jurisdiction. The Agents shall be entitled to refrain from taking any actions, without liability, if conflicting, unclear or equivocal instruction or direction are received or in order to comply with the Applicable Law. The Agents shall not be liable for errors in judgment made in good faith.

(g)

The Agent and any of its Affiliates, in its individual capacity or any other capacity, may become the owner of, or acquire any interest in, any Notes or other obligations of the Company with the same rights that it would have if it were not the Agent and may engage or be interested in any financial or other transaction with the Company, and may act on, or as depository, Trustee or agent for, any committee or body of Holders or other obligations of the Company, as freely as if it were not the Agent and that the Agent and its Affiliates shall not be under any obligation to monitor any conflicts of interest, if any, which may arise between each of themselves and such other parties.

(h)	The Agent shall not be under any liability for interest on any monies received by it pursuant to any of the provisions of the Indenture or the Notes.

(i)

The Agent shall be obligated to perform such duties and only such duties as are specifically set forth in the Indenture and hereunder, and no implied duties or obligation shall be read against the Agent. The Agent shall not be under any obligation to take any action under the Indenture or hereunder which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its opinion, assured to it. The Agent shall have no obligation to expend its own funds or otherwise incur any financial liability in the performance of its obligations hereunder or under the Indenture. The Agent will not be responsible for any loss, liability, cost, claim, actions, demand, expense or inconvenience which may result from its exercise or non-exercise of any of the rights or powers vested in it other than as caused by its own gross negligence or its own willful misconduct. In addition to its rights, privileges, protections, immunities and benefits, the rights, privileges, protections, immunities and benefits (including any rights of indemnification) given to the Trustee under the Indenture are extended to, and shall be enforceable by the Agent and each agent, custodian and other Person employed to act hereunder and under any related document, as the case may be, as if specifically set forth therein.

(j)

The Agent may at any time resign by giving written notice of its resignation but without giving any reason to the Company and the Trustee and specifying the date on which its resignation shall become effective; provided that such date shall be at least 30 days after the date on which such notice is given unless the Company agrees to accept shorter notice. Upon receiving such notice of resignation, if required by the Indenture, the Company shall promptly appoint a successor agent by written instrument substantially in the form hereof in triplicate signed on behalf of the Company, one copy of which shall be delivered to the resigning Agent, one copy to the successor agent and one copy to the Trustee. Upon the effectiveness of the appointment of a successor Agent, the resigning Agent shall have no further obligations under this letter or the Indenture.

Such resignation shall become effective upon the earlier of (i) the effective date of such resignation and (ii) the acceptance of appointment by the successor agent, as provided below. The Company may, at any time and for any reason, remove the Agent and appoint a successor agent, by written instrument in triplicate signed on behalf of the Company, one copy of which shall be delivered to the Agent being removed, one copy to the successor agent and one copy to the Trustee. Any removal of the Agent and any appointment of a successor agent shall become effective upon acceptance of appointment by the successor agent. Upon its resignation or removal, the Agent shall be entitled to the payment by the Company of its compensation for the services rendered hereunder and to the reimbursement of all out-of-pocket expenses properly incurred in connection with the services rendered by it hereunder.

(k)

The Company shall remove the Agent and appoint a successor paying agent if the Agent shall (i) become incapable of acting, (ii) be adjudged bankrupt or insolvent, (iii) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property,

(iv) consent to, or shall have had entered against it a court order for, any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceedings commenced against it, (v) make a general assignment for the benefit of creditors or (vi) fail generally to pay its debts as they become due.

(l)

Any successor agent appointed as provided herein shall execute and deliver to its predecessor and to the Company and the Trustee an instrument accepting such appointment (which may be in the form of an acceptance signature to the letter of the Company appointing such agent) and thereupon such successor agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Agent and such predecessor shall pay over to such successor agent all monies or other property at the time held by it hereunder.

Notwithstanding the above, the Company agrees with the Agent that if no successor to such Agent has been appointed by the Company after 30 days from the notice of resignation or removal, such retiring Agent may, on behalf of and at the expense of the Company, itself appoint a successor Agent or the retiring Agent or the Company, or petition any court of competent jurisdiction for appointment of, as its successor Agent.

(m)	The Agent shall at all times be a responsible financial institution which is authorized by law to exercise its respective powers and duties hereunder and under the Indenture.

(n)

Notwithstanding any other provision of this letter, in acting under the Indenture and this letter and in connection with the Notes, the Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Indenture and the Notes for or on account of any Tax if and only to the extent so required by Applicable Law, in which event such Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant Authority for the amount so withheld or deducted. The Agent will use reasonable efforts to cooperate with the Company and the Guarantors to enable them to provide the Tax receipts or other evidence of payments referred to in Section

2.13 of the Indenture. The Agent shall be entitled to make payments net of any Taxes or other sums required by any Applicable Law to be withheld or deducted. If such a withholding or deduction is so required, the Agent will not pay an additional amount in respect of that withholding or deduction.

(o)

The Agent shall treat all information relating to the Company as confidential, but (unless consent is prohibited by law) the Company consents to the transfer and disclosure by the Agent of any information relating to the Company and the Guarantors to and between branches, subsidiaries, representative offices and affiliates of the Trustee, for confidential use in connection with the provision of any service under this letter and the Indenture. The Agent and any of its branch, subsidiary, representative office or affiliate may transfer and disclose any such information as required by any law, court regulator or legal process; provided that the Agent shall give the Company prompt written notice of such request so that the Company may seek a protective order or other remedy protecting such confidential information from disclosure so long as the provision of such notice is not contrary to applicable law. Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, or information obtained by the Trustee from sources other than the Company or the Guarantors, (ii) disclosure as required pursuant to this Indenture, the Intercreditor Agreement, the Notes, the Note Guarantee or the Collateral Documents, or (iii) any other disclosure authorized by the Company.

(p)

The Company hereby irrevocably waives, in favor of the Agent, any conflict of interest which may arise by virtue of the Agent acting in various capacities under the Indenture and this letter or for other customers of the Agent. The Company acknowledges that the Agent and its Affiliates (together, the “Agent Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Company may regard as conflicting with its interests and may possess information (whether or not material to the Company) other than as a result of the Agent acting as Agent hereunder, that the Agent may not be entitled to share with the Company. The Agent will not disclose confidential information obtained from the Company (without its consent) to any of the Agent’s other customers nor will it use on the Company’s behalf any confidential information obtained from any other customer. Without prejudice to the foregoing, the Company agrees that the Agent Parties may deal (whether for its own or its customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of the Indenture and this letter.

(q)

The Agent may act through its attorneys, delegates and agents and will not be responsible for the misconduct or negligence of any attorney, delegate or agent appointed with due care by it hereunder or for supervising or monitoring the act or proceedings of such attorney, delegate or agent.

(r)

In no event shall the Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; or failure of any money transmission or SWIFT system, any laws, ordinances, regulations or the like which restrict or prohibit the performance of the obligations contemplated by this letter.

(s)

The Agent is not obliged to do or omit to do anything which in its reasonable opinion, would or may be illegal or would constitute a breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Agent is subject.

(t)

The Agent shall, on demand by the Trustee by notice in writing given to the Agent and the Company at any time after an Event of Default has occurred, until notified by the Trustee to contrary, to the extent permitted by applicable law, deliver all monies, documents and records held by the Agent in respect of the Notes to the Trustee or as the Trustee shall direct in such notice or subsequently, provided that this paragraph shall not apply to any documents or records which the Agent is obliged not to release by any law or regulation to which it is subject. The Agent shall not be deemed to have notice of any Event of Default, unless notified in writing of the same.

(u)

The Agent shall, on demand by the Trustee by notice in writing given to them and the Company at any time after the Event of Default or Default has occurred, until notified by the Trustee to the contrary, as far as permitted by applicable law to act thereafter as agents of the Trustee under the Indenture and the Notes and to act solely in accordance with the Trustee’s directions, deliver up all Certificates and all monies, documents and records held by the Agent in respect of the Notes to the Trustee or as the Trustee shall direct in such notice or subsequently, provided that this paragraph (i) shall not apply to any documents or records which the Agent or the relevant agent is obliged not to release by any law or regulation to which it is subject.

(v)	The obligations hereunder of the Agent with respect to its duties as paying agent, transfer agent and registrar shall be several, not joint.

(w)

Any notice or communication to the Agent shall be in the English language and will be deemed given when sent by facsimile transmission, with transmission confirmed. Any notice to the Agent will be effective only upon receipt. The notice or communication should be addressed to the Agent at:

HSBC Bank USA, National Association

[☐]

Attention: [☐]

With a copy to:

[☐] Attention:

[☐]

Any notice to the Company or the Trustee shall be given as set forth in the Indenture.

(x)

Any corporation into which the Agent may be merged or converted or any corporation with which the Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Agent shall be a party or any corporation succeeding to the business of the Agent shall be the successor to the Agent hereunder (provided that such corporation shall be qualified as aforesaid) without the execution or filing of any document or any further act on the part of any of the parties hereto.

(y)

Any amendment, supplement or waiver under Sections 9.01 and 9.02 of the Indenture that adversely affects the Agent shall not affect the rights, powers, obligations, duties or immunities of the Agent unless the Agent has consented thereto.

(z)

The Indenture, the Notes and this letter, together with the fee proposal agreed between HSBC Bank USA, National Association and the Company, contain the whole agreement between the parties relating to the subject matter of the Indenture and this letter and supersede any previous written or oral agreement between the parties in relation to the matters dealt with in the Indenture and this letter.

(aa) The Company and the Guarantors agree that the provisions of Sections 13.07 and 13.14 of the Indenture shall apply hereto, mutatis mutandis.

(bb) This letter may be executed in counterparts, each of which shall be an original which together shall constitute one and same instrument.

(cc) Mutual Undertaking Regarding Information Reporting and Collection Obligations. Each party herein shall, within ten business days of a written request by another party, supply to that other party such forms, documentation and other information relating to it, its operations, or the Notes as that other party reasonably requests for the purposes of that other party’s compliance with Applicable Law and shall notify the relevant other party reasonably promptly if it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party shall be required to provide any forms, documentation or other information pursuant to this paragraph to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality.

(dd) Notice of Possible Withholding Under FATCA. The Company and the Guarantors shall notify the Agent if the Company or the Guarantors determine that any payment to be made by the Agent under any Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated; provided, however, that the Company and the Guarantors’ obligation under this paragraph shall apply only to the extent that such payments are so treated by virtue of characteristics of the Company and the Guarantors, the Notes, or both.

(ee) Company and the Guarantors’ Right to Redirect. If the Company or the Guarantors determine in its sole discretion that withholding for or on account of any Tax will be required by Applicable Law in connection with any payment due to any of the Agent on any Notes, then the Company and the Guarantors will be entitled to redirect or reorganize any such payment in any way that it sees fit in order that the payment may be made without such deductions or withholding provided that, any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with this letter. The Company and the Guarantors will promptly notify the Agent and the Trustee of any such redirection or reorganization.

(ff) Notwithstanding anything else herein contained, the Agent may refrain without liability from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction (including but not limited to Hong Kong, the United States of America or any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

(gg) Definitions. For the purposes of paragraphs (n), (cc), (dd), (ee) and (gg) the defined terms used herein shall have the following meaning:

“Applicable Law” means any law or regulation including, but not limited to: (i) any statute or regulation; (ii) any rule or practice of any Authority by which any party is bound or with which it is accustomed to comply; (iii) any agreement between any Authorities; and (iv) any customary agreement between any Authority and any party.

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

“Tax” means any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of any Authority having power to tax.

Azure Power Solar Energy Private Limited

By:

Name:

Title: Director

Agreed and accepted:

HSBC BANK USA, NATIONAL ASSOCIATION

As Paying Agent and Transfer Agent

By:

Name:

Title:

HSBC BANK USA, NATIONAL ASSOCIATION

As Registrar

By:

Name:

Title:

Acknowledged by:

HSBC BANK USA, NATIONAL ASSOCIATION

As Trustee

By:

Name:

Title:

EXHIBIT F- 1

FORM OF COMPANY AUTHORIZATION CERTIFICATE

I, [Name], [Title] of Azure Power Solar Energy Private Limited acting on behalf of Azure Power Solar Energy Private Limited, hereby certify that:

(A)

the persons listed below are (i) Authorized Officers of the Company for purposes of the Indenture dated as of September 24, 2019 (as amended, modified or supplemented from time to time, the “Indenture”) among Azure Power Solar Energy Private Limited, a company with limited liability incorporated under the laws of Mauritius (the “Company”), Azure Power Global Limited, a public company with limited liability incorporated under the laws of Mauritius, and HSBC Bank USA, National Association as trustee, notes collateral agent and common collateral agent, (ii) duly elected or appointed, qualified and acting as the holder of the respective office or offices set forth opposite his name and (iii) the duly authorized person who executed or will execute the Indenture, the Collateral Documents and the Notes (as defined in the Indenture) by his manual signature or signature in scanned format delivered through email and was at the time of such execution, duly elected or appointed, qualified and acting as the holder of the office set forth opposite his name;

(B)	each signature appearing below is the person’s genuine signature; and

(C)	attached hereto as Schedule I is a true, correct and complete specimen of the certificates representing the Notes (with the Note Guarantee (as defined in the Indenture) endorsed thereon); and

(D)

such individuals have the authority to provide written direction/confirmation and receive callbacks at the phone number(s) noted below in connection with the 5.65% Senior Notes due 2024 of the Company.

SCHEDULE I

Authorized Officers:

Name	Title	Specimen Signature	Telephone Number

IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:

Azure Power Solar Energy Private Limited

By:

Name:

Title:

EXHIBIT F - 2

FORM OF GUARANTOR AUTHORIZATION CERTIFICATE

I, [Name], [Title] of Azure Power Global Limited, acting on behalf of Azure Power Global Limited (the “Guarantor”), hereby certify that:

(A)

the persons listed below are (i) Authorized Officers of the Guarantor for purposes of the Indenture dated as of September 24, 2019 (as amended, modified or supplemented from time to time, the “Indenture”) among Azure Power Solar Energy Private Limited, a company with limited liability incorporated under the laws of Mauritius (the “Company”), Azure Power Global Limited, a public company with limited liability incorporated under the laws of Mauritius, and HSBC Bank USA, National Association as trustee, notes collateral agent and common collateral agent, (ii) duly elected or appointed, qualified and acting as the holder of the respective office or offices set forth opposite his name and (iii) the duly authorized person who executed or will execute the Indenture and the Note Guarantee (as defined in the Indenture) endorsed on the Notes by his manual signature or signature in scanned format delivered through email and was at the time of such execution, duly elected or appointed, qualified and acting as the holder of the office set forth opposite his name;

(B)	each signature appearing below is the person’s genuine signature; and

(C)	attached hereto as Schedule I is a true, correct and complete specimen of the certificates representing the Notes (with the Note Guarantee (as defined in the Indenture) endorsed thereon)

SCHEDULE I

Authorized Officers:

Name	Title	Specimen Signature

IN WITNESS WHEREOF, I have hereunto signed my name. Dated:

Guarantor

By:

Name:

Title:

EXHIBIT G

FORM OF TRANSFER NOTICE

[ ☐ ], 20[ ☐ ]

[ ☐ ]

[ ☐ ]

Fax:[TBC]

Attention:[TBC] Dear Sirs,

Please pay the following amount from the Escrow Account no. 741-099956-274 pursuant to Section 4.27

(a)or 4.27(b) of the Indenture dated as of September 24, 2019, as amended from time to time, between Azure Power Solar Energy Private Limited, Azure Power Global Limited and HSBC Bank USA, National Association as Trustee, Notes Collateral Agent and Common Collateral Agent, to the account specified below:

U.S. dollar equivalent	US$[ ☐ ]
Value date	[ ☐ ]
Correspondent Bank	[ ☐ ]
Correspondent Bank Swift Code	[ ☐ ]
Beneficiary Bank	[ ☐ ]
Swift Code	[ ☐ ]
Beneficiary Account Number	[ ☐ ]
Beneficiary Account Name	[ ☐ ]
Payment Reference	[ ☐ ]

Yours faithfully,

Authorized Signatory

HSBC Bank USA, National Association

Authorized Signatory

HSBC Bank USA, National Association

EXHIBIT H

NOTE HOLDERS REPRESENTATIVE APPOINTMENT LETTER

Dated: [•],2019 [•]

Attention: [•]

Re: US$350,101,000 of 5.65% Senior Notes due 2024 of Azure Power Solar Energy Private

Limited

Reference is hereby made to the Indenture dated as of September 24, 2019 (as amended, modified or supplemented from time to time, the “Indenture”) among Azure Power Solar Energy Private Limited, a public company with limited liability incorporated under the laws of Mauritius (the “Company”), Azure Power Global Limited, a public company with limited liability incorporated under the laws of Mauritius and HSBC Bank USA, National Association as trustee (the “Trustee”). Terms used herein are used as defined in the Indenture.

The Company hereby appoints Dushyant Ramdhur, attorney at law, of Appleby (JV) Ltd & Cie, 7th Floor Happy World House, 37, Sir William Newton Street, Port Louis, Republic of Mauritius to act as the Note Holders Representative, pursuant to the present Note Holders Representative Appointment Letter and to act as such with respect to the Notes pursuant to the Mauritius Companies Act 2001 (the “Representative”) and the Representative hereby accepts such appointment. By accepting such appointment, the Representative agrees to be bound by and to perform the duties with respect to itself set forth in the Mauritius Companies Act and the Notes, as well as the following terms and conditions to all of which the Company agrees and to all of which the rights of the holders from time to time of the Notes shall be subject:

(a)The Representative shall be entitled to the compensation to be agreed in writing upon with the Company, for all services rendered by it under the Indenture, and the Company agrees promptly to pay such compensation and to reimburse the Representative for its properly incurred out-of- pocket expenses (including fees and expenses of counsel) incurred by it in connection with the services rendered by it hereunder and under the Indenture.

(b)The Company hereby agrees to indemnify the Representative and its officers, directors, agents, employees and representatives for, and to hold it harmless against, any loss, liability or expense (including properly incurred fees and expenses of counsel) incurred without gross negligence or willful misconduct on its part arising out of or in connection with its acting as the Representative hereunder and under the Indenture. The obligations of the Company under this paragraph (b) shall survive the payment of the Notes, the termination or expiry of the Indenture or this letter and the resignation or removal of the Representative. Under no circumstances will the Representative be liable to the Company or any other party to this letter or the Indenture for any special, indirect, punitive, consequential loss or damage of any kind (inter alia, being loss of business, goodwill, opportunity or profit), whether or not foreseeable, subject to the Representative having taken due care and reasonable steps for mitigating or minimizing the special, indirect, punitive, consequential loss or damage arising out of a foreseeable event.

(c)In acting under the Indenture and in connection with the Notes, the Representative is acting solely as Representative and does not assume any obligation towards or relationship of agency or trust for or with any of the owners or holders of the Notes other than provided in the Indenture.

(d)The Representative may consult with counsel or other professional advisors satisfactory to it and any advice or written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it under the Indenture in good faith and in accordance with such advice or opinion. The Representative shall be under an obligation to inform the Company of such advice or written opinion of such counsel and must mutually agree with the Company on the course of action to be taken.

(e)The Representative shall be fully protected and shall incur no liability for or in respect of any action taken or omitted to be taken or thing suffered by it in reliance upon any Note, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper party or parties. If the Representative shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from the Company or any other person which, in its opinion, conflict with its rights or obligations under this Agreement, it shall be entitled to refrain from taking any action until it is directed in writing by a final order or judgment of a court of competent jurisdiction.

(f)The Representative shall be obligated to perform such duties and only such duties as are specifically set forth in the Mauritius Companies Act and hereunder, and no implied duties or obligation shall be read against the Representative. The Representative shall not be under any obligation to take any action under the Indenture or hereunder which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its opinion, assured to it. The Representative shall have no obligation to expend its own funds or otherwise incur any financial liability in the performance of its obligations hereunder or under the Indenture.

(g)The Representative may at any time resign by giving written notice of its resignation to the Company and the Trustee and specifying the date on which its resignation shall become effective; provided that such date shall be at least 60 days after the date on which such notice is given unless the Company agrees to accept shorter notice. Upon receiving such notice of resignation, the Company shall promptly appoint a successor Representative by written instrument substantially in the form hereof in triplicate signed on behalf of the Company, one copy of which shall be delivered to the resigning Representative, one copy to the successor Representative and one copy to the Trustee.

Such resignation shall become effective upon the earlier of (i) the effective date of such resignation and (ii) the acceptance of appointment by the successor Representative, as provided below. The Company may, at any time and for any reason, remove the Representative and appoint a successor Representative, by written instrument in triplicate signed on behalf of the Company, one copy of which shall be delivered to the Representative being removed, one copy to the successor Representative and one copy to the Trustee. Any removal of the Representative and any appointment of a successor Representative shall become effective upon acceptance of appointment by the successor Representative. Upon its resignation or removal, the Representative shall be entitled to the payment by the Company of its compensation for the services rendered hereunder and to the reimbursement of all properly incurred out-of-pocket expenses incurred in connection with the services rendered by it hereunder.

(h)The Company shall remove the Representative and appoint a successor paying Representative if the Representative (i) shall become incapable of acting, (ii) shall be adjudged bankrupt or insolvent, (iii) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property,

(iv) shall consent to, or shall have had entered against it a court order for, any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceedings commenced against it, (v) shall make a general assignment for the benefit of creditors or (vi) shall fail generally to pay its debts as they become due.

(i)Any successor Representative appointed as provided herein shall execute and deliver to its predecessor and to the Company and the Trustee an instrument accepting such appointment (which may be in the form of an acceptance signature to the letter of the Company appointing such Representative) and thereupon such successor Representative , without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Representative and such predecessor shall pay over to such successor Representative all monies or other property at the time held by it hereunder.

Notwithstanding the above, the Company agrees with the Representative that if, no successor to such Representative has been appointed by the Company after 30 days from the notice of resignation or removal, such retiring Representative may, on behalf of and at the expense of the Company, itself appoint a successor Representative or the retiring Representative or the Company, or petition any court of competent jurisdiction for appointment of, as its successor Representative.

(j)The Representative shall treat all information relating to the Company as confidential, but (unless consent is prohibited by law) the Company consents to the transfer and disclosure by the Representative of any information relating to the Company to and between branches, subsidiaries, representative offices, affiliates of the Trustee, for confidential use in connection with the provision of any service under this letter and the Indenture. The Representative and any of its branch, subsidiary, representative office or affiliate may transfer and disclose any such information as required by any law, court regulator or legal process; provided that the Representative shall give the Company prompt written notice of such request so that the Company may seek a protective order or other remedy protecting such confidential information from disclosure so long as the provision of such notice is not contrary to applicable law.

(k)The Company hereby irrevocably waives, in favor of the Representative, any conflict of interest which may arise by virtue of the Representative acting in various capacities under the Indenture and this letter or for other clients of the Representative. The Company acknowledges that the Representative and its Affiliates (together, the “Representative Parties”) may have interests in, or may be providing or may in the future provide other services to other parties with interests which the Company may regard as conflicting with its interests and may possess information (whether or not material to the Company) other than as a result of the Representative acting as Representative hereunder, that the Representative may not be entitled to share with the Company. The Representative will not disclose confidential information obtained from the Company (without its consent) to any of the Representative’s other customers nor will it use on the Company’s behalf any confidential information obtained from any other customer. Without prejudice to the foregoing, the Company agrees that the Representative Parties may deal (whether for its own or its customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of the Indenture and this letter.

(l)The Representative may act through its attorneys, delegates and representatives and will not be responsible for the misconduct or negligence of any attorney, delegate or representative appointed with due care by it hereunder or for supervising the act or proceedings of such attorney, delegate or representative.

(m)In no event shall the Representative be responsible or liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, without limitation, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, rebellion, embargo, civil commotion or the like which restrict or prohibit the performance of the obligations hereunder, and other causes beyond its control whether or not of the same class or kind as specifically named above subject to the Representative having exercised due care and reasonable measures to minimize or mitigate the effects of such circumstances.

(n)The Representative is not obliged to do or omit to do anything which in its reasonable opinion, would or may be illegal or would constitute a breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Representative is subject.

(o)The Representative shall, on demand by the Trustee by notice in writing given to them and the Company at any time after an Event of Default has occurred, until notified by the Trustee to the contrary, as far as permitted by applicable law:

(i)act thereafter as Representative of the Trustee under the Indenture and the Notes mutatis mutandis on the terms provided in this letter (save for necessary consequential amendments and the Trustee’s liability under any provision hereof for the indemnification, remuneration and all other expenses of the Representative shall be limited to the amounts for the time being held by the Trustee in respect of the Notes on the trusts of the Indenture and after application of such sums in accordance with the Indenture in satisfaction of payment of sums) and thereafter hold all Certificates and moneys, documents and records held by them in respect of the Notes to the order of the Trustee.

(p)Any notice or communication to the Representative will be deemed given when sent by facsimile transmission, with transmission confirmed. Any notice to the Representative will be effective only upon receipt. The notice or communication should be addressed to the Representative at:

Representative

Dushyant Ramdhur, attorney at law, of Appleby (JV) Ltd & Cie, 7th Floor Happy World House, 37, Sir William Newton Street, Port Louis, Republic of Mauritius.

Attention: [•] With a copy to: The Trustee

HSBC Bank USA, National Association

[•]

Facsimile no.: [•] Attention: [•]

Any notice to the Company or the Trustee shall be given as set forth in the Indenture.

(q)Any amendment, supplement or waiver under the Indenture that adversely affects the Representative shall not affect the rights, powers, obligations, duties or immunities of the Representative unless the Representative has consented thereto.

(r)The Indenture, the Notes and this letter, together with fee proposal dated as at the date hereof between the Representative and the Company, contain the whole agreement between the parties relating to the subject matter of the Indenture and this letter and supersede any previous written or oral agreement between the parties in relation to the matters dealt with in the Indenture and this letter.

(s)This letter may be executed in counterparts, each of which shall be an original which together shall constitute one and same instrument.

The agreement set forth in this letter shall be construed in accordance with and governed by the laws of the law of Mauritius.

SIGNATURE PAGE TO NOTE HOLDERS REPRESENTATIVE APPOINTMENT LETTER

AZURE POWER SOLAR ENERGY PRIVATE LIMITED

Name:

Title: Director

SIGNATURE PAGE TO NOTE HOLDERS REPRESENTATIVE APPOINTMENT LETTER

Agreed and accepted:

REPRESENTATIVE

Name:

Title:

SIGNATURE PAGE TO NOTE HOLDERS REPRESENTATIVE APPOINTMENT LETTER

Acknowledged by:

HSBC Bank USA, National Association

Trustee

Name:

Title:

EXHIBIT I

FORM OF OPINION AND FORM OF OFFICER’S CERTIFICATE

A – FORM OF OPINION

[•], 20[•]

HSBC Bank USA, National Association, as Trustee and Notes Collateral Trustee

[•]

Azure Power Solar Energy Private Limited, as Issuer [•]

Ladies and Gentlemen:

We have been engaged by Azure Power Solar Energy Private Limited, a company with limited liability incorporated under the laws of Mauritius (the “Issuer”), to provide certain opinions in connection with the Issuer’s offering of US$350,101,000 in aggregate principal amount of its 5.65% senior notes due 2024 (the “Notes”). The Notes are governed by the Indenture (the “Indenture”), dated as of September 24, 2019, among the Issuer, Azure Power Global Limited and HSBC Bank USA, National Association, as trustee. This opinion letter is furnished pursuant to Section 4.14 of the Indenture.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

In arriving at the opinions expressed below we:

1.	have reviewed the following documents:
(a)	an executed copy of the Indenture;
(b)	the definitive documentation for the Onshore Debt;
(c)	the Currency Hedging Agreements included in the Required Hedging Arrangements (the “Currency Hedges”);
(d)	the schedules and confirmations for the Currency Hedges;
(e)	the term sheets for the Currency Hedges;
(f)	the U.S. Dollar cash flows with respect to the Notes; and
(g)	the cash flows with respect to the Onshore Debt;

2.have conducted a review of The Currency Hedging Agreements and the Issuer’s contracted cash flows and its scheduled payment obligations under the Indebtedness, the Notes and the Required Hedging Arrangements; and

3.have, in our opinion, made such examination and investigation as is necessary to enable us to express the informed opinions set out in paragraphs 1 and 2 below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, it is our opinion that:

1.The Currency Hedging Agreements included in the Required Hedging Arrangements comprise (i) a coupon swap on the interest payments due under the Notes on each Interest Payment Date to fully protect the Issuer against any depreciation in the Indian Rupee to the U.S. Dollar occurring after the date of each Incurrence of Original Onshore Debt; and (ii) a call spread option on the principal amount of the Notes that (a) will fully protect the Issuer against any depreciation in the Indian Rupee to the U.S. Dollar occurring after the date of each Incurrence of Original Onshore Debt if the Indian Rupee to U.S. Dollar spot rate is between the current spot rate in effect on the date of such Incurrence and the strike rate (which is at least up to the at the money forward), and (b) partially protect the Issuer (by receiving the same fixed payment) against any depreciation in the Indian Rupee occurring after the date of each Incurrence of Original Onshore Debt if the Indian Rupee to U.S. Dollar spot rate is above the strike rate (which is at least up to the at the money forward), in each case on the payment of principal due under the Notes at maturity.

2.The Issuer has sufficient contracted cash flows to satisfy all scheduled payment obligations under the Notes and the Required Hedging Arrangements. [The Issuer has sufficient contracted cash flows to satisfy all scheduled payment obligations under the Indebtedness incurred under Section 4.09(12) and any related hedging arrangements thereto, the Notes and the Required Hedging Arrangements*].

We are furnishing this letter to you in connection with the issuance of the Notes. This letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose. We assume no obligation to advise you, or to make any investigations, as to any factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

None of [•] or any of its officers, employees or agents shall be liable to the Holders, any beneficial owners of the Notes, the Trustee, the Notes Collateral Agent or any other person, including for any loss (whether a loss of profit, loss of opportunity or consequential loss), cost, expense or any other damage suffered by any such person, for any errors in calculations or determinations made by it hereunder, or any failure to make, or delay in making, any calculations or determinations (irrespective of whether such error, failure or delay affects any other calculations or determinations made hereunder) or otherwise in acting as Determination Agent. The foregoing does not affect the obligations of the Issuer and [•] pursuant to their separate engagement letter related to the services [•] is providing as Determination Agent.

Very truly yours, [•]

By:

*Please use the language in square brackets where the opinion is being furnished pursuant to Section 4.09(12) of the Indenture.

B – FORM OF OFFICER’S CERTIFICATE

[•], 20[•]

HSBC Bank USA, National Association, as Trustee and Notes Collateral Trustee

[•]

In connection with Azure Power Solar Energy Private Limited’s, a company with limited liability incorporated under the laws of Mauritius, (the “Issuer”) offering of US$350,101,000 in aggregate principal amount of its 5.65% senior notes due 2024 (the “Notes”), which are governed by the Indenture (the “Indenture”), dated as of September 24, 2019, among the Issuer, Azure Power Global Limited and HSBC Bank USA, National Association, as trustee, I [•] in my capacity as [Director] of the Issuer furnish this certificate pursuant to Section 4.14 of the Indenture. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

I hereby certify, in my capacity as a [Director] of the Issuer and not in my personal capacity, that:

1.I have reviewed the following documents:

(a)	an executed copy of the Indenture;
(b)	the definitive documentation for the Onshore Debt;
(c)	the Currency Hedging Agreements included in the Required Hedging Arrangements (the “Currency Hedges”);
(d)	the schedules and confirmations for the Currency Hedges;
(e)	the term sheets for the Currency Hedges;
(f)	the U.S. Dollar cash flows with respect to the Notes; and
(g)	the cash flows with respect to the Onshore Debt.

2.I, together with appropriate officers of the Issuer, have conducted a review of The Currency Hedging Agreements and the Issuer’s contracted cash flows and its scheduled payment obligations under the Indebtedness, the Notes and the Required Hedging Arrangements.

3.In my opinion, I have made such examination and investigation as is necessary to enable me to make an informed opinion and deliver the certifications set out in paragraphs 4 and 5 below.

4.The Currency Hedging Agreements included in the Required Hedging Arrangements comprise (i) a coupon swap on the interest payments due under the Notes on each Interest Payment Date to fully protect the Issuer against any depreciation in the Indian Rupee to the U.S. Dollar occurring after the date of each Incurrence of Original Onshore Debt; and (ii) a call spread option on the principal amount of the Notes that (a) will fully protect the Issuer against any depreciation in the Indian Rupee to the U.S. Dollar occurring after the date of each Incurrence of Original Onshore Debt if the Indian Rupee to U.S. Dollar spot rate is between the current spot rate in effect on the date of such Incurrence and the strike rate (which is at least up to the at the money forward), and (b) partially protect the Issuer (by receiving the same fixed payment) against any depreciation in the Indian Rupee occurring after the date of each Incurrence of Original Onshore Debt if the Indian Rupee to U.S. Dollar spot rate is above the strike rate (which is at least up to the at the money forward), in each case on the payment of principal due under the Notes at maturity.

5.The Issuer has sufficient contracted cash flows to satisfy all scheduled payment obligations under the Notes and the Required Hedging Arrangements. [The Issuer has sufficient contracted cash flows to satisfy all scheduled payment obligations under the Indebtedness incurred under Section 4.09(12) and any related hedging arrangements thereto, the Notes and the Required Hedging Arrangements *].

I am furnishing this certificate to you in connection with the issuance of the Notes. This certificate is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose. I assume no obligation to advise you, or to make any investigations, as to any factual matters arising subsequent to the date hereof that might affect the confirmations expressed herein.

Very truly yours, [•]

By:

*Please use the language in square brackets where the certificate is being furnished pursuant to Section 4.09(12) of the Indenture.

EXHIBIT J

FORM OF INTERCREDITOR AGREEMENT

Intercreditor Agreement

by and among

HSBC Bank USA, National Association

Indenture Trustee

The Super Senior Hedging Providers Listed in Part A of Schedule 1 Hereto HSBC Bank USA, National Association

Common Collateral Agent

Azure Power Solar Energy Private Limited

Issuer and

Azure Power Global Limited

Chargor

Dated September , 2019

This Intercreditor Agreement (as supplemented and amended from time to time, this “Agreement”), dated as of September , 2019, by and among:

(1)	HSBC Bank USA, National Association not in its individual capacity but solely as trustee for the Noteholders under the Indenture (the “Indenture Trustee”);
(2)	The Super Senior Hedging Providers listed in Part A of Schedule 1 hereto;
(3)

HSBC Bank USA, National Association as common collateral agent for the benefit of the Indenture Trustee (for itself and the benefit of the Noteholders) and the other Secured Parties (the “Common Collateral Agent”);

(4)	Azure Power Solar Energy Private Limited (the “Issuer”); and
(5)	Azure Power Global Limited as the chargor (the “Chargor”) under the Fixed Charge Agreement or other Shared Secured Documents.

Whereas:

(A)	The Issuer, the Chargor and the Indenture Trustee have entered into the Indenture and the Issuer has entered into the Super Senior Hedging Agreements.
(B)	The Issuer may from time to time incur additional Permitted Pari Passu Secured Indebtedness in accordance with the terms of the Indenture.
(C)

The Chargor has charged the Pari Passu Collateral to the Common Collateral Agent to provide a Security Interest for the Note Obligations, the Super Senior Hedging Obligations and any other Permitted Pari Passu Secured Obligations.

(D)	The execution of this Agreement is authorized under the Indenture.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

Definitions

1.1	In this Agreement (including the recitals):

“1992 ISDA Master Agreement” means the Master Agreement (Multicurrency – Cross Border) as published by the International Swaps and Derivatives Association, Inc.

“2002 ISDA Master Agreement” means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.

“Additional Notes” has the meaning given to such term in the Indenture.

“Agent” has the meaning given to such term in the Indenture and any similar agents for Permitted Pari Passu Secured Indebtedness.

“Close-Out Netting” means:

(a)

in respect of a Super Senior Hedging Agreement based on a 1992 ISDA Master Agreement, any step involved in determining the amount payable in respect of an Early Termination Date (as defined in the 1992 ISDA Master Agreement) under section 6(e) of the 1992 ISDA Master Agreement before the application of any subsequent set-off (as defined in the 1992 ISDA Master Agreement);

(b)	in respect of a Super Senior Hedging Agreement based on a 2002 ISDA Master Agreement, any step involved in determining an Early Termination Amount (as

1

defined in the 2002 ISDA Master Agreement) under section 6(e) of the 2002 ISDA Master Agreement; and

(c)

in respect of a Super Senior Hedging Agreement not based on an ISDA Master Agreement, any step involved on a termination of the transactions under that Super Senior Hedging Agreement pursuant to any provision of that Super Senior Hedging Agreement which has a similar effect to either provision referenced in paragraph (a) and paragraph (b) above.

“Business Day” means any day which is not a Saturday, Sunday, legal holiday or other day on which banking institutions in The City of New York, London, Mauritius or India are authorized by law or governmental regulation to close.

“Defaulting Hedging Provider” means any Hedging Provider in respect of which an Event of Default (as defined in the relevant Hedging Agreement) in relation to which such Hedging Provider is the Defaulting Party (as defined in the relevant Hedging Agreement) occurs.

“Enforcement Notice” means any enforcement notice to be delivered by the Common Collateral Agent to the Issuer and the Chargor to the effect that the Pari Passu Collateral has become enforceable as a result of the occurrence of an Event of Default that is continuing.

“Event of Default” has the meaning given to such term in any applicable Secured Party Document, provided that in respect of any Hedging Agreement based on a 1992 ISDA Master Agreement or 2002 ISDA Master Agreement, such term shall also include the occurrence or designation of an Early Termination Date with respect to all transactions thereunder resulting from any Termination Event as such term is defined in such Hedging Agreement. For the avoidance of doubt, the foregoing reference to a Termination Event under this definition shall not imply or be construed that a default or event of default has occurred under any agreement.

“Fixed Charge Agreement” means the Fixed Charge Agreement dated September 24, 2019 between the Chargor and the Common Collateral Agent in respect of the share capital of the Issuer.

“Hedging Agreements” means the hedging agreements entered into by the Issuer and the Hedging Providers (including any Hedging Providers acceding thereto) (as may be amended, supplemented or superseded from time to time) for the purpose of protecting the Issuer from fluctuations in currency exchange rates, interest rates or commodity prices and not for speculation.

“Hedging Obligation” means, as of any date of determination, the aggregate for each Hedging Agreement of:

(a)

the net amount payable to any or all of the Hedging Providers in connection with Hedging Agreements where the transactions under such Hedging Agreements have been closed out on or before such date of determination and the net amount calculated in accordance with the relevant Hedging Agreements; and

(b)

the net amounts that would be payable to any or all of the Hedging Providers in connection with Hedging Agreements if the transactions under such Hedging Agreements were closed out or terminated at or about 11:00 a.m. (London time) on such date of determination and such net amount calculated in accordance with the relevant Hedging Agreements; provided that if such aggregate net amount is a negative number the Hedging Obligation of the Hedging Providers will be zero, in each case, to be certified by the relevant Hedging Provider and as calculated in accordance with the relevant Hedging Agreement.

2

“Hedging Providers” means the persons identified in Schedule 1 hereto as having entered into Hedging Agreements (including, for the avoidance of doubt, the Super Senior Hedging Providers).

“Indenture” means the indenture dated as of September 24, 2019 relating to the Notes, as amended, restated, supplemented or otherwise modified from time to time.

“ISDA Master Agreement” means a 1992 ISDA Master Agreement or a 2002 ISDA Master Agreement, as applicable.

“Liabilities” means all present and future moneys, debts, liabilities and obligations due at any time by the Issuer to any Secured Party under the Secured Party Documents, both actual and contingent.

“Majority Secured Parties” means the Secured Parties which have provided a written instruction or instructions to the Common Collateral Agent hereunder and collectively represent more than 50% of the aggregate of the Note Obligations, the Hedging Obligations and any other Permitted Pari Passu Secured Obligations outstanding at such time, calculated based on the Common Collateral Agent’s spot rate of exchange for the purchase of the applicable currencies in U.S. Dollars in the London foreign exchange market at or about 11:00 a.m. (London time) on the date of determination.

“Majority Super Senior Hedging Providers” means the Super Senior Hedging Providers which have provided a written instruction or instructions to the Common Collateral Agent hereunder and collectively represent more than 50% of the aggregate Super Senior Hedging Obligations outstanding at such time, calculated in accordance with the Super Senior Hedging Agreements on the date of determination.

“Note Documents” means the Indenture and the Notes and such other agreements, instruments and certificates executed and delivered (or issued) by the Issuer or any Note Guarantor pursuant to the foregoing documents.

“Note Obligations” means all present and future obligations, contingent or otherwise, of the Issuer to the Indenture Trustee and the holders of the Notes arising under or pursuant to the Note Documents, including any interest, fees and expenses accruing after the initiation of any insolvency proceeding (irrespective of whether such interest, fees and expenses are allowed as a claim in such proceeding).

“Notes” means the Issuer’s US$350,101,000 5.65% Senior Secured Notes due 2024 and any Additional Notes.

“Note Guarantee” has the meaning given to it in the Indenture. “Noteholders” means the Holders (as such term is defined in the Indenture). “Payment Netting” means:

(a)	in respect of a Super Senior Hedging Agreement based on an ISDA Master Agreement, netting under section 2(c) of the relevant ISDA Master Agreement; and
(b)

in respect of a Super Senior Hedging Agreement not based on an ISDA Master Agreement, netting pursuant to any provision of that Super Senior Hedging Agreement which has a similar effect to the provision referenced in paragraph (a) above

“Pari Passu Collateral” means all assets charged, or purported to be charged, by the Issuer and the Chargor to the Common Collateral Agent under the Shared Security Documents, including proceeds thereof.

3

“Payment” means any payment, repayment, prepayment, redemption, defeasance or discharge of any principal, interest or other amount on or in respect of any of the Liabilities (or other liabilities or obligations).

“Permitted Pari Passu Secured Indebtedness” means any “Permitted Pari Passu Secured Indebtedness” as defined under and incurred in compliance with the terms of the Indenture.

“Permitted Pari Passu Secured Indebtedness Documents” means all agreements governing or evidencing Permitted Pari Passu Secured Indebtedness.

“Permitted Pari Passu Secured Obligations” means all present and future obligations, contingent or otherwise, of the Issuer to any holder of the Permitted Pari Passu Secured Indebtedness, that has (or the agent or representative thereof has) become a party hereto in its capacity as a Secured Party, arising under or pursuant to the Secured Party Documents to which such Permitted Pari Passu Secured Indebtedness relates, including any interest, fees and expenses accruing after the initiation of any insolvency proceeding (irrespective of whether such interest, fees and expenses are allowed as a claim in such proceeding).

“Person” means any individual, corporation, partnership, joint venture, association, joint- stock company, trust, unincorporated organization, limited liability company or government or other entity.

“proceeds” has the meaning given to such term set forth in Article 9 of the New York Uniform Commercial Code.

“Secured Parties” means, collectively, the Indenture Trustee for the benefit of the Noteholders, the Super Senior Hedging Providers and any holder (or any representative or agent thereof) of any other Permitted Pari Passu Secured Indebtedness that has been identified in Schedule 1 hereto and become a party to this Agreement pursuant to Section 8 hereof on behalf of itself or, as the case may be, holder(s) of Permitted Pari Passu Secured  Indebtedness.

“Secured Party Documents” means the Note Documents, the Super Senior Hedging Agreements and the other Permitted Pari Passu Secured Indebtedness Documents.

“Security Enforcement Objective” means maximizing, so far as is consistent with prompt and expeditious realization of value from enforcement of the Shared Security Interest, and in  a manner consistent with the provisions of this Agreement, including, in particular, the order of application of proceeds set forth in Section 5 hereof, the recovery by the Super Senior Hedging Providers, the Noteholders and the holders of other Permitted Pari Passu Secured Indebtedness.

“Security Enforcement Principles” means the principles set forth in Schedule 2 hereto.

“Security Interest” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to create any mortgage, pledge, security interest, lien, charge, easement or encumbrance of any kind).

“Shared Security Documents” means the Fixed Charge Agreement and any other document executed from time to time evidencing the Shared Security Interest, in each case as such may be amended, supplemented or modified from time to time.

“Shared Security Interest” means the Security Interest in favor of the Common Collateral Agent as agent for the Secured Parties created, or purported to be created, pursuant to the Shared Security Documents.

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“Super Senior Hedging Agreements” means the Hedging Agreements entered into by the Issuer for the purpose of protecting it from fluctuations in currency exchange rates or interest rates related to the Notes or Permitted Pari Passu Secured Indebtedness.

“Super Senior Hedging Providers” means the Hedging Providers that have entered into Super Senior Hedging Agreements.

“Super Senior Hedging Obligations” means the Hedging Obligations of the Super Senior Hedging Providers under the Super Senior Hedging Agreements.

1.2

A reference in this Agreement to any party or person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, including in the case of the Issuer, any successor to the Issuer under the Indenture.

1.3	Section, clause and schedule headings are for ease of reference only.

Pari Passu Security

2.1

Notwithstanding (a) the time, order or method of attachment or perfection of any Security Interests, the time or order of filing of financing statements (or similar filings in any applicable jurisdiction), or the giving of or failure to give notice of the acquisition or expected acquisition of purchase money or other Security Interest, (b) the manner in which the Shared Security Interest is acquired, whether by grant, statute or operation of law, subrogation or otherwise, (c) the fact that the Pari Passu Collateral or Shared Security Interest (or any portion thereof) is otherwise subordinated, voided, avoided, invalidated or lapsed and (d) any applicable law or any provision to the contrary in any Secured Party Document and the Shared Security Documents with respect to the Pari Passu Collateral and all proceeds of the Pari Passu Collateral, each Secured Party agrees that (i) the Security Interest of each Secured Party in the Pari Passu Collateral ranks and shall rank equally in priority with the Security Interest of the other Secured Parties in the Pari Passu Collateral and (ii) the Note Obligations, the Hedging Obligations and any other Permitted Pari Passu Secured Obligations rank and shall rank pari passu among themselves.

2.2

The agreements as to the priority of the Security Interest of each Secured Party in and to the Pari Passu Collateral provided for herein shall not be deemed to subordinate or otherwise affect in any respect the Security Interest securing any other indebtedness (which, for the avoidance of doubt, does not include any Note Obligations, Super Senior Hedging Obligations or other Permitted Pari Passu Secured Obligations) of the Issuer or the Chargor.

2.3

Each Secured Party agrees that it will not attack, contest or bring (or voluntarily join in) any action for the purpose of contesting the validity, perfection, priority or enforceability of the Security Interest of any other Secured Party or finance or urge any other Person to do so; provided that any Secured Party may enforce its rights and privileges hereunder without being deemed to have violated this provision. Any provision contained in this Agreement to the contrary notwithstanding, the terms and conditions of this Agreement shall not apply to any property or asset (including properties or assets (or proceeds thereof) that do not constitute Pari Passu Collateral) as to which one Secured Party has a Security Interest and as to which the other Secured Parties do not have a Security Interest.

Appointment of the Common Collateral Agent

3.1

Each Secured Party hereby irrevocably appoints and authorizes the Common Collateral Agent to act as its collateral agent under and in connection with the Shared Security Documents and this Agreement in accordance with laws of the State of New York or the law of another applicable jurisdiction, as the case may be, and authorizes the Common Collateral Agent to enter on its behalf and on behalf of the Noteholders (in the case of the Indenture Trustee), the Super Senior Hedging Providers and, if applicable, the holders of any other Permitted Pari

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Passu Secured Indebtedness to which such Secured Party relates, into the Shared Security Documents.

3.2

The Common Collateral Agent agrees and acknowledges that it shall hold the Pari Passu Collateral and any Security Interest thereon for the equal and ratable benefit of all Secured Parties in accordance with the terms of the Shared Security Documents and subject to the terms and conditions of this Agreement, including, in particular, the order of application of proceeds set forth in Section 5 hereof. Each of the Secured Parties agrees and acknowledges that the Shared Security Documents shall be subject to the terms and conditions of this Agreement in all circumstances, and further agrees that it shall pay all proceeds received or realized by it in relation to the Pari Passu Collateral granted in favor of it under the Shared Security Documents and any Security Interest thereon to the Common Collateral Agent for application and distribution in accordance with Section 5 hereof.

3.3

In addition to its rights, powers, privileges, limitations and exculpation set forth herein, the Common Collateral Agent shall be entitled, in acting as common collateral agent for the Secured Parties, to all of the rights, powers and privileges, and the benefit of the limitations and exculpations, as set out in the Shared Security Documents and the Secured Party Documents or in accordance with applicable laws and regulations.

3.4

As of the date hereof, this Agreement is entered into by the Indenture Trustee, the Super Senior Hedging Providers, the Common Collateral Agent, the Issuer and the Chargor pursuant to section 4.25 (Intercreditor Agreement and Priority) of the Indenture.

3.5

The Chargor shall deliver all original share certificates, transfer forms and all other perfection documents to the Common Collateral Agent on or prior to the date hereof under the Shared Security Documents and the Common Collateral Agent shall hold such documents subject to the terms of this Agreement.

3.6	Any Secured Party who is holding any perfection document shall deliver such perfection document to the Common Collateral Agent to hold such perfection documents for the benefit of all Secured Parties.
3.7

For the limited purpose of perfecting the Security Interests of the Secured Parties in those types or items of the Pari Passu Collateral, if any, in which a Security Interest may only be perfected by possession or control, any Secured Party that is in possession or control of such Pari Passu Collateral agrees that if it elects to relinquish possession or control of such Pari Passu Collateral, it shall deliver possession or control thereof to the Common Collateral Agent; provided that, no Secured Party shall be required to deliver any such Pari Passu Collateral or take any other action referred to in this Section to the extent that such action would contravene any law, order or other legal requirements, and in the event of a  controversy or dispute, such Secured Party may interplead any item of Pari Passu Collateral in any court of competent jurisdiction.

Enforcement; Written Instructions

4.1

Only the Common Collateral Agent (or any delegate, receiver or other Person appointed by the Common Collateral Agent in accordance with the Shared Security Documents or this Agreement) shall be entitled to act, or otherwise refrain from acting, in connection with, or enforce (including, without obligation, to perfect or continue the perfection of), the Shared Security Interest on behalf of the Secured Parties pursuant to the terms of the applicable Shared Security Document and this Agreement.

4.2

Each Secured Party agrees that, in relation to any instruction given by it to the Common Collateral Agent to take action in relation to depositing or maintaining any Pari Passu Collateral subject to a Shared Security Interest or any other action in respect of such Pari Passu Collateral, any Secured Party may provide to the Common Collateral Agent written

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instructions signed by an authorized person of such Secured Party; provided, however, that upon receipt of any such written instruction from any Secured Party, the Common Collateral Agent shall as soon as reasonably practicable provide the Issuer and the Chargor and the other Secured Parties with a copy of such instruction.

4.3

Upon the occurrence and during the continuance of an Event of Default, any Secured Party may, to the extent permitted or not restricted under the applicable Secured Party Document, notify in writing the Common Collateral Agent (with a copy to the other Secured Parties) of the occurrence of such Event of Default and may instruct in writing the Common Collateral Agent (with a copy to the other Secured Parties) to (i) enforce the Pari Passu Collateral and

(ii) deliver an Enforcement Notice to the Issuer and the Chargor (such instructions, the “Enforcement Instructions”); provided, however, that in the case of the Super Senior Hedging Providers, the Enforcement Instructions shall be given by or on behalf of the Majority Super Senior Hedging Providers. Upon receipt of an Enforcement Instruction, the Common Collateral Agent shall act, in accordance with written instructions received by it from the applicable Secured Party, to enforce on or against the Shared Security Interest subject to Sections 4.4, 4.5, 4.7 and 9 hereof provided, however, that upon receipt of an Enforcement Instruction, the Common Collateral Agent shall as soon as reasonably practicable provide the Issuer, the Chargor and the other Secured Parties accordingly with a copy of such Enforcement Instruction and such Enforcement Notice. Any Enforcement Instruction delivered pursuant to this Agreement shall expressly include instructions as to the actions to be taken by the Common Collateral Agent to enforce the Pari Passu Collateral and shall include a certification (upon which the Common Collateral Agent may conclusively rely) that the actions contemplated by such Enforcement Instruction complies with and is in accordance with the Security Enforcement Principles.

4.4	Notwithstanding any provision herein to the contrary but subject to Section 9 hereof, if the Common Collateral Agent identifies a conflict:
(a)	between Secured Parties’ interests in connection with any Enforcement Instructions; or
(b)	in the event that more than one of the Secured Parties issues Enforcement Instructions, between those Enforcement Instructions,

and the Common Collateral Agent believes in its sole and absolute discretion that the interests of the Secured Parties would be in conflict upon the exercise of those Enforcement Instructions, or that compliance with an Enforcement Instruction would cause the Common Collateral Agent to contravene another Enforcement Instruction, the Common Collateral Agent shall notify each Secured Party in writing not more than ten (10) Business Days after it becomes aware of such conflict that the Common Collateral Agent considers such a conflict exists and the Common Collateral Agent is not obligated to take any action if it identifies  such conflict; provided that, the Common Collateral Agent shall act in accordance with such Enforcement Instructions to the extent that such Enforcement Instructions do not conflict with each other and further provided that the Common Collateral Agent shall act in accordance with Section 9 hereof.

4.5

Notwithstanding anything to the contrary contained in this Agreement, if the Common Collateral Agent shall receive any instruction from any Secured Party with respect to any act or action (including failure to act) in connection with this Agreement or the Shared Security Documents, the Common Collateral Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received written instruction from any Secured Party and to the extent requested, indemnification and/or security and/or pre-funding to its satisfaction in respect of actions to be taken, and the Common Collateral Agent shall not incur liability to any Secured Party, any Noteholder or any holder of Permitted Pari Passu Secured Indebtedness or any other Person by reason of so refraining. Without limiting the foregoing,

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no party hereto shall have any right of action whatsoever against the Common Collateral Agent and the Common Collateral Agent shall incur no liability to any party hereto as a result of the Common Collateral Agent acting or refraining from acting hereunder in accordance with the instructions of the Secured Parties or under any Shared Security Document as provided for therein.

4.6

The Common Collateral Agent shall be entitled to seek directions as to the exercise or non- exercise of any of its rights, powers, or discretions from the instructing Secured Party and to seek clarification of any instruction previously given, and the Common Collateral Agent shall be entitled to refrain from acting in the absence of any, or any clear, written instructions.

4.7

The Common Collateral Agent may refrain from acting unless and until (a) clearly instructed in writing by a Secured Party as to whether or not any right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised and (b) it has received security and/or indemnity and/or pre-funding satisfactory to it.

4.8

The Common Collateral Agent shall be fully protected and not liable if it complies with any instructions of any Secured Party as the case may be with respect to any Enforcement Instruction in accordance with the provisions of this Section or any other instruction of a Secured Party provided pursuant to any Shared Security Document or this Agreement.

4.9	The Common Collateral Agent shall not be responsible to any Secured Party for any failure to enforce or to maximize the proceeds of any enforcement in respect of any Enforcement Instruction.
4.10

Each Secured Party agrees to certify to the Common Collateral Agent, (x) upon reasonable request of the Common Collateral Agent and (y) at any time when an instruction is provided by a Secured Party to the Common Collateral Agent hereunder, the outstanding principal amount of, as the case may be, the Notes or the Permitted Pari Passu Secured Indebtedness to which such Secured Party relates.

4.11

The Common Collateral Agent shall not be responsible for acting or refraining from acting unless instructed by any written instruction or Enforcement Instruction received by it pursuant to the terms of this Agreement or any Shared Security Document and shall not have any responsibility or liability to any interests arising from circumstances particular to any holder (whatever their number) as regards the exercise and performance of all powers, authorities, duties, discretions and obligations of the Common Collateral Agent in respect of the Pari Passu Collateral or the rights or benefits which are comprised in the Pari Passu Collateral. Prior to receiving any Enforcement Instruction from any Secured Party, the Common Collateral Agent shall be under no obligation to take any steps to call in or to enforce the Pari Passu Collateral and shall not be liable for any liability, damages, cost, loss or expense (including legal fees) and any value added tax thereon arising from any omissions on its part to take any such steps.

4.12	The Common Collateral Agent shall not be responsible and/or liable for the priority of the Pari Passu Collateral on enforcement.
4.13	The Issuer and the Chargor will promptly and diligently notify the Common Collateral Agent and each Secured Party of:
(a)	any occurrence of which they become aware which might:
(i)	adversely affect their ability to perform any of their obligations under, or otherwise to comply with any of the terms of, this Agreement; or
(ii)	jeopardize any assets comprising the Pari Passu Collateral; and

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(b)	any steps or action which they are taking, or are considering taking, to remedy or mitigate the effect of such occurrence.

Distribution of Proceeds and Release

Following the delivery of an Enforcement Instruction, the Issuer may not make any Payment in respect of any Liabilities except from the proceeds from any sale, collection, liquidation or enforcement of the Pari Passu Collateral, which shall be distributed by the Common Collateral Agent in accordance with the terms hereof and subject to the conditions of the relevant Shared Security Document, provided that the Payments prohibited by this Section 5 shall remain owing by the Issuer to the extent not paid. Notwithstanding any provision of this Agreement to the contrary, such proceeds shall be applied as follows:

(a)

first, to the Indenture Trustee, the Common Collateral Agent, the Agents and, to the extent applicable, any representative of holders of any Permitted Pari Passu Secured Indebtedness, to the extent necessary to reimburse the Indenture Trustee, the Common Collateral Agent, the Agents and any such representative for any unpaid fees, costs and expenses (including fees and expenses of legal counsel) incurred in connection with the collection or distribution of such amounts held or realized or in connection with expenses (including fees and expenses of legal counsel) incurred in enforcing its remedies under the Shared Security Documents and preserving the Pari Passu Collateral and all amounts for which the Indenture Trustee, the Common Collateral Agent, the Agents and any such representative are entitled to indemnification under the Shared Security Documents and this Agreement;

(b)	second, on a pro rata and pari passu basis to the Super Senior Hedging Providers (other than any Defaulting Hedging Providers) under Super Senior Hedging Obligations;
(c)

third, to the Indenture Trustee for the benefit of Noteholders and, to the extent applicable, holders of any Permitted Pari Passu Secured Indebtedness (or their representative) (other than the Super Senior Hedging Providers and any Defaulting Hedging Providers) on a pro rata and pari passu basis;

(d)	fourth, to any Defaulting Hedging Providers on a pro rata and pari passu basis; and
(e)	fifth, any surplus remaining after such payments will be paid to the Issuer or whomever may be lawfully entitled thereto.

Each party hereto agrees that any proceeds of the Pari Passu Collateral received or recovered by it in violation of the priorities set forth above and the other provisions of this Agreement shall be segregated and held in trust and promptly paid over to the Common Collateral Agent, in the same form as received, with any necessary endorsements, for application in accordance with the priorities set forth above.

Each Secured Party expressly authorizes and instructs the Common Collateral Agent to execute any and all documents (including releases) with respect to the Pari Passu Collateral and the rights of each of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the Shared Security Documents.

Resignation and Replacement of Common Collateral Agent

6.1	Resignation

The Common Collateral Agent may resign without giving any reason at any time by thirty

(30) calendar days’ prior written notice of resignation to each Secured Party, the Issuer and the Chargor.

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6.2	Removal
(a)

The Common Collateral Agent may be removed by sixty (60) days’ prior written notice of removal to the Common Collateral Agent from the Majority Secured  Parties, with a copy thereof to the Issuer and the Chargor.

(b)

If the Common Collateral Agent has resigned or has been removed by or on behalf of the Secured Parties, the Secured Parties (in consultation with the Issuer and Chargor (so long as no Event of Default has occurred and is continuing)) shall appoint a successor Common Collateral Agent and give notice of such successor Common Collateral Agent to the retiring Common Collateral Agent, the Issuer and the Chargor within thirty (30) calendar days of giving the foregoing notice of removal to the Common Collateral Agent or of receiving the foregoing notice of resignation from  the retiring Common Collateral Agent.

(c)

If a successor Common Collateral Agent has not been appointed, or has not accepted such appointment, within thirty (30) calendar days after the retiring Common Collateral Agent has given notice of resignation or has received notice of removal,  the retiring Common Collateral Agent may, at the expense of the Issuer, and with notice to the Issuer and the Chargor, appoint a successor Common Collateral Agent  or any one of the Secured Parties or the retiring Common Collateral Agent may apply to a court of competent jurisdiction for the appointment of a successor Common Collateral Agent or for other appropriate relief.

6.3	Effectiveness

A resignation or removal of the Common Collateral Agent and appointment of a successor Common Collateral Agent will become effective only upon:

(a)	the successor Common Collateral Agent’s acceptance of appointment as provided in this Section 6; and
(b)	the execution of all documents that are necessary to substitute the successor Common Collateral Agent hereunder pursuant to Section 6.4 hereof and under each of the Shared Security Documents.
6.4	Transfer of rights and interests

Upon delivery by the successor Common Collateral Agent of a written acceptance of its appointment to the retiring Common Collateral Agent and each Secured Party, and upon the execution of all documents that are necessary to substitute the successor Common Collateral Agent hereunder and under each of the Shared Security Documents:

(a)

the retiring Common Collateral Agent will at the expense of the Issuer and the Chargor transfer and assign all property and documents held by it as Common Collateral Agent to the successor Common Collateral Agent, subject to the Shared Security Interest;

(b)	the resignation or removal of the retiring Common Collateral Agent will become effective; and
(c)

the successor Common Collateral Agent will have all the rights, powers and duties of the retired Common Collateral Agent under this Agreement and the Shared Security Documents and the retiring Common Collateral Agent shall have no further duties, responsibilities or obligations hereunder.

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6.5	Failure to appoint successor Common Collateral Agent

Without prejudice to the Common Collateral Agent’s rights under Section 9 hereof in the event that:

(a)

the Common Collateral Agent has given notice of its resignation pursuant to Section 6.1 hereof, or any Secured Party has given notice to the Common Collateral Agent of its removal pursuant to Section 6.2 hereof; and

(b)

a successor Common Collateral Agent has not been appointed or has not accepted its appointment, or the requirements of Sections 6.3 and 6.4 hereof relating to the transfer of the rights and interests of the Common Collateral Agent to the successor Common Collateral Agent have not been satisfied, in each case within thirty

(30) calendar days of the date of delivery of such notice,

the Common Collateral Agent may, at its option, refuse to comply with any claims or demands, including without limitation, any Enforcement Instruction, and refuse to take any other action hereunder; provided, however, that the Common Collateral Agent shall inform each Secured Party, the Issuer and the Chargor in writing of its decision, and in any such event, the Common Collateral Agent shall not be liable in any way or to any person for its failure or refusal to act if the circumstances set out in this Section 6.5 occur, and the Common Collateral Agent shall be entitled to continue to so refuse to act and refrain from acting until the matters referred to in paragraph (b) above have been satisfied.

Super Senior Hedging Obligations

7.1

No payment may be made to a Super Senior Hedging Provider by (or on behalf of) the Issuer or the Common Collateral Agent if any scheduled payment due from that Super Senior Hedging Provider to the Issuer under a Super Senior Hedging Agreement is due and unpaid unless the scheduled payment due from that Super Senior Hedging Provider to the Issuer under a Super Senior Hedging Agreement based on a 1992 ISDA Master Agreement or 2002 ISDA Master Agreement is being withheld pursuant to the provisions of section 2(a)(iii) of such Super Senior Hedging Agreement.

7.2

Failure by the Issuer to make a payment to a Super Senior Hedging Provider which results solely from the operation of Section 7.1 hereof shall, without prejudice to Section 7.3 hereof, not result in a default, potential event of default, event of default or termination event (however described) by or in respect of the Issuer under that Super Senior Hedging Agreement.

7.3

The Issuer shall not be released from liability for failing to make any payment under the terms of any Super Senior Hedging Agreement by the operation of Section 7.1 hereof even if its obligation to make that payment is restricted at any time by Section 7.1 hereof.

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7.4

If, on termination of any transaction under any Super Senior Hedging Agreement occurring after the acceleration of the Notes or any Permitted Pari Passu Secured Indebtedness or the delivery of any Enforcement Instruction, a settlement amount or other amount (following the application of any Close-Out Netting or Payment Netting in respect of that Super Senior Hedging Agreement) falls due from a Super Senior Hedging Provider to the Issuer, then that amount shall be paid by that Super Senior Hedging Provider to the Common Collateral Agent, treated as the proceeds of enforcement of the Shared Security Interest and applied in accordance with the terms of this Agreement. The payment of such amount by the Super Senior Hedging Provider to the Common Collateral Agent in accordance with this Section 7.4 shall discharge the Super Senior Hedging Provider’s obligation to pay such amount to the Issuer.

7.5	For the avoidance of doubt, in the event of any inconsistency between the provisions of the Super Senior Hedging Agreement and this Section 7, this Section 7 will prevail.

Accession of Holders of Permitted Pari Passu Secured Indebtedness

Without prejudice to any provision of the Secured Party Documents, the Issuer may not incur Permitted Pari Passu Secured Indebtedness (other than Additional Notes or other indebtedness in respect of which the holders or their representative is already a party to this Agreement) and the Chargor may not create Security Interests on the Pari Passu Collateral unless the holder(s) (or a representative on its or their behalf) of such Permitted Pari Passu Secured Indebtedness agree(s) to become a party hereto pursuant to a supplement hereto substantially in the form of Exhibit A and the Common Collateral Agent is satisfied with its internal compliance procedures (including but not limited to Know Your Client checks) in respect of such additional party acceding to this Agreement. Upon (a) the due execution and delivery of such supplement by each such holder (or its representative) and (b) the satisfaction of any and all conditions under the Secured Party Documents to the incurrence of such Permitted Pari Passu Secured Indebtedness by the Issuer or the Chargor, such holder (or its representative) shall become a Secured Party (and a Super Senior Hedging Provider, if applicable) bound by the provisions hereof and Schedule 1 hereto shall be deemed to be amended to incorporate the particulars of such holder (or its representative) set forth in Annex A to such supplement. Without prejudice to any other provisions of this Agreement, this Section 8 shall not oblige any successor, assign or transferee under the Indenture to execute a supplement hereto. The Issuer shall promptly deliver to the Common Collateral Agent an updated Schedule 1 hereto reflecting such particulars.

Dispute

9.1

In the event of any disagreement between any Secured Parties or between a Secured Party and the Majority Secured Parties, or if the Common Collateral Agent believes at its sole and absolute discretion that any conflict has arisen:

(a)	between such Secured Parties’ interests in connection with any instructions given by any Secured Party; or
(b)	in the event that each of the Secured Parties issues any instructions with respect to the same or a similar subject, between those instructions,

any Secured Party or the Common Collateral Agent may deliver a notice to the other Secured Parties and the Common Collateral Agent, as applicable, and the delivery of such notice shall commence a 30 calendar day consultation period during which time the Secured Parties shall consult with each other in good faith with a view to coordinating the proposed instructions and keep the Common Collateral Agent informed of such consultation and coordination efforts. If consultation has taken place for at least 30 calendar days, there shall be no further obligation to consult and, the Common Collateral Agent may act in accordance with the

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instructions of the Majority Secured Parties, which shall be binding on all Secured Parties; provided that the Majority Secured Parties shall provide such instructions that comply with the Security Enforcement Principles; provided further that if no such instructions from the Majority Secured Parties are available, the Common Collateral Agent may, at its option, refuse to comply with any claims or demands, and refuse to take any other action hereunder, so long as such disagreement or conflict continues; provided further that if the Common Collateral Agent receives conflicting instructions as to whether or not to enforce the Shared Security Interest, the instructions that direct the Common Collateral Agent to enforce the Shared Security Interest shall prevail subject, in the case of Super Senior Hedging Providers, that any such instruction have come from the Majority Super Senior Hedging Providers, and in any such event, the Common Collateral Agent shall not be liable in any way or to any person for its failure or refusal to act if the circumstances set out in this Section 9.1 occur, and the Common Collateral Agent shall be entitled to continue to so refuse to act and refrain from acting until (i) the rights of all parties having or claiming an interest in the Shared Security Interest shall have been fully and finally adjudicated by a court of competent jurisdiction or the disagreement or, as the case may be, the conflict shall have been resolved by agreement between the Secured Parties (and the Secured Parties shall consult with one another in good faith for at least 30 calendar days with a view to resolving the disagreement or, as the case may be, the conflict), and (ii) the Common Collateral Agent shall, in the case of adjudication by a court of competent jurisdiction, have received a final order, judgment or decree by such court of competent jurisdiction, which order, judgment or decree is not subject to appeal, and in the case of resolution of differences by agreement, have received a notice in writing signed by an authorized person of each of the Secured Parties setting forth in detail the agreement. The Common Collateral Agent shall have the option, after 30 calendar days’ notice to the other parties of its intention to do so, to file an action in interpleader requiring the parties hereto to answer and litigate any claims and rights among themselves. The costs and expenses (including attorneys’ fees and expenses) properly incurred by the Common Collateral Agent in connection with such proceeding shall be paid by, and be the obligation of, the Issuer, and the Common Collateral Agent shall have the right to pay or reimburse itself for the prior payment of such fees and expenses from the Shared Security Interest.

9.2

The Common Collateral Agent may consult with legal counsel and/or professional advisors of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder, and shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel. The  Issuer agrees to reimburse the Common Collateral Agent on demand for all legal fees, disbursements and expenses properly incurred by the Common Collateral Agent in so consulting with legal counsel and the Common Collateral Agent shall have the right to pay or reimburse itself for the prior payment of such fees, disbursements and expenses from the Shared Security Interest.

Each Secured Party agrees or is deemed to agree that it shall provide or cause to be provided an Enforcement Instruction that is in accordance with the Security Enforcement Principles and, upon delivery of any Enforcement Instruction, shall be deemed to certify that such Enforcement Instruction is in accordance with the Security Enforcement Principles.

9.3

The parties hereto agree that any instructions given by any Secured Party to the Common Collateral Agent hereunder or any document executed in connection therewith shall in all circumstances be subject to this Section 9.

9.4	The rights of the Common Collateral Agent under this Section 9 are cumulative of all other rights which it may have by law or otherwise.

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Representations and Warranties

Each Secured Party, the Issuer and the Chargor, each individually, hereby represents and warrants that (i) this Agreement has been duly authorized, executed and delivered on its behalf by a person thereunto duly and validly authorized and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms and (ii) the execution and delivery of, and the performance of its obligations under, this Agreement do not violate any law or regulation applicable to it.

Successor Agent by Consolidation, Merger, Conversion or Transfer

If the Common Collateral Agent consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Common Collateral Agent with the same effect as if the successor Common Collateral Agent had been named the Common Collateral Agent.

Change of Indenture Trustee or Other Secured Parties

12.1

The Indenture Trustee may assign and transfer all of its rights and obligations hereunder to a replacement Indenture Trustee, or may resign or be removed, in accordance with the Indenture; provided that the Indenture Trustee shall give prompt notice to the other parties to this Agreement of such assignment, transfer, resignation or removal. Upon such assignment transfer, resignation or removal taking effect in accordance with the terms of the Indenture the replacement Indenture Trustee shall be, and be deemed to be, acting as trustee for each of the Noteholders (as well as for itself) for the purposes of this Agreement in place of the old Indenture Trustee.

12.2

Each of the other Secured Parties may assign and transfer all of its respective rights and obligations hereunder to a replacement Secured Party, or may resign or be removed, in accordance with the relevant Permitted Pari Passu Secured Indebtedness Document; provided that such Secured Party shall give prompt notice to the other parties to this Agreement of such assignment, transfer, resignation or removal. Upon such assignment, transfer, resignation or removal taking effect in accordance with the terms of the relevant Permitted Pari Passu Secured Indebtedness Document, the replacement Secured Party shall be, and be deemed to be, acting as the Secured Party for the purposes of this Agreement in place of the old Secured Party.

Indemnification

13.1

The Issuer agrees to be responsible for and will indemnify the Common Collateral Agent or any predecessor Common Collateral Agent and their agents, employees, officers and directors for, and hold it harmless against any loss or liability or properly incurred expense incurred by it without gross negligence or wilful misconduct on its part arising out of or in connection with the acceptance or administration of this Agreement and its duties under this Agreement, including (i) the properly incurred costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Agreement and

(ii) the reasonable compensation and properly incurred expenses and disbursements of the Common Collateral Agent’s agents and counsel and other persons not regularly within the Common Collateral Agent’s employ. This Section 13 shall survive the resignation or removal of the Common Collateral Agent and the termination of this Agreement.

13.2	References to the Common Collateral Agent in Sections 13, 14, 15 and 16 shall include any person selected by the Common Collateral Agent with due care to whom the Common

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Collateral Agent properly delegates any power, authority, duty or obligation under and in accordance with this Agreement.

Limitation on Liability

14.1

The Common Collateral Agent shall not be liable to any person (including without limitation the Issuer, the Chargor and the Secured Parties) for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or wilful misconduct on its part. The Common Collateral Agent is authorized to act, and shall not be liable for acting, in reliance upon any judgment, order, instruction, notice, certification, demand, consent, authorization, receipt, power of attorney or other writing delivered to it by any other party without being required to determine the authenticity or validity thereof, the correctness of any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgement or order. The Common Collateral Agent may act in reliance upon any signature believed by it to be genuine and may assume that such person has been properly authorized to do so. The Common Collateral Agent shall not be liable (i) for any indirect, consequential, punitive or special damages (including loss of business, goodwill, opportunity or profit), regardless of the form of action and whether or not (a) any such damages arise directly or indirectly, (b) any such damages were foreseeable or contemplated or the possibility of which was advised or known to the Common Collateral Agent or (c) the claim for such damages is made in negligence, breach of contract or otherwise or (ii) for the acts or omissions of any nominees, correspondents, designees, agents, delegates, subagents or subcustodians selected by the Common Collateral Agent with due care.

14.2	The Common Collateral Agent shall not be liable to account for interest on money paid to it by the Issuer.
14.3

The Common Collateral Agent is not responsible for and will make no investigation as to the title, ownership, value, sufficiency or existence of any of the assets which are the subject of the Pari Passu Collateral or as to the value or sufficiency of any Shared Security Document or this Agreement.

14.4	The Common Collateral Agent is not required to be the registered holder of title to any assets comprising the Pari Passu Collateral prior to enforcement.
14.5

The Common Collateral Agent is not responsible for and will make no investigation as to the existence, accuracy or sufficiency of any legal or other opinions, searches, reports, certificates, valuations or investigations given or required in connection with any of the Pari Passu Collateral.

14.6

The Common Collateral Agent shall be entitled to call for and rely on any certificate of any party hereto as to any matter on which the Common Collateral Agent requires to be satisfied. The Common Collateral Agent shall not be liable for acting or not acting (or relying) on such information in good faith.

14.7

In no event shall the Common Collateral Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties or in the exercise of any of its rights or powers under the Agreement. The Common Collateral Agent will be under no obligation to exercise any of its rights and powers under this Agreement unless it is offered security and/or indemnity and/or pre-funding satisfactory to it against any loss, liability or expense.

14.8	This Section 14 shall survive the resignation or removal of the Common Collateral Agent and the termination of this Agreement

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Notices; Electronic Communication

15.1

Any communication to be made under or in connection with this Agreement shall be made in English, in writing and, unless otherwise stated, may be made by fax, electronic transmission or letter. The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Agreement is identified with its name below (or any substitute address, email address or fax number or department or officer as the party may notify to the other parties by not less than five Business Days’ notice).

15.2	Any electronic communication made between the parties hereto will be effective only when actually received in readable form.

Miscellaneous

16.1

The Common Collateral Agent may use legal counsel, independent accountants and other professional advisers in connection with this Agreement, the Shared Security Documents or any other related documents and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisers. Before  the  Common Collateral Agent acts or refrains from acting, it may require an officer’s certificate and/or an opinion of counsel from any other party hereto. The Common Collateral Agent  shall not be liable for any action it takes or omits to take in good faith in reliance thereon.

16.2

The Common Collateral Agent shall only be obligated to perform duties expressly set out in this Agreement and the Shared Security Documents and no implied covenants or obligations shall be read into this Agreement, the Shared Security Documents or any other related documents. For the avoidance of doubt, except for the safe custody and preservation of the Pari Passu Collateral in its possession and the accounting for monies actually received by it, the Common Collateral Agent shall have no other duty with respect to the holding of the Pari Passu Collateral. The Common Collateral Agent shall be deemed to have provided safe custody and preservation of the Pari Passu Collateral in its possession if such Pari Passu Collateral is accorded treatment substantially equal to that which the Common Collateral Agent holds similar property as a third party agent.

16.3	The Common Collateral Agent may acquire an interest in the Notes or any Permitted Pari Passu Secured Indebtedness or be involved in any other transaction with the Issuer and/or the Chargor.
16.4

The Issuer will, including to the extent not otherwise reimbursed under Section 16.5 hereof, within 30 calendar days of demand by the Common Collateral Agent, pay or discharge all out-of-pocket costs, charges, taxes, liabilities and expenses properly incurred by the Common Collateral Agent in the preparation and execution of this Agreement and the performance of its functions under, and in any manner in relation to, this Agreement and the Shared Security Documents, including but not limited to, out-of-pocket expenses properly incurred seeking appropriate legal or financial advice to discharge its duties, legal and travelling expenses and any stamp, documentary or other taxes or duties paid or payable by the Common Collateral Agent in connection with any action or legal proceedings brought or contemplated by the Common Collateral Agent against the Issuer to enforce any provision of this Agreement or the Shared Security Documents. Such costs, charges, liabilities and expenses will (i) in the case of payments made by the Common Collateral Agent before such demand, carry interest from the date of demand at the rate of two per cent, per annum above the Common Collateral Agent’s cost of funds determined by the Common Collateral Agent on the date on which the Common Collateral Agent made such payments; and (ii) in other cases, carry interest at such rate from 30 calendar days after the date of the demand or (where the demand specifies that payment is to be made on an earlier date) from such earlier date. This Section 16.4 shall

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survive the resignation or removal of the Common Collateral Agent and the termination of this Agreement.

16.5

The Issuer shall pay the Common Collateral Agent such fees, costs and expenses as separately agreed upon in writing between the Issuer and the Common Collateral Agent. If the Common Collateral Agent receives any Enforcement Instructions and is required to perform duties that are not expressly contemplated under this Agreement, or if the Common Collateral Agent is requested to undertake duties which are of an exceptional nature or otherwise outside the scope of the Common Collateral Agent’s normal duties under this Agreement, the Issuer will pay such additional remuneration as they may agree (and which may be calculated by reference to the Common Collateral Agent’s normal hourly rate in place from time to time) or, failing such agreement as to any of the matters in this Section 16.5, as determined by an independent financial institution (acting as an expert and not as an arbitrator) selected by the Common Collateral Agent and, prior to the occurrence of an Event of Default that is continuing, also approved by the Issuer. The properly incurred expenses involved in such nomination and the financial institution’s reasonable fees will be paid by the Issuer. The determination of such financial institution will be conclusive and binding on the Issuer, the Common Collateral Agent and the Secured Parties. This Section 16.5 shall survive the resignation or removal of the Common Collateral Agent and the termination of this Agreement.

16.6	In case any term or provision of this Agreement conflicts with the terms or provisions of any Shared Security Documents, the terms and provisions of this Agreement shall govern.
16.7

The Common Collateral Agent is not required to monitor the performance (financial or otherwise) of the Issuer or any other Person, or the Issuer’s or any other Person’s performance of, or failure to perform, the obligations, duties and covenants set forth in the Secured Party Documents or the Shared Security Documents or any other document, and shall bear no responsibility for, or liability in connection with, the failure of any Person to perfect a security interest in the Pari Passu Collateral.

16.8

The Common Collateral Agent is not responsible for payment of any taxes or stamp duty as a result of (a) it holding any assets subject to a Security Interest or (b) it enforcing any Security Interest held by it. The Issuer and the Chargor shall be solely responsible for the payment of all such taxes and stamp duties.

16.9

The Common Collateral Agent is not responsible for making any deductions or withholdings in respect of taxes or other governmental charges in respect of any amounts paid by the Common Collateral Agent from the proceeds of any enforcement of the Shared Security Interest.  If any applicable law requires the deduction or withholding of any tax from any  such payment by the Common Collateral Agent, then the Common Collateral Agent shall be entitled to make such deduction or withholding and pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law.

16.10	The Common Collateral Agent is not responsible for the creditworthiness, financial and business condition or solvency of the Issuer, the Chargor or any other party providing any Pari Passu Collateral.
16.11

The Common Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default unless the Common Collateral Agent has received written notice from a Secured Party which has specified the same.

16.12

Notwithstanding anything to the contrary in this Agreement, the Secured Party Documents and the Shared Security Documents, the Common Collateral Agent shall not in any event be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Common Collateral Agent, including, but not limited to, by any existing or

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future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other energy or utility supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system or any event where, in the reasonable opinion of the Common Collateral Agent, performance of any duty or obligation under or pursuant to this Agreement would or may be illegal or would result in the Common Collateral Agent being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Common Collateral Agent is subject.

16.13

The Common Collateral Agent shall be regarded as acting through its agency division which shall be treated as a separate division from any other of its departments or divisions. If any information is received by another department or division of the Common Collateral Agent, unless the Common Collateral Agent has written notice of such information, it shall be treated as confidential to that other department or division and the Common Collateral Agent shall not be deemed to have notice of it.

16.14

The Common Collateral Agent will treat information provided hereunder as confidential, but (unless consent is prohibited by law) each of the Issuer and the Chargor hereby consents to the transfer and disclosure by the Common Collateral Agent of any information relating to it provided hereunder to and between branches, subsidiaries, representative offices, affiliates and agents of the Common Collateral Agent and third parties, in each case selected by the Common Collateral Agent with due care, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes). The Common Collateral Agent and any branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as required by any applicable law, regulatory authority or legal process.

16.15

The Common Collateral Agent is entitled to delegate instead of acting personally and is entitled to appoint attorneys and agents selected by it with due care and the Common Collateral Agent shall not be responsible for the acts or omissions of delegates, attorneys or agents appointed with due care by it hereunder or for monitoring or supervising such delegates’, attorneys’ or agents’ actions. The Common Collateral Agent shall not be responsible for the negligence or misconduct of any attorneys and agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Common Collateral Agent acted with gross negligence or wilful misconduct in the selection of such attorney or agent.

16.16

The Common Collateral Agent is not obliged to do or omit to do anything which in its opinion would or may be illegal, or would constitute a breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Common Collateral Agent is subject.

16.17

The Common Collateral Agent shall not be responsible for the registration, filing, protection or perfection of any Security Interest granted by or pursuant to this Agreement or any Shared Security Document, and shall not be responsible for ensuring that necessary registration, filing, protection or perfection are carried out to ensure that Security Interests capable of being registered, filed against, protected or perfected are so registered, filed against, protected or perfected.

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16.18	The Common Collateral Agent and its officers, directors, employees, attorneys and agents shall have no responsibility to make any investigation in relation to:
(a)	the execution, genuineness, legality, validity, effectiveness, enforceability, adequacy, accuracy, sufficiency or completeness of any Shared Security Documents or any other document;
(b)

the collectability of amounts payable under any Shared Security Documents or the observance by the Issuer or the Chargor or any other relevant party of its obligations under any Shared Security Document or any other document;

(c)	any determination or calculation made (or deemed made) by or on behalf of any person pursuant to any Shared Security Document or any Secured Party Document;
(d)	any accounts, books, records or files maintained by the Issuer, the Chargor, any Secured Party or any other party or in relation to any of the Pari Passu Collateral;
(e)

the scope or accuracy of any recitals, representations, warranties or statements made by or on behalf of the Issuer, the Chargor, any Secured Party or any relevant party (other than itself) in, or incorporated by reference into the Shared Security Documents, any Secured Party Document or any other documents entered into in connection with or pursuant to this Agreement or the Shared Security Documents;

(f)	the satisfaction of any conditions set forth in this Agreement or the Shared Security Documents or any related documents; and
(g)	the existence of any other Security Interest affecting any asset secured under the Shared Security Documents.
16.19

In addition to the trusts, powers, authorities and discretions conferred on the Common Collateral Agent by applicable law, the Common Collateral Agent shall have the following powers, authorities and discretions:

(a)

the Common Collateral Agent shall have sole and absolute discretion as to the exercise or performance or non-exercise or non-performance of each of the powers, authorities, duties, discretions and obligations under the Shared Security Documents and each of the other documents to which it a party or conferred on it by operation of law and the exercise or performance or non-exercise or non-performance of those powers, authorities, duties, discretions and obligations shall, as between itself and the other Secured Parties, be conclusive and binding on the other Secured Parties, in each case except as expressly provided otherwise in the Shared Security Documents or the other documents to which it is a party or unless otherwise instructed by a Secured Party;

(b)

the Common Collateral Agent, as between itself and the other Secured Parties, shall have full power to determine all questions arising in relation to any of the provisions of the Shared Security Documents, this Agreement and the Pari Passu Collateral and every such determination shall, as between itself and the other Secured Parties, be conclusive, in each case except as expressly provided otherwise in the Shared Security Documents or the other documents to which it is a party or unless otherwise instructed by a Secured Party in accordance with the Shared Security Documents and this Agreement;

(c)

any consent given by the Common Collateral Agent for the purposes of the Shared Security Documents, or any of the other documents may be given on such terms and subject to such conditions (if any) as the Common Collateral Agent in its discretion considers appropriate and the Common Collateral Agent may subsequently ratify anything for which its prior consent was required but not obtained, in each case

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except as expressly provided otherwise in the Shared Security Documents or the other documents to which it is a party or unless otherwise instructed by a Secured Party. Without prejudice to the generality of the foregoing, if a document specifies that the Common Collateral Agent is required to give its consent to any event, matter or thing or take such action if certain specified conditions are met, the Common Collateral Agent shall give its consent to that event, matter or thing or take such action upon it being satisfied, in its discretion, that those specified conditions have been met,  in each case except as expressly provided otherwise in the Shared Security Documents or the other documents to which it is a party or unless otherwise instructed by a Secured Party;

(d)

where it is necessary or desirable for any purpose in connection with the Shared Security Documents or this Agreement for the Common Collateral Agent to convert any sum held by it (or whether stipulated in any document presented to it) or for any other reason from one currency to another, the sum shall (unless otherwise provided in the Shared Security Documents or the Secured Party Documents or required by law) be converted at such spot rate or spot rates, in accordance with such method and as at such date for the determination of such spot rate of exchange, as may be specified by the Common Collateral Agent in its absolute discretion but acting in good faith and having regard to current spot rates of exchange, if available. Any spot rate, method and date so specified shall be binding on the Secured Parties, the Issuer and the Chargor; and

(e)

the Common Collateral Agent may at the expense of the Issuer and the Chargor (without double charging), make arrangements which it considers appropriate with any affiliate of the Common Collateral Agent for the safe custody of the Secured Party Documents.

16.20

Nothing will oblige the Common Collateral Agent to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Secured Party or any Agent (as defined under any Secured Party Document).

16.21	The Common Collateral Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another party and it may assume that such documents are correct and genuine.
16.22

The Common Collateral Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Secured Party Documents to be paid by the Common Collateral Agent if the Common Collateral Agent has without gross negligence or willful misconduct taken all reasonable steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Common Collateral Agent for that purpose.

16.23

Subject to Sections 4.4 and 9 hereof, in performing its duties and obligations as Common Collateral Agent and in exercising any rights, powers or discretions granted to it under this Agreement, the Common Collateral Agent shall act solely on the written instructions of the Secured Parties, and the Common Collateral Agent shall incur no liability to any party (including but not limited to the Issuer, the Chargor and the Secured Parties) for any action it takes, or refrains from taking, on the instructions of the Secured Parties. The right of the Common Collateral Agent to perform any discretionary act enumerated in this Agreement, any Shared Security Document or any related document shall not be construed as a duty.

16.24

Notwithstanding anything else herein contained, the Common Collateral Agent may refrain, without liability, from doing anything that would or might in its opinion be contrary to this Agreement, any Shared Security Document or any other document related to transactions contemplated herein, any law of any state or jurisdiction (including but not limited to Hong Kong, Mauritius, the United States of America or any jurisdiction forming a part of it and

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England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with this Agreement, any Shared Security Document, any other document related to transactions contemplated herein or any such law, directive or regulation.

16.25

The Common Collateral Agent shall not be under any obligation to insure any assets comprising the Pari Passu Collateral, and shall not be responsible for any loss that may be suffered by any person (including but not limited to the Issuer, the Chargor and the Secured Parties) as a result of, or the inadequacy of, any such insurance.

16.26	The Common Collateral Agent shall have no responsibility or obligation to ensure any Enforcement Instruction or any other instruction received by it complies with the Security Enforcement Principles.
16.27

The rights, privileges, protections, immunities and benefits given to the Common Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by (i) the Common Collateral Agent in each document related hereto to which it is a party and (ii) the entity serving as the Common Collateral Agent in each of its capacities hereunder and in each of its capacities as under any related document whether or not specifically set forth therein and each agent, custodian and other Person employed to act hereunder and under any related document, as the case may be.

16.28

The Common Collateral Agent shall not be liable for failing to comply with its obligations in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other Person which are not received or not received by the time required.

16.29	The Common Collateral Agent shall not be required to take any action if taking such action

(A) would subject the Common Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax, or (B) would require the Common Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified.

16.30	The Common Collateral Agent is not responsible for the creditworthiness or solvency of the Issuer or the Chargor.

Corporate Actions

The Common Collateral Agent does not, and shall not be deemed to, assume any responsibility to monitor any corporate actions affecting the Shared Security Interest. The Common Collateral Agent shall have no responsibility and shall not be liable for ascertaining or acting upon any calls, conversions, exchange offers, tenders, interest rate changes, or similar matters relating to the Shared Security Interest unless the Common Collateral Agent shall have received written and timely notice of the same. The Common Collateral Agent  does not, and shall not be deemed to, assume any responsibility or incur any liability for any act or omission to act with respect to any discretionary corporate action affecting the Shared Security Interest. In the event the Common Collateral Agent receives notice of any discretionary corporate action in respect of the Shared Security Interest, the Common Collateral Agent shall promptly notify each Secured Party and request written instructions from the Secured Parties in respect of discretionary corporate actions and shall use commercially reasonable efforts to act upon such instructions. In the absence of such instructions, the Common Collateral Agent shall not be obligated to take any action in respect of the discretionary corporate action affecting the Shared Security Interest.

Termination

This Agreement shall terminate upon the earlier to occur of (i) the distribution of all assets subject to a Shared Security Interest, and (ii) the Common Collateral Agent’s receipt of (A) a

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joint written instruction signed by each Secured Party advising the Common Collateral Agent that this Agreement has terminated and instructing the Common Collateral Agent either to discharge the Shared Security Interest or to distribute the Pari Passu Collateral to the Indenture Trustee or another Secured Party as provided for therein, or (B) a written confirmation from each Secured Party confirming that no amounts remain outstanding under the relevant Secured Party Document.

Amendment

Any amendment of this Agreement (other than the accession of any Secured Party on behalf of holders of Permitted Pari Passu Secured Indebtedness pursuant to Section 8 hereof) shall  be binding only if evidenced by a document in writing signed by each of the parties hereto. Notwithstanding the foregoing, any amendment of this Agreement to remove any Secured Party upon the satisfaction and discharge, defeasance or other satisfaction in full of all obligations of the Issuer or the Chargor secured by the Pari Passu Collateral under  the Secured Party Documents to which such Secured Party is party shall be binding if evidenced by a document in writing signed by such Secured Party and acknowledged by the Common Collateral Agent.

Governing Law; Consent to Jurisdiction; Waiver of Immunities; Waiver of Jury Trial

20.1	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
20.2

Each of the parties hereto hereby irrevocably and unconditionally submits to the non- exclusive jurisdiction of any New York State or United States Federal court sitting in the Borough of Manhattan, the City of New York over any suit, action or proceeding arising out of or relating to this Agreement or any transactions contemplated hereby. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an convenient forum. To the extent that any party hereto, has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect of itself or its property, such a party hereto irrevocably waives such immunity in respect of its obligations hereunder. The parties hereto agree that any judgment in any such suit, action or proceeding, brought in such a court shall be conclusive and binding upon the parties hereto, and, to the extent permitted by applicable law, may be enforced in any court to the jurisdiction of which any of the parties hereto, is subject by a suit upon such judgment or in any manner provided by law, provided that service of process is effected upon the parties hereto, in the manner specified in the following subclause or as otherwise permitted by applicable law.

20.3

During the term of this Agreement, each of the Issuer, the Chargor and the Secured Parties will at all times maintain an authorized agent in the City of New York, upon whom process may be served in any legal action or proceeding arising out of or relating to this Agreement (each, a “Process Agent”). Service of process upon such agent and written notice of such service mailed or delivered to the Issuer, the Chargor or the applicable Secured Party, as the case may be, shall to the fullest extent permitted by applicable law be deemed in every respect effective service of process upon the Issuer, the Chargor or the applicable Secured Party, as the case may be, in any such legal action or proceeding. Each of the Issuer, the Chargor and the Secured Parties hereby agree to take any and all action as may be necessary to maintain the designation and appointment of an agent in full force and effect until the termination of this Agreement. The name and address of the Process Agent of each of the Issuer and the Chargor are set forth with its name below (or the name and address of any substitute Process Agent of any such party may be notified by such party to the other parties by not less than  five Business Days’ notice).

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20.4

The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any suit, action or proceeding (including appeals) arising out of or relating to this Agreement.

20.5

EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Counterparts; Signatures

This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. Facsimile, or electronic transmission of, signatures on counterparts of this Agreement shall be deemed original signatures with all rights accruing thereto.

Severability

The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision. If any provision of this Agreement is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

Conflict

Each of the parties hereto irrevocably waives in favor of HSBC Bank USA, National Association. any conflict of interest which may arise by virtue of HSBC Bank USA, National Association or any of its affiliates acting in various capacities under this Agreement, the Note Documents and the Shared Security Documents or any other documents. Each of the parties hereto recognizes that the Common Collateral Agent (acting individually and not in the capacity as the Common Collateral Agent) and its affiliates may engage in transactions and/or business adverse to the parties hereto or in which parties adverse to the parties hereto may have interests. Nothing in this Agreement shall (i) preclude the Common Collateral Agent (acting individually and not in the capacity as the Common Collateral Agent) and any of its affiliates from engaging in such transactions or business, or (ii) obligate the Common Collateral Agent or any of its affiliates to (A) disclose such transactions and/or business to the parties hereto, or (B) account for any profit made or payment received in, or as a part of, such transactions and/or business. Nothing herein shall be deemed to (i) give rise to a partnership or joint venture, or (ii) establish a fiduciary or similar relationship, among the parties hereto and the Common Collateral Agent. HSBC Bank USA, National Association hereby confirms that in its capacity as the Common Collateral Agent it is acting under this Agreement as security agent for the Indenture Trustee for the benefit of the Noteholders, the Super Senior Hedging Providers and any holder of any other Permitted Pari Passu Secured Indebtedness who becomes a party to this Agreement pursuant to Section 8 hereof, in respect of the assets subject to the Shared Security Interest and solely in accordance with the terms and conditions set forth in this Agreement.

Exclusive Benefit

Except as specifically set forth in this Agreement, this Agreement is for the exclusive benefit of the parties hereto and their respective successors and permitted assigns hereunder, and  shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

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Same Rights. In entering into or in taking (or forbearing from) any action under or pursuant to this Agreement, the Indenture Trustee shall have and be protected by all of the rights, powers, immunities, indemnities and other protections granted to the Indenture Trustee under the Indenture. Notwithstanding anything herein to the contrary, for purposes of any Enforcement Instruction or any other instruction provided to the Indenture Trustee or any action taken by the Indenture Trustee, the parties acknowledge and agree that such instruction or action shall have been provided by or taken by the Indenture Trustee at the direction of the requisite Noteholders pursuant to the terms of the Indenture and related documents and the Indenture Trustee, individually or in such capacity, will not be liable for any actions taken as a result of such instruction or action. Any deemed certification with respect to an  Enforcement Instruction given by the Indenture Trustee shall be deemed to be a certification of the Noteholders directing the Indenture Trustee to have given such Enforcement  Instruction and shall not be deemed to be a certification of the Indenture Trustee.

Language

Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

(a)	in English; or

(b)if not in English, and if so required by the Common Collateral Agent, accompanied by a certified English translation at the Chargor’s cost and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

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HSBC Bank USA, National Association

as Indenture Trustee

By:

Name:

Title:

Address:

Fax:

Attention:

Name and address of Process Agent:

Attention:

Signature Page to the Intercreditor Agreement

HSBC Bank USA, National Association

as Common Collateral Agent

By:

Name:

Title:

Address:

Fax:

Attention:

Name and address of Process Agent:

Attention:

Signature Page to the Intercreditor Agreement

Barclays Bank PLC

as Super Senior Hedging Provider

By:

Name:

Title:

Address:

Fax:

Attention:

Name and address of Process Agent:

Attention:

Signature Page to the Intercreditor Agreement

Credit Suisse AG

as Super Senior Hedging Provider

By:

Name:

Title:

Address:

Fax:

Attention:

Name and address of Process Agent:

Attention:

Signature Page to the Intercreditor Agreement

The Hongkong and Shanghai Banking, Corporation Limited

as Super Senior Hedging Provider

By:

Name:

Title:

Address:

Fax:

Attention:

Name and address of Process Agent:

Attention:

Signature Page to the Intercreditor Agreement

Deutsche Bank AG

as Super Senior Hedging Provider

By:

Name:

Title:

Address:

Fax:

Attention:

Name and address of Process Agent:

Attention:

Signature Page to the Intercreditor Agreement

Standard Chartered Bank (Singapore) Limited

as Super Senior Hedging Provider

By:

Name:

Title:

Address:

Fax:

Attention:

Name and address of Process Agent:

Attention:

Signature Page to the Intercreditor Agreement

UBS AG

as Super Senior Hedging Provider

By:

Name:

Title:

Address:

Fax:

Attention:

Name and address of Process Agent:

Attention:

Signature Page to the Intercreditor Agreement

Azure Power Solar Energy Private Limited

as Issuer

By:

Name:

Title:

Address:

Fax:

Attention:

Name and address of Process Agent:

Attention:

Signature Page to the Intercreditor Agreement

Azure Power Global Limited

as Chargor

By:

Name:

Title:

Address:

Fax:

Attention:

Name and address of Process Agent:

Attention:

Signature Page to the Intercreditor Agreement

Schedule 1

Holders of Permitted Pari Passu Secured Indebtedness

Part A: Super Senior Hedging Provider

Holder	Description of Permitted Pari Passu Secured Indebtedness
The Hongkong and Shanghai Banking Corporation Limited

Hedging Obligations under a 2002 ISDA Master Agreement dated on or about the date of this Agreement with respect to (i) a coupon swap on the interest payments due under the Notes and/or

(ii) a call spread option on the principal amount of the Notes

Barclays Bank PLC

Hedging Obligations under a 2002 ISDA Master Agreement dated on or about the date of this Agreement with respect to (i) a coupon swap on the interest payments due under the Notes and/or

(ii) a call spread option on the principal amount of the Notes

Credit Suisse AG

Hedging Obligations under a 2002 ISDA Master Agreement dated on or about the date of this Agreement with respect to (i) a coupon swap on the interest payments due under the Notes and/or

(ii) a call spread option on the principal amount of the Notes

Deutsche Bank AG

Hedging Obligations under a 2002 ISDA Master Agreement dated on or about the date of this Agreement with respect to (i) a coupon swap on the interest payments due under the Notes and/or

(ii) a call spread option on the principal amount of the Notes

Standard Chartered Bank (Singapore) Limited

Hedging Obligations under a 2002 ISDA Master Agreement dated on or about the date of this Agreement with respect to (i) a coupon swap on the interest payments due under the Notes and/or

(ii) a call spread option on the principal amount of the Notes

UBS AG

Hedging Obligations under a 2002 ISDA Master Agreement dated on or about the date of this Agreement with respect to (i) a coupon swap on the interest payments due under the Notes and/or

(ii) a call spread option on the principal amount of the Notes

Part B: Holders of other Permitted Pari Passu Secured Indebtedness

Holder	Description of Permitted Pari Passu Secured Indebtedness

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Schedule 2

Security Enforcement Principles

1.	The primary and overriding aim of any enforcement of the Shared Security Interest shall be to achieve the Security Enforcement Objective.

2.

Without prejudice to the Security Enforcement Objective, all or substantially all of the proceeds of any enforcement of the Shared Security Interest received by the Common Collateral Agent shall be in cash or cash equivalent investments.

3.

Any enforcement of the Shared Security Interest must be prompt and expeditious, it being acknowledged that, subject to the other provisions of this Agreement, the time frame for the realization of value from any such enforcement will be determined by the Majority Secured Parties, provided that it is consistent with the Security Enforcement Objective.

4.

On any proposed enforcement of the Shared Security Interest other than by way of public auction, the applicable Secured Parties shall have delivered to the Common Collateral Agent an opinion from a Financial Adviser (and the applicable Secured Parties shall provide Enforcement Instructions that are consistent with such opinion and the methods described therein):

(i)	on the optimal method of enforcing the Shared Security Interest so as to achieve the Security Enforcement Principles and maximize the recovery of such enforcement;

(ii)	that the proceeds received from such enforcement are fair from a financial point of view after taking into account all relevant circumstances; and

(iii)	that such enforcement is otherwise in accordance with the Security Enforcement Objective.

For these purposes, “Financial Adviser” means an independent, reputable and internationally recognized investment bank, firm of accountants or other professional firm which is regularly engaged in providing valuations of companies similar or comparable to the Issuer.

5.	Such opinion will, except in the case of manifest error, be conclusive evidence that the Security Enforcement Objective has been met.

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Exhibit A

Form of Supplement to Intercreditor Agreement

SUPPLEMENT TO INTERCREDITOR AGREEMENT, dated as of [●], made by [●], as [agent/trustee/hedging provider] (the “New Secured Party”) [for and on behalf of the finance parties under the facility agreement dated [●]]/[for and on behalf of itself and the noteholders under an indenture dated [●]]/[under the hedging agreement dated [●]] (the “New Finance Document”) pursuant to the Intercreditor Agreement dated as of [●], 2019 (as may be amended, restated or supplemented from time to time, the “Intercreditor Agreement”), among Azure Power Solar Energy Private Limited (the “Issuer”), Azure Power Global Limited (the “Chargor”), HSBC Bank USA, National Association, as Indenture Trustee, [●] [and [●]], as Super Senior Hedging Provider[s], and HSBC Bank USA, National Association, as Common Collateral Agent. Unless otherwise defined herein, capitalized terms used and not defined herein shall have the meanings given to them in the Intercreditor Agreement.

For purposes of this Supplement, “New Secured Obligations” means all present and future obligations, contingent or otherwise, of the Issuer [and [●]] arising under or pursuant to the New Finance Document, including any interest, fees and expenses accruing after the initiation of any insolvency proceeding (irrespective of whether such interest, fees and expenses are allowed as a claim in such proceeding).

For good and valid consideration, the sufficiency of which hereby is acknowledged, the New Secured Party hereby agrees as follows:

(a)

It shall be a Secured Party [and a Super Senior Hedging Provider] for all purposes under the Intercreditor Agreement and the documents executed in connection therewith, and, as such, shall be deemed to be a Secured Party [and a Super Senior Hedging Provider] for such purposes;

(b)

It shall (i) be bound by all covenants, agreements, acknowledgments and other terms and provisions applicable to it as a Secured Party [and a Super Senior Hedging Provider] pursuant to the Intercreditor Agreement and the documents executed in connection therewith to the same extent, and in the same manner, as if it (in its capacity as a Secured Party [and a Super Senior Hedging Provider]) were a direct party thereto, (ii) perform all obligations required of it pursuant to the Intercreditor Agreement and such other documents executed in connection therewith and (iii) be entitled to the benefits of a Secured Party [and a Super Senior Hedging Provider] under the Intercreditor Agreement and the documents executed in connection therewith;

(c)	The New Secured Obligations shall constitute Permitted Pari Passu Secured Indebtedness [and Super Senior Hedging Obligations] for purposes of the Intercreditor Agreement;
(d)

Notwithstanding (i) the time, order or method of attachment or perfection of any Security Interest, the time or order of filing of financing statements (or similar filings in any applicable jurisdiction), or the giving of or failure to give notice of the acquisition or expected acquisition of purchase money or other Security Interest,

(ii) the manner in which the Shared Security Interest is acquired, whether by grant, statute or operation of law, subrogation or otherwise, (iii) the fact that the Pari Passu Collateral or Shared Security Interest (or any portion thereof) is otherwise subordinated, voided, avoided, invalidated or lapsed and (iv) any applicable law or any provision to the contrary in any Secured Party Document and the Shared Security Documents with respect to the Pari Passu Collateral and all proceeds of the Pari Passu

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Collateral, the New Secured Party agrees that (x) the Security Interest of the New Secured Party in the Pari Passu Collateral ranks and shall rank equally in priority with the Shared Security Interest of the other Secured Parties in the Pari Passu Collateral and (y) the Note Obligations, the Hedging Obligations, the New Secured Obligations and any other Permitted Pari Passu Secured Obligations, the holder (or representative or agent thereof) of which is a party to the Intercreditor Agreement pursuant to Section 8 thereof from time to time, rank and shall pari passu among themselves.

The New Secured Party hereby represents that it is a holder of Permitted Pari Passu Secured Indebtedness or a trustee or agent for or on behalf of the holders of any Permitted Pari Passu Secured Indebtedness and has the authority to execute and deliver this Supplement on behalf of itself or the holders of such Permitted Pari Passu Secured Indebtedness.

The New Secured Party hereby acknowledges that it has received and reviewed an executed copy of the Intercreditor Agreement (including, without limitation, all amendments, restatement, supplements and other modifications thereto) and each of the documents referred to therein (including, without limitation, all amendments, supplements and other modifications thereto).

Upon the effectiveness of this Supplement, Schedule 1 to the Intercreditor Agreement shall be deemed to be amended to incorporate the particulars of the New Secured Party set forth in Annex A hereto.

This Supplement shall become effective upon the delivery by the New Secured Party to the Common Collateral Agent, each other Secured Party, the Issuer and the Chargor of a counterpart hereof duly executed by the New Secured Party. This Supplement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. Facsimile, or electronic transmission of, signatures on counterparts of this Supplement shall be deemed original signatures with all rights accruing thereto.

The address for notices to the New Secured Party, and the name and address of its Process Agent, is set forth on the signature pages hereof.

THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE NEW SECURED PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN. THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR THE INTERCREDITOR AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE NEW SECURED PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN CONVENIENT FORUM.

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[Name of New Secured Party]

[as [agent/trustee/hedging provider]]

Name:

Title:

Address:

Fax:

Attention:

Name and address of Process Agent:

Accepted and Agreed:

HSBC Bank USA, National Association

as Common Collateral Agent

Name:

Title:

Azure Power Solar Energy Private Limited

as Issuer

Name:

Title:

Azure Power Global Limited

as Chargor

Name:

Title:

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Annex A

Particulars of New Secured Party

Holder	Description of Permitted Pari Passu Secured Indebtedness

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EXHIBIT K

FORM OF OFFICER’S CERTIFICATE

[ ☐ ], 20[ ☐ ]

[Notes Collateral Agent] [ ☐ ]

Fax:[ ☐ ] Attention:[ ☐ ]

Dear Sirs,

Please pay the following amount from the Escrow Account no. [ ˜ ] pursuant to Section 4.27(b)(1) of the Indenture dated as of [ ˜ ], 2019, as amended from time to time, between Azure Power Solar Energy Private Limited, Azure Power Global Limited and HSBC Bank USA, National Association as Trustee, Notes Collateral Agent and Common Collateral Agent, to the account specified below:

Subscription Amount	INR [☐ ]
U.S. Dollar Equivalent	US$[ ☐ ]
Value date	[ ☐ ]
Name of Issuer(s) of Onshore Debt	[ ☐ ]
Correspondent Bank	[ ☐ ]
Correspondent Bank Swift Code	[ ☐ ]
Beneficiary Bank	[ ☐ ]
Swift Code	[ ☐ ]
Beneficiary Account Number	[ ☐ ]
Beneficiary Account Name	[ ☐ ]
Payment Reference	[ ☐ ]

The undersigned hereby certifies that the above actions are authorized and permitted by the Indenture, the Notes, any Note Guarantee, the Intercreditor Agreement and any Collateral Documents and all conditions precedent thereto have been complied with.

Yours faithfully,

Authorized Signatory

Azure Power Solar Energy Private Limited

EXHIBIT L

FORM OF OFFICER’S CERTIFICATE

[ ☐ ], 20[ ☐ ]

[Trustee and Notes Collateral Agent] [ ☐ ]

Fax:[ ☐ ] Attention:[ ☐ ]

Dear Sirs,

Pursuant to Section 4.27(b)(2) of the Indenture dated [ ˜ ], 2019 as amended from time to time between Azure Power Solar Energy Private Limited, Azure Power Global Limited and HSBC Bank USA, National Association as Trustee, Notes Collateral Agent and Common Collateral Agent, we hereby instruct you to terminate the Escrow Account, the details of which are provided below, and provide us with a written declaration within five Business Days of receipt of this letter that the Notes Collateral Document is hereby cancelled and terminated. All capitalized terms used herein shall have the same meanings ascribed to it in the Indenture.

Beneficiary Bank	[ ☐ ]
Swift Code	[ ☐ ]
Beneficiary Account Number	[ ☐ ]
Beneficiary Account Name	[ ☐ ]

The undersigned hereby certifies that the above actions are authorized and permitted by the Indenture, the Notes, any Note Guarantee, the Intercreditor Agreement and any Collateral Documents and all conditions precedent thereto have been complied with.

Yours faithfully,

Authorized Signatory

Azure Power Solar Energy Private Limited